As filed with the Securities and Exchange Commission on December 22, 2017

Registration No. 333-222008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1

FORM S-1/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Q BIOMED INC.
 (Name of Issuer in Its Charter)

Nevada
(State or other jurisdiction of incorporation)
2834		30-0967746
(Primary Standard Industrial Classification Code Number)		(IRS Employer Identification No.)

c/o Ortoli Rosenstadt LLP
501 Madison Avenue – 14th Floor
New York, NY 10022
Telephone: 212-588-0022
Fax: 212-826-9307

(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nascent Group Inc.
1000 N. Green Valley Parkway, #440-484
Henderson, NV 89704
(702) 879-8565

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________

Copies of communications to:
William S. Rosenstadt, Esq. Ortoli Rosenstadt LLP 501 Madison Avenue - 14th Floor New York, New York 10022 (212)-588-0022	Gregory Sichenzia, Esq. Jay Yamamoto, Esq. Sichenzia Ross Ference Kesner LLP 1185 Avenue of the Americas, 37th Floor New York, New York 10036 (212) 930-9700

_______________________

As soon as practicable after this registration statement becomes effective.
Approximate date of commencement of proposed sale to the public

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.001 par value per share
Common Stock, underlying warrants (3)
Common Stock, underlying placement agent warrants (3)
Total	$8,000,000	$996

(1)	The securities registered hereunder also include the shares of common stock as may be issued upon exercise of warrants registered hereby.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.
(3)
  Pursuant to Rule 416 under the Securities Act, there are also being registered such additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be resold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated December 22, 2017

PROSPECTUS
Shares of Common Stock

Warrants to Purchase Shares of Common Stock

We are offering          shares of our common stock and          warrants to purchase a share of our common stock. Each share of common stock is being sold together with a warrant to purchase up to           of a share of our common stock on a best-efforts, any-or-all basis, at an assumed combined offering price of $           per share of common stock and accompanying one warrant as determined by arm's-length negotiations between the purchaser and us . The shares and warrants can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance.

Each warrant is exercisable to purchase one share of common stock for a period of five years from their date of issuance. Each warrant will have an initial exercise price per share that is 110% of the price per Share in this offering. This prospectus also covers the shares of common stock issuable from time to time upon exercise of the warrants.

We have not made any arrangements to place funds raised in this offering in an escrow, trust or similar account. Any investor who purchases securities in this offering will have no assurance that other purchasers will invest in this offering. Accordingly, if we file for bankruptcy protection or a petition for insolvency bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws.

This offering may be closed without further notice to you. We have not arranged to place the funds from investors in an escrow, trust or similar account.

Our common stock is listed on the OTCQB under the symbol “QBIO.” On December 21, 2017, the last reported sale price of our common stock on the OTCQB was $ 4.05.

There is no established trading market for the warrants, and we do not expect an active trading market to develop. In addition, we do not intend to list the warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of the warrants will be limited, if not non-existent.

Investing in our securities involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	100% of Offering		50% of Offering		25% of Offering
	Per Share	Total	Per Share	Total	Per Share	Total
Public offering price
Placement agents’ fees (1)(2)
Proceeds to us, before expenses

(1)
In addition, we will reimburse certain expenses of the placement agents in connection with this offering. See “Plan of Distribution” of this prospectus for more information regarding the compensation arrangements with the placement agents.

(2)	Does not include the placement agent warrants

We have engaged Roth Capital Partners, LLC to act as our lead placement agent and Brookline Capital Markets LLC to act as co-lead placement agent in connection with this offering. The placement agents are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. The placement agents may engage one or more sub-placement agents or selected dealers to assist with this offering. The placement agents are not purchasing the securities offered by us, nor are they required to sell any specific number or dollar amount of securities, but will assist us in this offering on a commercially reasonable “best efforts” basis. There are no arrangements to place the funds raised in this offering in an escrow, trust or similar account. We have agreed to pay the placement agents a cash fee equal to 8% of the gross proceeds of this offering and to issue to the placement agents, or their designees, a warrant to purchase that number of our common stock equal to 6% of the common stock issued or issuable in the offering (excluding shares of common stock issuable upon the exercise of any warrants issued to investors in the Offering). The cash and warrant fee mentioned above is to be halved for certain investments made by parties introduced by us. We have also agreed to reimburse the placement agents for their reasonable out-of-pocket legal and other expenses up to $50,000. We estimate that the total other expenses of this offering, excluding the placement agents’ fees, will be approximately $75,000. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agents’ fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. See “Plan of Distribution” of this prospectus for more information on this offering and the placement agents’ arrangements. All costs associated with the registration will be borne by us.

Delivery of the securities offered hereby is expected to be made on or about             , 2017, subject to the satisfaction of certain conditions.

Lead Placement Agent Roth Capital Partners	Co-Lead Placement Agent Brookline Capital Markets

The date of this prospectus is            , 2017

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock. Before making an investment decision, you should carefully read the entire prospectus. In particular, attention should be directed to the sections entitled “Risk Factors”, “Business”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto contained herein.

Business Overview

We are a biotechnology acceleration and development company focused on acquiring and in-licensing pre-clinical, clinical-stage and approved life sciences therapeutic products. Currently, we have a portfolio of four therapeutic products, including an FDA approved product, Strontium 89, a radiopharmaceutical for metastatic cancer bone pain, and three development stage products: QBM-001 for rare pediatric non-verbal autism spectrum disorder, Uttroside-B for liver cancer, and MAN 01 for glaucoma. Our Strontium 89 is the only generic form of Metastron (Strontium-89 Chloride injection) approved by the FDA. We aim to maximize risk-adjusted returns by focusing on multiple assets throughout the discovery and development cycle. We expect to benefit from early positioning in illiquid and/or less well known privately-held assets, thereby enabling us to capitalize on valuation growth as these assets move forward in their development.

Our mission is to:

(i)
license and acquire pre-commercial innovative life sciences assets in different stages of development and therapeutic areas from academia or small private companies;

(ii)
license and acquire FDA approved drugs and medical devices with limited current and commercial activity; and

(iii)
accelerate and advance our assets to the next value inflection point by providing strategic capital, business development and financial advice and experienced sector specific advisors.

In 2018, we plan: (i) to generate revenue from our Strontium 89 product for pain palliation in bone metastases as well as commence a therapeutic expansion post-marketing phase 4 trial for this product; and (ii) to commence a phase 2/3 pivotal trial with our QBM-001 asset to address a non-verbal learning disorder in autistic children. In 2019, we plan to file investigational new drug applications, or INDs, with FDA for each of our Uttroside-B and MAN 01 assets for the treatment of liver cancer and glaucoma, respectively.

Following is a summary of our product pipeline.

Strontium 89

Strontium 89 is an FDA approved generic drug for pain palliation in bone metastases, primarily from breast, prostate and lung cancers. Our product is the only FDA approved generic version of this radiopharmaceutical and is reimbursable by Medicare and other healthcare insurance payors. Strontium 89 is a pure beta emitting radiopharmaceutical. It is a chemical analog of calcium and for this reason, localizes in bone. There is a significant concentration of both calcium and strontium analogs at the site of active osteoblastic activity. This is the biochemical basis for its use in treating metastatic bone disease.

Strontium 89 shows prolonged retention in metastatic bone lesions with a biological half-life of over 50 days, remaining up to 100 days after injection of the radiopharmaceutical, whereas the half-life in normal bone tissue is approximately 14 days. Strontium-89 has been shown to decrease pain in patients with osteoblastic metastases resulting from prostate cancer. When Strontium-89 Chloride is used, pain palliation occurs in up to 80% of patients within 2 to 3 weeks after administration and lasts from 3 to 12 months with an average of about 6 months.

In the United States, of the estimated 450,000 individuals newly diagnosed with either breast or prostate cancer, one in three will develop bone metastases, a common cause of pain in cancer patients. These figures are expected to increase as the potential patient population ages.

Strontium 89 is a non-opioid drug for the treatment of debilitating metastatic cancer pain in the bone. We believe there is a significant opportunity to market this effective drug as practitioners and caregivers are being encouraged to reexamine their use of opiates for treating patients in pain. We estimate the palliation market to be approximately $300 million annually. Additional therapeutic indications for Strontium 89 are possible, and we intend to pursue those in 2018, hopefully resulting in entry into a multi-billion dollar therapeutic area.

QBM 001

Causes of non-verbal learning disorder have been linked to several complications that range from a specific mutated gene as with Fragile X Syndrome and Dravet Syndrome or autoimmunity, where the body’s immune system is attacking parts of the brain. Trauma, microbial infections and environmental factors have also been linked to non-verbal learning disorder. Ongoing research is helping to further explain the root cause of why children become non-verbal or minimally verbal.

Children born into families where there is a genetic history of autism or epileptic spectrum disorders or that have a sibling that has been diagnosed with an autistic or epileptic spectrum disorder have a much higher chance of becoming non-verbal.

More than 60,000 US children develop Autism Spectrum Disorders (“ASD”) every year, of whom 20,000 become non-verbal. A similar number of children with ASD symptoms in Europe develop pediatric non-verbal disorder each year. No drugs are currently available to ameliorate this condition. In the United States, of the estimated 20,000 who become non- or minimally verbal and will require assisted living for the rest of their life. The lifetime cost of that care is estimated at $10 million per person.

Cognitive intervention is the only form for treatment that has shown to help improve speech capability and social interaction; however, it has not been able to alleviate the lifetime burden of $10 million per person for cost of care. This is compounded by an additional $10 million during the lifespan of the person due to loss in productivity in addition to severe emotional strain for the child and the parents.

We are developing QBM-001 to be administered to high-risk genetically identified children during the second year of life to regulate faulty membrane channels that are known to cause migraines and/or seizures. This drug acts as an allosteric regulator of these faulty channels in the brain to potentially alleviate the condition and allow toddlers to actively develop language and speech and avoid life-long speech and intellectual disability of being non-verbal.

As there are no treatment options for these patients, we believe there is a significant economic opportunity to bring a drug to market in this indication. The active ingredient in QBM-001 is well known and has been approved by worldwide regulators for many years. Using a novel delivery and formulation for the active ingredient, we intend to advance this drug through the 505(b)(2) pathway in a single phase 2/3 clinical trial that we intend to commence in 2018.

UTTROSIDE-B

The liver is the football-sized organ in the upper right area of the belly. Symptoms of liver cancer are uncommon in the early stages. Liver cancer treatments vary, but may include removal of part of the liver, liver transplant, chemotherapy, and in some cases radiation. Primary liver cancer (hepatocellular carcinoma) tends to occur in livers damaged by birth defects, alcohol abuse, or chronic infection with diseases such as hepatitis B and C, hemochromatosis (a hereditary disease associated with too much iron in the liver), and cirrhosis. In the United States, the average age at onset of liver cancer is 63 years. Men are more likely to develop liver cancer than women, by a ratio of 2 to 1.

The only currently marketed drug is a tryosine kinase inhibitor antineoplastic agent, sorafinib. Current sales of sorafinib are estimated at $1 billion per year.

Uttroside-B appears to affect phosphorylated JNK (pro survival signaling) and capcase activity (apoptosis in liver cancer). It is a natural compound fractionated Saponin derived from the Solarim Nigrum plant. It is a small molecule that showed in early investigation to increase the cytotoxicity of a variety of liver cancer cell types and importantly to be up to ten times more potent than Sorafenib in pre-clinical studies. This potency motivates us to work with our partners to synthesize the molecule and move into a clinical program. We expect to initiate clinical work in late 2018.

MAN 01

We are developing MAN 01 as a first-in-class therapeutic eye-drop for the treatment of Primary Open Angle Glaucoma.

MAN 01 targets the Schlemm's canal and its role in regulating interocular eye pressure, one of the leading causes of glaucoma. No other glaucoma company is targeting the Schlemm's canal, the main drainage pathway in the eye. This unique vessel is responsible for 70-90% of the fluid drainage in the eye. MAN 01 is currently in the lead optimization stage of its pre-clinical testing. We plan to initiate IND enabling studies is 2018 and file an IND in 2019.

We believe that a deep pipeline of novel therapeutics can be developed from this research platform, which would treat a spectrum of vascular diseases including cystic kidney disease, pediatric glaucoma and inflammation.

Recently, a number of significant deals and announcements have been made in the ophthalmology space. Aerie Pharmaceuticals, Inc. announced successful efficacy data from its first phase III registration study, Mercury 1, on Roclatan. Roclatan (once daily) is being evaluated for its ability of lowering intraocular pressure, or IOP, in patients with glaucoma or ocular hypertension. The success of this Aerie trial is an indication of the importance of this market, and the acute need for novel drugs to treat the over 60 million sufferers of this disease. In addition, in October 2015, Allergan plc, a leading global pharmaceutical company, acquired AqueSys, Inc. a private clinical stage medical device company focused on developing ocular implants that reduce IOP associated with glaucoma, in an all-cash transaction for a $300 million upfront payment and regulatory approval and commercialization milestone payments related to AqueSys' lead development programs.

Corporate Information

Our principal executive offices are located at 501 Madison Avenue, 14th Floor, New York, NY 10022, and our telephone number is (212) 588-0022.

The Offering

Securities offered	shares and warrants.
Common stock outstanding immediately before the Offering:	shares as of December , 2017
Common stock outstanding immediately after the Offering:
If we sell 100% of the shares offered hereby,            shares will be outstanding and, assuming the purchasers exercise the warrants and no additional shares are issued prior to completion of their exercise,            shares will be outstanding.

If we sell 50% of the shares offered hereby,            shares will be outstanding and, assuming the purchasers exercise the warrants and no additional shares are issued prior to completion of their exercise,             shares will be outstanding.

If we sell 25% of the shares offered hereby,             shares will be outstanding and, assuming the purchasers exercise the warrants and no additional shares are issued prior to completion of their exercise,             shares will be outstanding.

Leak-out agreement
 Until the earlier of (i)           , 2018 and (ii) the fifth consecutive trading day during which the VWAP (as defined in the warrants) for each such trading day during such period is equal to or exceeds $          per share, each investor either alone or together with its affiliates, in this offering will be limited to selling no more than       % of the daily trading volume of the common stock on such trading day, including shares of common stock or shares of common stock underlying any convertible securities (including any shares of common stock acquirable upon exercise of purchased warrants).

Use of Proceeds:
The proceeds that we receive in this offering depends on the public offering price and the number of shares that we sell hereunder. Assuming a public offering price of $ per share (the last reported sale price of our common stock on OTCQB on December , 2017) and after estimated Placement agents’ discounts and commission and estimated offering expenses payable by us, we will receive net proceeds of

● $            if we sell 100% of the shares;

● $            if we sell 50% of the shares; and

● $            if we sell 25% of the shares.

We intend to use the proceeds from the sale of the shares for, in our current order of importance, (i) general corporate purposes, (ii) initiating commercial production and sales of Strontium89 Chloride (“SR89”), an FDA approved generic drug for the treatment of pain associated with metastatic bone cancer, (iii) progressing the pre-IND work on, and IND submission of, QBM001 for the treatment of young children with a rare autistic spectrum disorder causing them to lose the ability to speak, (iv) protocol design and regulatory submission for a post marketing Phase IV clinical trial to expand the therapeutic indication for SR89, and (v) IND enabling studies for both Uttroside-B (Liver cancer drug) and MAN01 for the treatment of open angle glaucoma.

If all of the warrants are exercised as issued in a 100% offering, we will receive additional gross proceeds of $             , and we will receive gross proceeds of $            if the placements agents’ warrants are exercised. We intend to use any such proceeds for general corporate and working capital or other purposes that our Board of Directors deems to be in our best interest.  As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds we may receive upon exercise of the warrants.  Accordingly, we will retain broad discretion over the use of these proceeds, if any.

Quotation of common stock:	Our common stock is listed for quotation on the OTCQB market under the symbol “QBIO.”
Dividend policy:	We currently intend to retain future earnings, if any, to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends on our common stock.
Risk factors:
An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

OTCQB Ticker	QBIO
v

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

Risks Related to our Company

If we do not obtain additional financing, our business may be at risk or execution of our business plan may be delayed.

As of the date hereof, we have raised our operating funds through contacts, high net-worth individuals and strategic investors situated in the United States and Cayman Islands. We have not generated any revenue from operations since inception. We have limited assets upon which to commence our business operations and to rely otherwise.  At August 31, 2017, we had cash and cash equivalents of approximately $2.5 million. As we have a monthly burn rate of approximately $500,000, we anticipate that we will have to raise additional funds within twelve months or curtail or discontinue operations if we do not receive net proceeds of approximately $5,000,000 in this offering, which would mean that we would have to sell at least %       of the shares offered hereby at the assumed offering price of $            (the last reported sale price of our common stock on the OTCQB on December     , 2017) and taking into account the placement agents’ commission and offering expenses. Additional funding will be needed to implement our business plan that includes various expenses such as fulfilling our obligations under licensing agreements, legal, operational set-up, general and administrative, marketing, employee salaries and other related start-up expenses. Obtaining additional funding will be subject to a number of factors, including general market conditions, investor acceptance of our business plan and results from our business operations. These factors may impact the timing, amount, terms or conditions of additional financing available to us. If we are unable to raise sufficient funds, we will be forced to scale back or cease our operations.

Our independent registered public accountant has issued a going concern opinion after auditing our financial statements; our ability to continue depends on our ability to raise additional capital and our operations could be curtailed if we are unable to obtain required additional funding when needed.

We will be required to expend substantial amounts of working capital in order to acquire and market our proposed products and establish the necessary relationships to implement our business plan. We were incorporated on November 22, 2013. Our operations to date were funded entirely by capital raised from our private offering of securities. We will continue to require additional financing to execute our business strategy.  We completely depend on external sources of financing for the foreseeable future. Failure to raise additional funds in the future will adversely affect our business operations and may require us to suspend our operations, which in turn may result in a loss to the purchasers of our common stock. We entirely depend on our ability to attract and receive additional funding from either the sale of securities or the issuance of debt securities. Needed funds might never be available to us on acceptable terms or at all. The inability to obtain sufficient funding of our operations in the future could restrict our ability to grow and reduce our ability to continue to conduct business operations. The report of our independent registered public accounting firm on our financial statements, included herein, raised substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends on our ability to raise additional capital. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans which could cause us to become dormant. Any additional equity financing may involve substantial dilution to our then existing stockholders.

Our business relies on intellectual property owned by third parties, and this reliance exposes us to the termination of the right to use that intellectual property and may result in inadvertent infringement of patents and proprietary rights of others.

Currently, we have four assets. Our business depends on:

●
our ability to continuously use the technology related to an eye drop treatment for glaucoma, our Mannin platform, that we have licensed from Mannin Research Inc.,

●
our ability to continuously use our intellectual property relating to generic Strontium Chloride-89, our BioNucleonics platform, that we have licensed from Bio-Nucleonics, Inc.,

●
our ability to continuously use our intellectual property relating to a rare pediatric condition (nonverbal disorder), our ASDERA platform, that we have licensed from ASDERA LLC and

●
our ability to continuously use our intellectual property relating to a chemical compound derived from the plant Solanum nigrum Linn, also known as Black Nightshade or Makoi, that we seek to use to create a chemotherapeutic agent against liver cancer, our uttroside platform, and that we have licensed from the Rajiv Gandhi Centre for Biotechnology, an autonomous research institute under the Government of India, known as RGCB, and the Oklahoma Medical Research Foundation, or the OMRF.

If the licenses were to terminate, we would lose the ability to conduct our business pursuant to our plan of operations.  Our ability to pursue our business plan would then depend on finding alternative platforms to license.  We may not be able to find an attractive platform on a timely and cost effective basis, and even if we did, such platform might be inferior to the ones we currently have a license to use and may not be attractive to potential customers.

Many entities, including some of our competitors, have or may obtain patents and other intellectual property rights that cover or affect products or services related to those assets that we license.  If a court determines that one or more aspect of the licensed platform infringes on intellectual property owned by others, we may be required to cease using that platform, to obtain licenses from the owners of the intellectual property or to redesign the platform in such a way as to avoid infringing the intellectual property rights. If a third party holds intellectual property rights, it may not allow us to use its intellectual property at any price, which could materially adversely affect our competitive position.

The Mannin platform, BioNucleonics platform, the ASDERA platform and the Uttroside platform may potentially infringe other intellectual property rights. U.S. patent applications are generally confidential until the Patent and Trademark Office issues a patent. Therefore, we cannot evaluate the extent to which the licensed platform may infringe claims contained in pending patent applications. Further, without lengthy litigation, it is often not possible to determine definitively whether a claim of infringement is valid.  We may not be in a position to protect the intellectual property that we license as we are not the owners of that intellectual property and do not currently have the financial resources to engage in lengthy litigation.

Failure to maintain the license for, or to acquire, the intellectual property underlying any license or sublicense on which our plan of operations is based may force us to change our plan of operations.

We have to meet certain conditions to maintain the licenses for the intellectual property underlying the Mannin platform, the BioNucleonics platform, the ASDERA platform and the Uttroside platform and to acquire such intellectual property. Such conditions include payments of cash and shares of common stock, obtaining certain governmental approvals, initiating sales of products based on the intellectual property and other matters. We might not have the resources to meet these conditions and as a result may lose the licenses to the intellectual property that is vital to our business.

We lack an operating history and have not generated any revenues to date. Future operations might never result in revenues. If we cannot generate sufficient revenues to operate profitably, we may have to cease operations.

As we were incorporated on November 22, 2013 and more recently changed business direction, we do not have sufficient operating history upon which an evaluation of our future success or failure can be made. Our ability to achieve and maintain profitability and positive cash flow depends upon our ability to manufacture a product and to earn profit by attracting enough customers who will buy our product or services.  We might never generate revenues or, if we generate revenues, achieve profitability. Failure to generate revenues and profit will eventually cause us to suspend, curtail or cease operations.

We may be exposed to potential risks and significant expenses resulting from the requirements under section 404 of the Sarbanes-Oxley Act of 2002.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting. We expect to incur significant continuing costs, including accounting fees and staffing costs, in order to maintain compliance with the internal control requirements of the Sarbanes-Oxley Act of 2002. Our management concluded that our internal controls and procedures were not effective to detect the inappropriate application of US GAAP for our most recent fiscal year. As we develop our business, hire employees and consultants and seek to protect our intellectual property rights, our current design for internal control over financial reporting must be strengthened to enable management to determine that our internal controls are effective for any period, or on an ongoing basis.  Accordingly, as we develop our business, such development and growth will necessitate changes to our internal control systems, processes and information systems, all of which will require additional costs and expenses.

In the future, if we fail to complete the annual Section 404 evaluation in a timely manner, we could be subject to regulatory scrutiny and a loss of public confidence in our internal controls. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

Limited oversight of our management may lead to corporate conflicts.

We have only two directors who are also officers. Accordingly, we cannot establish board committees comprised of independent members to oversee functions like compensation or audit issues. In addition, since we only have two directors, they have significant control over all corporate issues.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our shareholders have limited protections against interested director transactions, conflicts of interest and similar matters.  The Sarbanes-Oxley Act of 2002, as well as rules enacted by the SEC, the New York Stock Exchange and the Nasdaq Stock Market, requires the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on the New York Stock Exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions, we have not yet adopted these measures and, currently, would not be able to comply with such corporate governance provisions. We do not have an audit or compensation committee comprised of independent directors. Our two directors perform these functions and are not independent directors. Thus, there is a potential conflict in that our directors are also engaged in management and participate in decisions concerning management compensation and audit issues that may affect management performance.

Until we have a larger board of directors that would include some independent members, if ever, there will be limited oversight of our directors’ decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

Additionally, these two directors beneficially own approximately 37% of our common stock. Although it is possible for them to be outvoted by the remaining shareholders at a general or special meeting if the two directors voted together, the size of their shareholdings and the absence of any other person beneficially owning more than 10% of our common stock would make this a difficult undertaking.

Because the results of preclinical studies and early clinical trials are not necessarily predictive of future results, any product candidate we advance into clinical trials may not have favorable results in later clinical trials, if any, or receive regulatory approval.

Pharmaceutical development has inherent risk. We will be required to demonstrate through well-controlled clinical trials for our product candidates for our Mannin platform, the ASDERA platform and the Uttroside platform and any additional uses based on the BioNucleonics platform that our product candidates are effective with a favorable benefit-risk profile for use in their target indications before we can seek regulatory approvals for their commercial sale. Success in early clinical trials does not mean that later clinical trials will be successful as product candidates in later-stage clinical trials may fail to demonstrate sufficient safety or efficacy despite having progressed through initial clinical testing. We also may need to conduct additional clinical trials that are not currently anticipated. Companies frequently suffer significant setbacks in advanced clinical trials, even after earlier clinical trials have shown promising results. In addition, only a small percentage of drugs under development result in the submission of a New Drug Application or Biologics License Application, known as BLA, to the U.S. Food and Drug Administration and even fewer are approved for commercialization.

Any product candidates we advance into clinical development are subject to extensive regulation, which can be costly and time consuming, cause unanticipated delays or prevent the receipt of the required approvals to commercialize our product candidates.

The clinical development, manufacturing, labeling, storage, record-keeping, advertising, promotion, import, export, marketing and distribution of our product candidates are subject to extensive regulation by the FDA in the United States and by comparable health authorities in foreign markets. In the United States, we are not permitted to market our product candidates until we receive approval of a BLA from the FDA. The process of obtaining BLA approval is expensive, often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved. In addition to the significant clinical testing requirements, our ability to obtain marketing approval for these products depends on obtaining the final results of required non-clinical testing, including characterization of the manufactured components of our product candidates and validation of our manufacturing processes. The FDA may determine that our product manufacturing processes, testing procedures or facilities are insufficient to justify approval. Approval policies or regulations may change and the FDA has substantial discretion in the pharmaceutical approval process, including the ability to delay, limit or deny approval of a product candidate for many reasons. Despite the time and expense invested in clinical development of product candidates, regulatory approval is never guaranteed.

The FDA or another regulatory agency can delay, limit or deny approval of a product candidate for many reasons, including, but not limited to:

●	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;

●	we may be unable to demonstrate to the satisfaction of the FDA that a product candidate is safe and effective for any indication;

●	the FDA may not accept clinical data from trials which are conducted by individual investigators or in countries where the standard of care is potentially different from the United States;

●	T the results of clinical trials may not meet the level of statistical significance required by the FDA for approval;

●	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

●	the FDA may disagree with our interpretation of data from preclinical studies or clinical trials;

●	the FDA may fail to approve our manufacturing processes or facilities or those of third-party manufacturers with which we or our collaborators contract for clinical and commercial supplies; or

●	the approval policies or regulations of the FDA may significantly change in a manner rendering our clinical data insufficient for approval.

With respect to foreign markets, approval procedures vary among countries and, in addition to the aforementioned risks, can involve additional product testing, administrative review periods and agreements with pricing authorities. In addition, recent events raising questions about the safety of certain marketed pharmaceuticals may result in increased cautiousness by the FDA and comparable foreign regulatory authorities in reviewing new pharmaceuticals based on safety, efficacy or other regulatory considerations and may result in significant delays in obtaining regulatory approvals. Any delay in obtaining, or inability to obtain, applicable regulatory approvals would prevent us from commercializing our product candidates.

Any product candidate we manufacture or advance into clinical trials may cause unacceptable adverse events or have other properties that may delay or prevent their regulatory approval or commercialization or limit their commercial potential.

Unacceptable adverse events caused by any of our product candidates that we manufacture or advance into clinical trials could cause us or regulatory authorities to interrupt, delay or halt production or clinical trials and could result in the denial of regulatory approval by the FDA or other regulatory authorities for any or all targeted indications and markets. This, in turn, could prevent us from commercializing the affected product candidate and generating revenues from its sale.

Except for our Strontium Chloride 89, known as SR89, product candidate, we have not yet completed testing of any of our product candidates for the treatment of the indications for which we intend to seek product approval in humans, and we currently do not know the extent of adverse events, if any, that will be observed in patients who receive any of our product candidates. If any of our product candidates cause unacceptable adverse events in clinical trials, we may not be able to obtain regulatory approval or commercialize such product or, if such product candidate is approved for marketing, future adverse events could cause us to withdraw such product from the market.

Delays in the commencement of our clinical trials could result in increased costs and delay our ability to pursue regulatory approval.

The commencement of clinical trials can be delayed for a variety of reasons, including delays in:

●	obtaining regulatory clearance to commence a clinical trial;

●	identifying, recruiting and training suitable clinical investigators;

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reaching agreement on acceptable terms with prospective clinical research organizations, or CROs, and trial sites, the terms of which can be subject to extensive negotiation, may be subject to modification from time to time and may vary significantly among different CROs and trial sites;

●	obtaining sufficient quantities of a product candidate for use in clinical trials;

●	obtaining Investigator Review Board, or IRB, or ethics committee approval to conduct a clinical trial at a prospective site;

●	identifying, recruiting and enrolling patients to participate in a clinical trial; and

●	retaining patients who have initiated a clinical trial but may withdraw due to adverse events from the therapy, insufficient efficacy, fatigue with the clinical trial process or personal issues.

Any delays in the commencement of our clinical trials will delay our ability to pursue regulatory approval for our product candidates. In addition, many of the factors that cause, or lead to, a delay in the commencement of clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate.

Suspensions or delays in the completion of clinical testing could result in increased costs to us and delay or prevent our ability to complete development of that product or generate product revenues.

Once a clinical trial has begun, patient recruitment and enrollment may be slower than we anticipate. Clinical trials may also be delayed as a result of ambiguous or negative interim results or difficulties in obtaining sufficient quantities of product manufactured in accordance with regulatory requirements and on a timely basis. Further, a clinical trial may be modified, suspended or terminated by us, an IRB, an ethics committee or a data safety monitoring committee overseeing the clinical trial, any clinical trial site with respect to that site, or the FDA or other regulatory authorities due to a number of factors, including:

●	failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

●	inspection of the clinical trial operations or clinical trial sites by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;

●	stopping rules contained in the protocol;

●	unforeseen safety issues or any determination that the clinical trial presents unacceptable health risks; and

●	lack of adequate funding to continue the clinical trial.

Changes in regulatory requirements and guidance also may occur, and we may need to amend clinical trial protocols to reflect these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for re-examination, which may impact the costs, timing and the likelihood of a successful completion of a clinical trial. If we experience delays in the completion of, or if we must suspend or terminate, any clinical trial of any product candidate, our ability to obtain regulatory approval for that product candidate will be delayed and the commercial prospects, if any, for the product candidate may suffer as a result. In addition, any of these factors may also ultimately lead to the denial of regulatory approval of a product candidate.

Our product candidates (if approved) or any other product candidates that we may develop and market may be later withdrawn from the market or subject to promotional limitations.

We may not be able to obtain the labeling claims necessary or desirable for the promotion of our product candidates if approved. We may also be required to undertake post-marketing clinical trials. If the results of such post-marketing studies are not satisfactory or if adverse events or other safety issues arise after approval, the FDA or a comparable regulatory agency in another country may withdraw marketing authorization or may condition continued marketing on commitments from us that may be expensive and/or time consuming to complete. In addition, if we or others identify adverse side effects after any of our products are on the market, or if manufacturing problems occur, regulatory approval may be withdrawn and reformulation of our products, additional clinical trials, changes in labeling of our products and additional marketing applications may be required. Any reformulation or labeling changes may limit the marketability of our products if approved.

Our dependence on third party suppliers or our inability to successfully produce any product could adversely impact our business.

We rely on third parties to supply us with component and materials required for the development and manufacture of our product candidates. If they fail to provide the required components or we are unable to find a partner to manufacture the necessary products, there would be a significant interruption of our supply, which would materially adversely affect clinical development and potential commercialization of the product. In the event that the FDA or such other agencies determine that we or any third-party suppliers have not complied with cGMP, our clinical trials could be terminated or subjected to a clinical hold until such time as we or any third party are able to obtain appropriate replacement material. Furthermore, if any contract manufacturers who supply us cannot successfully manufacture material that conforms to our specifications and with FDA regulatory requirements, we will not be able to secure and/or maintain FDA approval for our product candidates. We, and any third-party suppliers are and will be required to maintain compliance with cGMPs and will be subject to inspections by the FDA or comparable agencies in other jurisdictions to confirm such compliance.

We do and will also rely on our partners and manufacturers to purchase from third-party suppliers the materials necessary to produce our product candidates for our anticipated clinical trials. We do not have any control over the process or timing of the acquisition of raw materials by our manufacturers. Moreover, we currently do not have any agreements for the commercial production of these raw materials. Any significant delay in the supply of a product candidate or the raw material components thereof for an ongoing clinical trial could considerably delay completion of our clinical trials, product testing and potential regulatory approval of our product candidates.

We may not have the resources or capacity to commercially manufacture our product candidates, and we will likely continue to be dependent upon third party manufacturers. Our current inability, or our dependence on third parties, to manufacture and supply us with clinical trial materials and any approved products may adversely affect our ability to develop and commercialize our product candidates on a timely basis or at all.

We intend to contract with third parties either directly or through our licensors for the manufacture of our product candidates. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or that such supply will not be available to us at an acceptable cost, which could delay, prevent or impair our commercialization efforts.

We do not have any manufacturing facilities. We expect to use third-party manufacturers for the manufacture of our product candidates and have entered into contracts with manufacturers through the licensor of our radio-pharmaceutical product, SR89. Even with such contracts in place, reliance on third-party manufacturers entails additional risks, including:

●	reliance on the third party for regulatory compliance and quality assurance;

●	the possible breach of the manufacturing agreement by the third party;

●	the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us; and

●	reliance on the third party for regulatory compliance, quality assurance, and safety and pharmacovigilance reporting.

Third-party manufacturers may not be able to comply with current good manufacturing practices, or cGMP, regulations or similar regulatory requirements outside the United States. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or medicines, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our medicines and harm our business and results of operations.

Any product that we may produce may compete with other product candidates and products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us.

Any performance failure on the part of future manufacturers could result in a decrease or end to revenue. If any a contract manufacturer cannot perform as agreed, we may be required to replace that manufacturer. We may incur added costs and delays in identifying and qualifying any such replacement.

Our anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to commercialize any medicines that receive marketing approval on a timely and competitive basis.

We will likely rely on third parties to conduct our clinical trials. If these third parties do not meet our deadlines or otherwise conduct the trials as required, our clinical development programs could be delayed or unsuccessful and we may not be able to obtain regulatory approval for or commercialize our product candidates when expected or at all.

We do not have the ability to conduct all aspects of our preclinical testing or clinical trials ourselves. We intend to use and do use Mannin, BioNucleonics, ASDERA, RGCB, OMRF and CROs to conduct our planned clinical trials and will and do rely upon such CROs, as well as medical institutions, clinical investigators and consultants, to conduct our trials in accordance with our clinical protocols. Our CROs, investigators and other third parties will and do play a significant role in the conduct of these trials and the subsequent collection and analysis of data from the clinical trials.

There is no guarantee that any CROs, investigators and other third parties upon which we rely for administration and conduct of our clinical trials will devote adequate time and resources to such trials or perform as contractually required. If any of these third parties fail to meet expected deadlines, fail to adhere to our clinical protocols or otherwise perform in a substandard manner, our clinical trials may be extended, delayed or terminated. If any of our clinical trial sites terminate for any reason, we may experience the loss of follow-up information on patients enrolled in our ongoing clinical trials unless we are able to transfer the care of those patients to another qualified clinical trial site. In addition, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive cash or equity compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, the integrity of the data generated at the applicable clinical trial site may be jeopardized.

If our competitors develop treatments for the target indications of our product candidates that are approved more quickly, marketed more successfully or demonstrated to be more effective than our product candidates, our commercial opportunity will be reduced or eliminated.

We operate in highly competitive segments of the biotechnology and biopharmaceutical markets. We face competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies, and private and public research institutions. Our product candidates, if successfully manufactured and/or developed and approved, will compete with established therapies, as well as new treatments that may be introduced by our competitors. Many of our competitors have significantly greater financial, product development, manufacturing and marketing resources than us. Large pharmaceutical companies have extensive experience in clinical testing and obtaining regulatory approval for drugs. In addition, many universities and private and public research institutes are active in cancer research, some in direct competition with us. We also may compete with these organizations to recruit management, scientists and clinical development personnel. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. New developments, including the development of other biological and pharmaceutical technologies and methods of treating disease, occur in the pharmaceutical and life sciences industries at a rapid pace. Developments by competitors may render our product candidates obsolete or noncompetitive. We will also face competition from these third parties in recruiting and retaining qualified personnel, establishing clinical trial sites and patient registration for clinical trials and in identifying and in-licensing new product candidates.

If competitors introduce their own generic equivalent of our SR89 product candidate, our revenues and gross margin from such products could decline rapidly.

Revenues and gross margin derived from generic pharmaceutical products often follow a pattern based on regulatory and competitive factors that we believe are unique to the generic pharmaceutical industry. As the patent(s) for a brand name product or the statutory marketing exclusivity period (if any) expires, the first generic manufacturer to receive regulatory approval for a generic equivalent of the product often is able to capture a substantial share of the market. However, as other generic manufacturers receive regulatory approvals for their own generic versions, that market share, and the price of that product, will typically decline depending on several factors, including the number of competitors, the price of the branded product and the pricing strategy of the new competitors. The number of our competitors producing a generic version equivalent to our SR89 product candidate could increase to such an extent that we may stop marketing our product for which we previously obtained approval, which would have a material adverse impact on our revenues, if we ever achieve revenues, and gross margin.

If we are unable to establish sales and marketing capabilities or fail to enter into agreements with third parties to market, distribute and sell any products we may successfully develop, we may not be able to effectively market and sell any such products and generate product revenue.

We do not currently have the infrastructure for the sales, marketing and distribution of any of our product candidates, and must build this infrastructure or make arrangements with third parties to perform these functions in order to commercialize any products that we may successfully develop. The establishment and development of a sales force, either by us or jointly with a partner, or the establishment of a contract sales force to market any products we may develop will be expensive and time-consuming and could delay any product launch. If we, or our partners, are unable to establish sales and marketing capability or any other non-technical capabilities necessary to commercialize any products we may successfully develop, we will need to contract with third parties to market and sell such products. We may not be able to establish arrangements with third parties on acceptable terms, or at all.

We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications for which there may be a greater likelihood of success.

Because we have limited financial and managerial resources, we will focus on a limited number of research programs and product candidates for specific indications. As a result, we may forego or delay pursuit of opportunities with other product candidates for other indications for which there may be a greater likelihood of success or may prove to have greater commercial potential. Notwithstanding our investment to date and anticipated future expenditures on MAN 01 (Mannin), Uttroside-B (OMRF), QBM001 (Asdera) and the BioNucleonics IP, we have not yet developed, and may never successfully develop, any marketed treatments using these products other than the SR89 product candidate for which there is FDA approval. Research programs to identify new product candidates or pursue alternative indications for current product candidates require substantial technical, financial and human resources. Although we intend to, and do, support certain investigator-sponsored clinical trials of MAN 01, Uttroside-B, QBM001 evaluating various indications, as well as other uses of SR89, these activities may initially show promise in identifying potential product candidates or indications, yet fail to yield product candidates or indications for further clinical development.

We depend upon the  services of our key management personnel, and the loss of their services would likely result in disruptions of our operations and have a material adverse effect on our business.

Our management and operations are dependent on the services of our management team, namely Mr. Denis Corin, our Chief Executive Officer and Chairman, and Mr. William Rosenstadt, our Chief Legal Officer and a Director.  We do not have employment or non-compete agreements with or maintain key-man life insurance in respect of either of these individuals.  Because of their knowledge of the industry and our operations and their experience with us, we believe that our future results depend upon their efforts, and the loss of the services of either of these individuals for any reason could result in a disruption of our operations which will likely have a material adverse effect on our business.

Other than our Chief Executive Officer, we currently do not have full-time employees, but we retain the services of independent contractors/consultants on a contract-employment basis. Our ability to manage growth effectively will require us to continue to implement and improve our management systems and to recruit and train new employees. We might not be able to successfully attract and retain skilled and experienced personnel.

If we fail to attract and retain key management and clinical development personnel, we may be unable to successfully develop or commercialize our product candidates.

We will need to expand and effectively manage our managerial, operational, financial and other resources in order to successfully pursue our clinical development and commercialization efforts. As a company with a limited number of personnel, we highly depend on the development, regulatory, commercial and financial expertise of the members of our senior management and advisors, in particular Denis Corin, our chairman and chief executive officer. The loss of this individual or the services of any of our other senior management could delay or prevent the further development and potential commercialization of our product candidates and, if we are not successful in finding suitable replacements, could harm our business. Our success also depends on our continued ability to attract, retain and motivate highly qualified management and scientific personnel and we may not be able to do so in the future due to the intense competition for qualified personnel among biotechnology and pharmaceutical companies, as well as universities and research organizations. If we are not able to attract and retain the necessary personnel, we may experience significant impediments to our ability to implement our business strategy.

Applicable regulatory requirements, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to retain listing of our common stock.

We may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for effective management because of the rules and regulations that govern publicly-held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of a series of related rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges. The perceived increased personal risk associated with these changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from our business and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain listing of our shares of common stock on any stock exchange could be adversely affected.

We may be exposed to potential risks and significant expenses resulting from the requirements under section 404 of the Sarbanes-Oxley Act of 2002.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting. We expect to incur significant continuing costs, including accounting fees and staffing costs, in order to maintain compliance with the internal control requirements of the Sarbanes-Oxley Act of 2002. Our management concluded that our internal controls and procedures were not effective to detect the inappropriate application of US GAAP for our most recent fiscal year. As we develop our business, hire employees and consultants and seek to protect our intellectual property rights, our current design for internal control over financial reporting must be strengthened to enable management to determine that our internal controls are effective for any period, or on an ongoing basis.  Accordingly, as we develop our business, such development and growth will necessitate changes to our internal control systems, processes and information systems, all of which will require additional costs and expenses.

In the future, if we fail to complete the annual Section 404 evaluation in a timely manner, we could be subject to regulatory scrutiny and a loss of public confidence in our internal controls. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

Because of the small size of our company, we do not have separate Chairman, Chief Executive Officer and Chief Financial Officer positions, which may expose us to potential risks, including our failure to produce reliable financial reports and prevent and/or detect fraud.

We have not adopted a formal policy to separate or combine the positions of Chairman and Chief Executive Officer, both of which are currently held by Denis Corin who is also our acting principal financial officer.  In addition, our two employees also comprise our Board of Directors.  As such, there is no division of labor between our management and of our Board of Directors.  This structure exposes us to a number of risks, including a failure to maintain adequate internal controls, our failure to produce reliable financial reports and our failure to prevent and/or detect financial fraud.  Any such failures would adversely affect on our financial condition and overall business operations.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting. We expect to incur significant continuing costs, including accounting fees and staffing costs, in order to maintain compliance with the internal control requirements of the Sarbanes-Oxley Act of 2002. Our management concluded that our internal controls and procedures were not effective to detect the inappropriate application of US GAAP for our most recent fiscal year. As we develop our business, hire employees and consultants and seek to protect our intellectual property rights, our current design for internal control over financial reporting must be strengthened to enable management to determine that our internal controls are effective for any period, or on an ongoing basis.  Accordingly, as we develop our business, such development and growth will necessitate changes to our internal control systems, processes and information systems, all of which will require additional costs and expenses. Among other outcomes, a downturn in general economic conditions could:

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increase the cost of raising, or decrease our ability to raise, additional funds; as we do not anticipate generating sufficient revenue in the next twelve months to cover our operating costs, we may need to raise additional funding to implement our business if we do not raise sufficient funds in this offering. A recession or other negative economic factors could make this more difficult or prohibitive; or

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interfere with services provided by third parties; we use third parties for research purposes and intend to use third parties for the production and distribution of our generic SR89 product candidate, and a general recession or other economic conditions could jeopardize the ability of any third parties to fulfill their obligations to us;

In the future, if we fail to complete the annual Section 404 evaluation in a timely manner, we could be subject to regulatory scrutiny and a loss of public confidence in our internal controls. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

Risks Related to our Industry

We are subject to general economic conditions outside of our control.

Projects for the acquisition and development of our products are subject to many factors, which are outside our control.  These factors include general economic conditions in North America and worldwide (such as recession, inflation, unemployment, and interest rates), shortages of labor and materials and price of materials and competitive products and the regulation by federal and state governmental authorities. If any or several of these factors develop in a way that is adverse to our interest, we will not be in a position to reverse them, and we may not be able to survive such a development.

If any product candidate that we successfully develop does not achieve broad market acceptance among physicians, patients, healthcare payors and the medical community, the revenues that it generates from their sales will be limited.

Even if we successfully produce product candidates, they may not gain market acceptance among physicians, patients, healthcare payors and the medical community. Coverage and reimbursement of our product candidates by third-party payors, including government payors, generally is also necessary for commercial success. The degree of market acceptance of any approved products will depend on a number of factors, including:

●	the efficacy and safety as demonstrated in clinical trials;

●	the clinical indications for which the product is approved;

●	acceptance by physicians, major operators of hospitals and clinics and patients of the product as a safe and effective treatment;

●	acceptance of the product by the target population;
●	the potential and perceived advantages of product candidates over alternative treatments;

●	the safety of product candidates seen in a broader patient group, including its use outside the approved indications;

●	the cost of treatment in relation to alternative treatments;

●	the availability of adequate reimbursement and pricing by third parties and government authorities;

●	relative convenience and ease of administration;

●	the prevalence and severity of adverse events;

●	the effectiveness of our sales and marketing efforts; and

●	unfavorable publicity relating to the product.

If any product candidate is approved but does not achieve an adequate level of acceptance by physicians, hospitals, healthcare payors and patients, we may not generate sufficient revenue from these products and may not become or remain profitable.

We may incur substantial product liability or indemnification claims relating to the clinical testing and/or use of our product candidates.

We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials, as well as related to the manufacture and consumption of product candidates that we successfully commercialize. Claims could be brought against us if use or misuse of one of our product candidates causes, or merely appears to have caused, personal injury or death. While the manufacturer of our SR89 product maintains a $5 Million product liability policy, and the holder of the ANDA (BioNucleonics) are responsible for having their own coverage, we intend to obtain supplemental coverage, but do not currently have our own product liability insurance. When we initiate clinical trials, we intend to obtain the relevant coverage. As a result, such coverage may not be sufficient to cover claims that may be made against us and we may be unable to maintain such insurance. Any claims against us, regardless of their merit, could severely harm our financial condition, strain our management and other resources or destroy the prospects for commercialization of the product which is the subject of any such claim. We are unable to predict if we will be able to obtain or maintain product liability insurance for any products that may be approved for marketing. Additionally, we have entered into various agreements where we indemnify third parties for certain claims relating to our product candidates. These indemnification obligations may require us to pay significant sums of money for claims that are covered by these indemnifications.

Healthcare reform and restrictions on reimbursements may limit our financial returns.

Our ability or the ability of our collaborators to commercialize any of our product candidates that we successfully develop may depend, in part, on the extent to which government health administration authorities, private health insurers and other organizations will reimburse consumers for the cost of these products. These third parties are increasingly challenging both the need for and the price of new drug products. Significant uncertainty exists as to the reimbursement status of newly approved therapeutics. Adequate third-party reimbursement may not be available for our product candidates to enable us or our collaborators to maintain price levels sufficient to realize an appropriate return on their and our investments in research and product development.

Our success depends upon intellectual property, proprietary technologies and regulatory market exclusivity periods, and the intellectual property protection for our product candidates depends significantly on third parties.

Our success depends, in large part, on obtaining and maintaining patent protection and trade secret protection for our product candidates and their formulations and uses, as well as successfully defending these patents against third-party challenges. The parties from which we license our intellectual property are responsible for prosecuting and maintaining patent protection relating to the intellectual property to which we have a license from that party. If any of these parties fails to appropriately prosecute and maintain patent protection for the intellectual property, our ability to develop and commercialize the respective product candidate may be adversely affected and we may not be able to prevent competitors from making, using and selling competing products. This failure to properly protect the intellectual property rights could have a material adverse effect on our financial condition and results of operations.

The patent application process is subject to numerous risks and uncertainties, and we or our partners might not be successful in protecting our product candidates by obtaining and defending patents. These risks and uncertainties include the following:

●	patent applications may not result in any patents being issued;

●	patents that may be issued or in-licensed may be challenged, invalidated, modified, revoked, circumvented, found to be unenforceable, or otherwise may not provide any competitive advantage;

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our competitors, many of which have substantially greater resources than we or our partners and many of which have made significant investments in competing technologies, may seek, or may already have obtained, patents that will limit, interfere with, or eliminate our ability to make, use and sell our potential products;

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there may be significant pressure on the U.S. government and other international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful as a matter of public policy regarding worldwide health concerns; and

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countries other than the United States may have patent laws less favorable to patentees than those upheld by U.S. courts, allowing foreign competitors a better opportunity to create, develop, and market competing products.

In addition to patents, we and our partners also rely on trade secrets and proprietary know-how. Although we have taken steps to protect our trade secrets and unpatented know-how, including entering into confidentiality agreements with third parties, and confidential information and inventions agreements with employees, consultants and advisors, third parties may still obtain this information or come upon this same or similar information independently.

We also intend to rely on our ability to obtain and maintain a regulatory period of market exclusivity for any of our biologic product candidates that are successfully developed and approved for commercialization. Although this period in the United States is currently 12 years from the date of marketing approval, there is a risk that the U.S. Congress could amend laws to significantly shorten this exclusivity period, as proposed by President Obama. Once any regulatory period of exclusivity expires, depending on the status of our patent coverage and the nature of the product, we may not be able to prevent others from marketing products that are biosimilar to or interchangeable with our products, which would materially adversely affect us.

In addition, U.S. patent laws may change which could prevent or limit us from filing patent applications or patent claims to protect our products and/or technologies or limit the exclusivity periods that are available to patent holders. For example, on September 16, 2011, the Leahy-Smith America Invents Act, or the America Invents Act, was signed into law, and includes a number of significant changes to U.S. patent law. These include changes to transition from a “first-to-invent” system to a “first-to-file” system and to the way issued patents are challenged. These changes may favor larger and more established companies that have more resources to devote to patent application filing and prosecution. The U.S. Patent and Trademark Office implemented the America Invents Act on March 16, 2013, and it remains to be seen how the judicial system and the U.S. Patent and Trademark Office will interpret and enforce these new laws. Accordingly, it is not clear what impact, if any, the America Invents Act will ultimately have on the cost of prosecuting our patent applications, our ability to obtain patents based on our discoveries and our ability to enforce or defend our issued patents.

If we or our partners are sued for infringing intellectual property rights of third parties, it will be costly and time consuming, and an unfavorable outcome in that litigation would have a material adverse effect on our business.

Our success also depends on our ability and the ability of any of our current or future collaborators to develop, manufacture, market and sell our product candidates without infringing the proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing products, some of which may be directed at claims that overlap with the subject matter of our intellectual property. Because patent applications can take many years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that our product candidates or proprietary technologies may infringe. Similarly, there may be issued patents relevant to our product candidates of which we are not aware.
There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and biopharmaceutical industries generally. If a third party claims that we or any of our licensors, suppliers or collaborators infringe the third party’s intellectual property rights, we may have to:

●	obtain licenses, which may not be available on commercially reasonable terms, if at all;
●	abandon an infringing product candidate or redesign our products or processes to avoid infringement;

●
pay substantial damages, including the possibility of treble damages and attorneys’ fees, if a court decides that the product or proprietary technology at issue infringes on or violates the third party’s rights;

●	pay substantial royalties, fees and/or grant cross licenses to our technology; and/or

●	defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our financial and management resources.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time consuming and unsuccessful.

Competitors may infringe our patents or the patents of our licensors. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated, found to be unenforceable, or interpreted narrowly and could put our patent applications at risk of not issuing. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

We may be subject to claims that our consultants or independent contractors have wrongfully used or disclosed alleged trade secrets of their other clients or former employers to us.

As is common in the biotechnology and pharmaceutical industry, we engage the services of consultants to assist us in the development of our product candidates. Many of these consultants were previously employed at, or may have previously been or are currently providing consulting services to, other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may become subject to claims that we or these consultants have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers or their former or current customers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Risks Related to our Securities and the Offering

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

The initial combined public offering price per share and related warrant will be substantially higher than the net tangible book value (deficit) per common share immediately prior to the offering. Based upon the assumed issuance and sale of              shares by us in this offering at an assumed initial combined public offering price of $            per share (the last reported sale price of our common stock on the OTCQB on December     , 2017) and assuming no value is attributed to the warrants and that such warrants are categorized and accounted for as equity, you will incur immediate dilution of $            in the net tangible book value per share. In the event that you exercise your warrants, you will experience additional dilution to the extent that the exercise price of the warrants is higher than the tangible book value (deficit) per common share. If outstanding options and warrants to purchase our common shares are exercised, investors will experience additional dilution.

We might not sell all of the shares that we are offering.

The shares are being offered on a best-efforts, any or all basis. Accordingly, we might not sell all of the shares that we are offering. If we sell less than the full amount, we might not receive sufficient funds to apply to the uses set forth herein in the Section entitled “Use of Proceeds” or even to cover our expenses in conducting this offering. As there is no minimum amount required for a sale of shares, any investment that you make could be the sole funds that we receive in this offering.

We are filing an application to register the shares being offered under this prospectus in California on the basis of a limited offering qualification.

We will file an application to register the shares being offered under this prospectus in California on the basis of a limited offering qualification, where offers/sales could only be made to proposed issuees based on their meeting certain suitability standards as described in the offering document and that the issuer did not have to demonstrate compliance with some or all of the merit regulations of the Department of Corporations as found in Title 10, California Code of Regulations, Rule 260.140 et seq. If our application is approved, the exemptions for secondary trading available under Corporations Code §25104(h) will be withheld, but there may be other exemptions to cover private sales by the bona fide owner for his own account without advertising and without being effected by or through a broker dealer in a public offering.

Investors will have no rights as a shareholder with respect to their warrants until they exercise their warrants and acquire our common shares.

Until you acquire our common shares upon exercise of your warrants, you will have no rights with respect to the common shares underlying such warrants. Upon exercise of your warrants, you will be entitled to exercise the rights of a holder of common shares only as to matters for which the record date occurs after the exercise date.

The warrants do not confer any rights of common share ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire common shares at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire common shares and pay an exercise price of $              per share (110% of the initial offering price of a share) prior to five years from the date of issuance, after which date any unexercised warrants will expire and have no further value. Moreover, following this offering, the market value of the warrants is uncertain and there can be no assurance that the market price of the common shares will ever equal or exceed the exercise price of the warrants, and consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.

Our shares of common stock are subject to the “penny stock” rules of the securities and exchange commission and the trading market in our securities will be limited, which will make transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The U.S. Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks.”  Penny stocks generally are equity securities with a price of less than $5 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).  Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market.  A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account.  In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules.  If a trading market for our common stock develops, our common stock will probably become subject to the penny stock rules, and shareholders may have difficulty in selling their shares.

Any additional financing may dilute existing shareholders and decrease the market price for shares of our common stock.
If we raise additional capital, our existing shareholders may incur substantial and immediate dilution. We estimate that we will need approximately $20,000,000 in additional funds over the next 2 years to complete our business plan. The most likely source of future funds available to us is through the sale of additional shares of common stock. Such sales might occur below market price and below the price of which existing shareholders purchased their shares.

Our Articles of Incorporation provide indemnification for officers, directors and employees.

Our governing instruments provide that officers, directors, employees and other agents and their affiliates shall only be liable to our Company for losses, judgments, liabilities and expenses that result from the negligence, misconduct, fraud or other breach of fiduciary obligations. Thus certain alleged errors or omissions might not be actionable by us. The governing instruments also provide that, under the broadest circumstances allowed under law, we must indemnify our officers, directors, employees and other agents and their affiliates for losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with our Company, including liabilities under applicable securities laws.

The market price of our common stock may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our shares of common stock trading on the OTCQB will fluctuate significantly. There is a volatility associated with Bulletin Board securities in general and the value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

●	sales or potential sales of substantial amounts of our common stock;

●	delay or failure in initiating or completing pre-clinical or clinical trials or unsatisfactory results of these trials;

●	announcements about us or about our competitors, including clinical trial results, regulatory approvals or new product introductions;

●	developments concerning our licensors, product manufacturers or our ability to produce MAN 01;

●	developments concerning our licensors, product manufacturers or our ability to produce SR89;

●	litigation and other developments relating to our patents or other proprietary rights or those of our competitors;

●	conditions in the pharmaceutical or biotechnology industries;

●	governmental regulation and legislation;

●	variations in our anticipated or actual operating results;

●	change in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations;

●	change in general economic trends; and

●	investor perception of our industry or our prospects.

Many of these factors are beyond our control. The stock markets in general, and the market for pharmaceutical and biotechnological companies in particular, have historically experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors could reduce the market price of our common stock, regardless of our actual operating performance.

Sales of a substantial number of shares of our common stock, or the perception that such sales may occur, may adversely impact the price of our common stock.

A large number of our shares may be sold without restriction in public markets. These include:

●
approximately 6,660,000 of our outstanding shares of common stock recorded by our transfer agent as of November 30, 2107 as unrestricted and freely tradable;

●
shares of our common stock that are, or are eligible to be, unrestricted and free trading pursuant to Rule 144 or other exemptions from registration under the Securities Act that have not yet been recorded by our transfer agent as such; and

A large portion of the shares that are freely tradable, were issued at a price that is significantly below the closing price of $4.05 as of December 21, 2017. If the holders of our free trading shares wanted to make a profit on their investment (or if they wish to sell for a loss), there might not be enough purchasers to maintain the market price of our common stock on the date of such sales.  Any such sales, or the fear of such sales, could substantially decrease the market price of our common stock and the value of your investment.

We have not paid dividends to date and do not intend to pay any dividends in the near future.

We have never paid dividends on our common stock and presently intend to retain any future earnings to finance the operations of our business. You may never receive any dividends on our shares.

The exercise of warrants and options or future sales of our common stock may further dilute the shares of common stock you receive in this offering.

As of the date hereof, we have outstanding vested and unvested options and warrants exercisable into 3,533,995 shares of common stock. The issuance of any shares of common stock pursuant to exercise of such options and warrants or the conversion of such notes would dilute your percentage ownership of our Company, and the issuance of any shares of common stock pursuant to exercise of such options and warrants or the conversion of such notes at a per share price below the offering price of shares being acquired in this offering which would dilute the net tangible value per share for such investor.

Our Board of Directors is authorized to sell additional shares of common stock, or securities convertible into shares of common stock, if in their discretion they determine that such action would be beneficial to us. Approximately 95% of our authorized shares of common stock and 100% of our shares of preferred stock are available for issuance.  Any such issuance would dilute the ownership interest of persons acquiring common stock in this offering, and any such issuance at a share price lower than then net tangible book value per share at the time an investor purchased its shares would dilute the net tangible value per share for such investor.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, “Business” and elsewhere in this prospectus that are forward-looking statements. You can identify these statements by forward-looking words such as “may”, “will”, “expect”, “anticipate”, “believe”, “estimate” and similar terminology. Forward-looking statements address, among other things:

·
implementing and developing our clinical programs and other aspects of our business plans;

·
financing goals and plans; and

·
our expectations of when regulatory approvals will be received or other actions will be taken by parties other than us.

We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or which we do not fully control that will cause actual results to differ materially from those expressed or implied by our forward-looking statements. These include the factors listed under “Risk Factors” and elsewhere in this prospectus.

Although we believe that our expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our forward-looking statements are made as of the date of this prospectus, and we assume no duty to update them or to explain why actual results may differ.

USE OF PROCEEDS

After deducting the estimated placement discount and offering expenses payable by us, we expect to receive net proceeds of approximately $            from this offering if all of the shares in this offering are sold and approximately $            if only 25% of the shares in this offering are sold.

		100% of Offering		50% of Offering	25% of Offering
Gross proceeds	$		$		$
Underwriting discounts and commissions (8% of gross proceeds)	$		$		$
Miscellaneous underwriting fees expenses	$		$		$
Other offering expenses	$		$		$
Net proceeds	$		$		$

We set out below our current intended use of the net proceeds that we may receive from this offering. As our needs may change depending on opportunities presented to us and risks that face, we will retain broad discretion over the actual use of these proceeds and such intended uses may materially differ from the actual uses.

Description of Use	100% of Offering	50% of Offering	25% of Offering
General, Administrative and Professional Expenses	$	$	$
Marketing and IR	$	$	$
R&D Man01	$
R&D SR89	$
R&D SR89 Phase 4 Clinical	$
R&D QBM01	$
R&D Uttroside-B	$
Total	$	$	$

We will receive additional gross proceeds of $            if all of the warrants that are part of the shares are exercised and gross proceeds of $            if all of the underwriting warrants are exercised. We intend to use any such proceeds for general corporate and working capital or other purposes that our Board of Directors deems to be in our best interest.  As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds we may receive upon exercise of the warrants.  Accordingly, we will retain broad discretion over the use of these proceeds, if any.

DILUTION

Historical net tangible book value per share is determined by dividing our total tangible assets less total liabilities by the actual number of shares of common stock outstanding. Before giving effect to this offering, our net tangible book value as of August 31, 2017 was approximately $10,000, or $0.001 per share of common stock, based on shares of common stock outstanding on December    , 2017.

At an assumed offering price of $             per share (the last reported sale price of our common stock on the OTCQB on December    , 2017), less estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of August 31, 2017:

(i)
would have been $             million, or $            per share, after giving effect to the sale of 100% of the shares in this offering,

(ii)
would have been $            million, or $             per share, after giving effect to the sale of 50% of the shares in this offering and

(iii)
would have been $             million, or $            per share, after giving effect to the sale of 25% of the shares in this offering.

This represents, respectively, (i) an immediate increase in our historical net tangible book value of $             per share to existing stockholders and an immediate dilution of $             per share to new investors if we sell 100% of the shares in this offering, (ii) an immediate increase in our historical net tangible book value of $             per share to existing stockholders and an immediate dilution of $             per share to new investors if we sell 50% of the shares in this offering, and (iii) an immediate increase in our historical net tangible book value of $             per share to existing stockholders and an immediate dilution of $             per share to new investors if we sell 25% of the shares in this offering. Dilution per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards, after giving effect to the sales set out above at the assumed offering and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us at such percentages.

The following table illustrates this dilution, assuming no value is attributed to the warrants sold in the offering, on a per share basis:

100% of Offering	50% of Offering	25% of Offering
Assumed public offering price per share
Net tangible book value (deficit) per share before the offering
Impact on net tangible book value per share of this offering

Pro forma net tangible book value per share after this offering

Dilution in net tangible book value per share to new investors

If we sell 100% of the shares in this offering, each $0.10 increase (decrease) in the assumed public offering price of $              per share would increase (decrease) our pro forma as adjusted net tangible book value as of August 31, 2017 by $            (after the underwriters’ discounts and commissions), or $             per share, and the dilution (benefit) per share to new investors by $             per share.

If we sell 50% of the shares in this offering, each $0.10 increase (decrease) in the assumed public offering price of $              per share would increase (decrease) our pro forma as adjusted net tangible book value as of August 31, 2017 by $            (after the underwriters’ discounts and commissions), or $             per share, and the dilution (benefit) per share to new investors by $            per share.

If we sell 25% of the shares in this offering, each $0.10 increase (decrease) in the assumed public offering price of $              per share would increase (decrease) our pro forma as adjusted net tangible book value as of August 31, 2017 by $             , or $            per share, and the dilution (benefit) per share to new investors by $            per share.

The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of securities sold in this offering, and other terms of this offering determined at pricing.

The following tables summarizes, on a pro forma basis as of December , 2017, the differences between the number of shares of common stock owned by existing stockholders and the number of shares of common stock to be owned by new public investors, the aggregate cash consideration paid to us and the average price per share paid by our existing stockholders and to be paid by new public investors purchasing shares of common stock in this offering at an assumed public offering price of $             per share (the last reported sale price of our common stock on the OTCQB on December , 2017), calculated before deduction of estimated underwriting discounts and commissions and estimated offering expenses payable by us.

For 100% of the shares in the Offering:
		Shares Purchased	Total Consideration
	Number	Percent	Amount	Percent	AveragePricePerShare
Existing stockholders		%		$%	$
New public investors		%		$%	$

Total		100%		$100%	$

For 50% of the Shares in the Offering:
		Shares Purchased	Total Consideration
	Number	Percent	Amount	Percent	AveragePricePerShare
Existing stockholders		%		$%	$
New public investors		%		$%	$

Total		100%		$100%	$

For 25% of the Shares in the Offering:
		Shares Purchased	Total Consideration
	Number	Percent	Amount	Percent	AveragePricePerShare
Existing stockholders		%		$%	$
New public investors		%		$%	$

Total		100%		$100%	$

The information also assumes no exercise of any outstanding stock options or warrants or conversion of outstanding convertible notes. As of December    , 2017, there were            options outstanding at a weighted average exercise price of $            .. To the extent that any of these options are exercised, there will be further dilution to new investors. If all of these options had been exercised as of December    , 2017:

●
net tangible book value per share after this offering would have been $             and total dilution per share to new investors would have been $             for 100% of the shares in the offering,

●
net tangible book value per share after this offering would have been $             and total dilution per share to new investors would have been $             for 50% of the shares in the offering and

●
net tangible book value per share after this offering would have been $             and total dilution per share to new investors would have been $             for 25% of the shares in the offering.

As of December    , 2017, there were warrants outstanding at a weighted average exercise price of $             .. To the extent that any of these warrants would be exercised at a price less than the offering price, there would be further dilution to new investors. If all of these warrants had been exercised as of December    , 2017:

●
net tangible book value per share after this offering would have been $             and total dilution per share to new investors would have been $             for 100% of the shares in the offering,

●
net tangible book value per share after this offering would have been $             and total dilution per share to new investors would have been $             for 50% of the shares in the offering and

●
net tangible book value per share after this offering would have been $             and total dilution per share to new investors would have been $             for 25% of the shares in the offering.

DETERMINATION OF OFFERING PRICE

The public offering price set forth on the cover page of this prospectus has been determined based upon arm’s-length negotiations between the purchasers and us. The offering price of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our common stock might trade at market prices below the offering price as prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including depth and liquidity.

PLAN OF DISTRIBUTION

Roth Capital Partners, LLC has agreed to act as lead placement agent and Brookline Capital Markets LLC has agreed to act as co-lead placement agent in connection with this offering, subject to the terms and conditions of a Placement Agency Agreement. The placement agents are not purchasing or selling any of the shares offered by this prospectus, nor are they required to arrange the purchase or sale of any specific number or dollar amount of the shares, but have agreed to use their commercially reasonable “best efforts” to arrange for the sale of all of the shares offered hereby. We may not sell the entire amount of shares offered pursuant to this prospectus. Purchasers in this offering shall rely solely on this prospectus in connection with the purchase of securities in this offering. The placement agents may engage sub-placement agents or selected dealers to assist in the placement of the shares offered hereby.

We will enter into securities purchase agreements directly with investors.

Placement Agents’ Fees and Expenses

We have agreed to pay the placement agents a maximum aggregate cash placement fee equal to 8% of the gross proceeds from the sale of the shares in this offering. As there is no set amount of shares that must be sold in this offering, we set out in the table below the per share and total cash placement agents’ fees (where applicable) we will pay to the placement agents in connection with the sale of the 100%, 50% and 25% of the shares offered pursuant to this prospectus:

	100% of Offering		50% of Offering		25% of Offering
	Per Share	Total	Per Share	Total	Per Share	Total
Public offering price
Placement agents fees
Proceeds to us, before expenses

In addition to the cash placement fee, we have agreed to issue to the placement agents a warrant to purchase that number of our common stock equal to 6% of the common stock issued or issuable in the offering (excluding shares of common stock issuable upon the exercise of any warrants issued to investors in the Offering) at an exercise price of $ per share, which represents 100% of the public offering price of the shares of common stock. The placement agent warrants will have substantially the same terms as the warrants being sold to the investors in this offering. Pursuant to FINRA Rule 5110(g), the placement agent warrants and any shares issued upon exercise of the placement agent warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative,put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the placement agent or related persons do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period.

We have agreed to reimburse the placement agents for certain of their out-of-pocket legal expenses and other reasonable out-of-pocket expenses up to an aggregate of $50,000, subject to FINRA Rule 5110(f)(2)(D)(i). Out-of-pocket and legal expenses exceeding $50,000 shall require our prior approval, which shall not be unreasonably withheld.

We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agents’ fee, will be approximately $125,000, which includes legal, accounting and printing costs, various other fees and reimbursement of the placements agent’s expenses.

Pursuant to our Engagement Letter with Roth Capital Partners, LLC, dated November 14, 2017 (the “Engagement Letter”), for a period of 120 days (the “Engagement Period”), we granted Roth Capital Partners, LLC the right to serve as our exclusive placement agent or sole book running manager with respect to any offering of our equity or equity-linked securities. In addition, we have agreed to give the Roth Capital Partners, LLC a twelve-month right of first refusal to act as our lead underwriter or placement agent for any further capital raising transactions undertaken by us during the Engagement Period and for a period of twelve months thereafter.

If the offering hereunder is not consummated, the placement agents shall be entitled to the foregoing cash placement fee to the extent that capital is provided by investors that the placement agents introduced to us, or conducted discussions on our behalf, in any offering of securities by us or our affiliates within twelve months.

Our obligation to issue and sell the shares offered hereby to the purchasers is subject to the conditions set forth in the subscription agreements, which may be waived by us at our discretion. A purchaser’s obligation to purchase the shares offered hereby is subject to the conditions set forth in the subscription agreement as well, which may also be waived.

At the closing, The Depository Trust Company will credit the shares of common stock to the respective accounts of the investors. We will mail the warrants directly to the investors at the respective addresses set forth in their subscription agreement with us or provided to us.

Leak-out Agreements

Pursuant to the subscription agreements, each investor has agreed that until the earlier of (i)            , 2018 and (ii) the fifth consecutive trading day during which the VWAP (as defined in the warrants) for each such trading day during such period is equal to or exceeds $           per share, such investor, either alone or together with its affiliates, in this offering will limit its selling to no more than        % of the daily trading volume of the common stock on such trading day, including shares of common stock or shares of common stock underlying any convertible securities (including any shares of common stock acquirable upon exercise of purchased pre-funded warrants or common warrants).

Lock-up Agreements

Our officers and directors and their respective affiliates have agreed with the representative to be subject to a lock-up period of 90 days following the date of this prospectus. During the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grantany option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. The lock-up period is subject to an additional extension to accommodate for our reports of financial results or material news releases. The placement agent may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements. In the securities purchase agreement, we have agreed to a limitation on the issuance and sale of our securities for 90 days following the closing of this offering, subject to certain exceptions.

Other Relationships

From time to time, the placement agents and their affiliates have provided, and may in the future provide, various investment banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of their businesses, the placement agents and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the placement agents and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, and except as set forth in this paragraph, the placement agents have not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus supplement and we do not expect to retain the placement agent to perform any investment banking or other financial services for at least 90 days after the date of this prospectus supplement. The co-lead placement agent, Brookline Capital Markets LLC, in this offering served as our placement agent in a private placement we consummated in August 2017 pursuant to which it received compensation, including warrants to purchase shares of our common stock.

Indemnification

We have agreed to indemnify the placement agents against liabilities under the Securities Act of 1933, as amended. We have also agreed to contribute to payments the placement agents may be required to make in respect of such liabilities.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the placement agents, or by an affiliate. Other than this prospectus in electronic format, the information on the placement agents’ website and any information contained in any other website maintained by the placement agents is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agents, and should not be relied upon by investors.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agents’ agreements and subscription agreements. A copy of the placement agents’ agreements and the form of subscription agreement with the investors are included as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information”.

Regulation M Restrictions

The placement agents will be deemed to be underwriters within the meaning of Section2(a)(11) of the Securities Act, and any commissions received by them and any profit realized on the resale of the shares sold by them while acting as a principal may be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agents would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants by the placement agents acting as a principal. Under these rules and regulations, the placement agents:

● must not engage in any stabilization activity in connection with our securities; and
     ●    must not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Other

From time to time, the placement agents and their respective affiliates have provided, and may in the future provide, various investment banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of their businesses, the placement agents and its affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the placement agents and its affiliates may at any time hold long or short positions in such securities or loans.

STATE SUITABILITY STANDARDS

California

No securities shall be sold pursuant to this prospectus to residents of the State of California unless such residents have either of (i) a minimum of $65,000 gross income and net worth of $250,000, or (ii) a minimum net worth of $500,000. In either instance, an investor who is resident of the State of California shall not invest more than ten (10%) of their net worth in this offering. Net worth shall be determined exclusive of home, home furnishings and automobiles. Assets included in the computation of net worth may be valued at fair market value.

DESCRIPTION OF SECURITIES

We are authorized by our articles of incorporation to issue an aggregate of 250,000,000 shares of common stock, par value $0.001 per share, of which 12,206,409 were outstanding as of November 30, 2017, and 100,000,000 shares of preferred stock of which none were outstanding as of November 30, 2017.

This prospectus contains only a summary of the securities that we are offering. The following summary of the terms of our common stock, preferred stock, and warrants may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our amended and restated articles of incorporation, our amended and restated bylaws and the warrants. You should refer to, and read this summary together with, our amended and restated articles of incorporation, amended and restated bylaws and the warrants to review all of the terms of our common stock, preferred stock and warrants that may be important to you.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Except as otherwise required by Nevada law, and subject to the rights of the holders of preferred stock, if any, all stockholder action is taken by the vote of a majority of the outstanding shares of common stock voting as a single class present at a meeting of stockholders at which a quorum consisting of one-half of the outstanding shares of common stock is present in person or proxy.

Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of our common stock are entitled to receive ratably, dividends when, as, and if declared by our board of directors out of funds legally available for that purpose and, upon our liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock.

Anti-Takeover Provisions

The provisions of Nevada law and our bylaws may have the effect of delaying, deferring or preventing another party from acquiring control of the company. These provisions may discourage and prevent coercive takeover practices and inadequate takeover bids.

Nevada Law

Nevada law contains a provision governing “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: 20 to 33-1/3%; 33-1/3 to 50%; or more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The shareholders or Board of Directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation which (i) has 200 or more shareholders, with at least 100 of such shareholders being both shareholders of record and residents of Nevada, and (ii) does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe we have 100 shareholders of record resident of Nevada and we do not conduct business in Nevada directly. Therefore, the provisions of the control share acquisition act are believed not to apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our shareholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the Board of Directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the Board of Directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Articles of Incorporation and Bylaws

Our articles of incorporation are silent as to cumulative voting rights in the election of our directors. Nevada law requires the existence of cumulative voting rights to be provided for by a corporation's articles of incorporation.  In the event that a few stockholders end up owning a significant portion of our issued and outstanding common stock, the lack of cumulative voting would make it more difficult for other stockholders to replace our Board of Directors or for a third party to obtain control of us by replacing our Board of Directors. Our articles of incorporation and bylaws do not contain any explicit provisions that would have an effect of delaying, deferring or preventing a change in control of us.

Warrants

Duration and Exercise Price.

The warrants offered hereby will entitle the holders thereof to purchase up to an aggregate of            shares of our common stock at an initial exercise price per share that is 110% of the price per share in this offering, subject to adjustment as described below, and will expire five years after the date they are issued. The warrants will be issued separately from the common stock included in the shares and may be transferred separately immediately thereafter. All warrants will have the same expiration date.

Anti-Dilution Protection. The exercise price of the warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock.

Cashless Exercise. If, at the time a holder exercises a warrant, there is no effective registration statement registering, or the prospectus contained therein is not available for an issuance of the shares underlying the warrant to the holder, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the warrant.

Fundamental Transactions. If, at any time while the warrants are outstanding, (A) the Company, directly or indirectly, in one or more related transactions, (i) consolidates or merges with or into (whether or not the Company is the surviving corporation) another person, or (ii) sells, assigns, transfers, conveys or otherwise disposes of all or substantially all of the properties or assets of the Company to any other person, or (iii) makes, or allows any other person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of common stock (not including any shares of common stock held by the person(s) making or party to, or affiliated with any of the persons making or party to, such purchase, tender or exchange offer); or (iv) consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person whereby such other person acquires more than 50% of the outstanding shares of common stock (not including any shares of common stock held by the person(s) making or party to, or affiliated with any of the persons making or party to, such stock purchase agreement or other business combination), or (v) reorganizes, recapitalizes or reclassifies its common stock, (B) the Company, directly or indirectly, through one or more related transactions, allows any person or group to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of more than 50% of the aggregate voting power represented by issued and outstanding common stock, or (C) the Company, directly or indirectly, through one or more related transactions, issues or enters into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition, in which case this definition shall be construed and implemented in a manner to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction (each, a “Fundamental Transaction”), then each holder shall have the right thereafter to receive, upon exercise of a warrant, the same amount and kind of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such Fundamental Transaction if the holder had been, immediately prior to such Fundamental Transaction, the holder of the number of shares of common stock then issuable upon exercise of the warrant. Any successor to us, surviving entity or the corporation purchasing or otherwise acquiring such assets shall assume the obligation to deliver to the holder such alternate consideration, and the other obligations, under the warrant. Notwithstanding the preceding paragraph, in the event of any Fundamental Transaction, the holders of the warrants will be entitled to receive, in lieu of our shares and at the holders’ option, cash in an amount equal to the Black Scholes Value (as defined in the form of warrant) of the remaining unexercised portion of the warrant on the date of the transaction.

Transferability. The warrants may be transferred at the option of the warrant holder upon surrender of the warrants with the appropriate instruments of transfer.

Exchange Listing. We do not plan on making an application to list the warrants on any national securities exchange or other nationally recognized trading system.

Exercisability. The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed above). A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would beneficially own more than 4.99% (or at the election of the holder, 9.99%) of our outstanding common stock after exercise. The holder may increase or decrease this beneficial ownership limitation to any other percentage of our common stock outstanding immediately after the exercise not in excess of 9.99%, upon notice to us, provided that, in the case of an increase, such increase shall not be effective for 61 following the written notice to us.

Waivers and Amendments. Subject to certain exceptions, the terms of a warrant may be amended or waived only with the written consent of the holder.

Preferred Stock

Our articles of incorporation authorize us to issue 100,000,000 shares of preferred stock. We have neither issued any preferred stock nor designated the terms of any class of preferred stock. The designation of the terms of any class of preferred stock are to be determined solely by our board of directors. As a result, without the need for any vote by our shareholders, we could issue a class of securities that we would be preferential in voting, distribution, liquidation or other rights to the securities that you may purchase in this offering.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is V Stock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598, Phone: (212) 828-8436.

Listing

The shares of our common stock are quoted on the OTCQB under the symbol QBIO. On December 21, 2017, the last reported sale price per share for our common stock on the OTCQB as reported was $ 4.05.

BUSINESS

We are a biotechnology acceleration and development company focused on acquiring and in-licensing pre-clinical, clinical-stage and approved life sciences therapeutic products. Currently, we have a portfolio of four therapeutic products, including an FDA approved product, Strontium 89, a radiopharmaceutical for metastatic cancer bone pain, and three development stage products: QBM-001 for rare pediatric non-verbal autism spectrum disorder, Uttroside-B for liver cancer, and MAN 01 for glaucoma. We aim to maximize risk-adjusted returns by focusing on multiple assets throughout the discovery and development cycle. We expect to benefit from early positioning in illiquid and/or less well known privately-held assets, thereby enabling us to capitalize on valuation growth as these assets move forward in their development.

Our mission is to:

(i)
license and acquire pre-commercial innovative life sciences assets in different stages of development and therapeutic areas from academia or small private companies;

(ii)
license and acquire FDA approved drugs and medical devices with limited current and commercial activity; and

(iii)
accelerate and advance our assets to the next value inflection point by providing: strategic capital, business development and financial advice and experienced sector specific advisors.

In 2018, we plan: (i) to generate revenue from our Strontium 89 product for pain palliation in bone metastases as well as commence a therapeutic expansion post-marketing phase 4 trial for this product; and (ii) to commence a phase 2/3 pivotal trial with our QBM-001 asset to address a non-verbal learning disorder in autistic children. In 2019, we intend to file investigational new drug applications, or INDs, with FDA for each of our Uttroside-B and MAN 01 assets for the treatment of liver cancer and glaucoma, respectively.

Following is a summary of our product pipeline.

Our Strategy

Our goal is to become a leading biotechnology acceleration and development company with a diversified portfolio of therapeutic products commercially available and in development. To achieve this goal, we are executing on the following strategy:

●
Strategically collaborate or in- and out-license select programs.
We seek to collaborate or in- and out-license certain potentially therapeutic candidate products to biotechnology or pharmaceutical companies for preclinical and clinical development and commercialization.

●
Highly leverage external talent and resources.
We plan to maintain and further build our team which is skilled in evaluating technologies for development and product development towards commercialization. By partnering with industry specific experts, we are able to identify undervalued assets that we can fund and assist in enhancing inherent value. We plan to continue to rely on the extensive experience of our management team to execute on our objectives.

●
Evaluate commercialization and monetization strategies on a product-by-product basis in order to maximize the value of our product candidates or future potential products.
As we move our drug candidates through development toward regulatory approval, we will evaluate several options for each drug candidate’s commercialization or monetization strategy. These options include building our own internal sales force; entering into a joint marketing partnership with another pharmaceutical or biotechnology company, whereby we jointly sell and market the product; and out-licensing any product that we develop by ourselves or jointly with another party, whereby another pharmaceutical or biotechnology company sells and markets such product and pays us a royalty on sales. Our decision will be made separately for each product and will be based on a number of factors including capital necessary to execute on each option, size of the market to be addressed and terms of potential offers from other pharmaceutical and biotechnology companies. It is too early for us to know which of these options we will pursue for our drug candidates, assuming their successful development.

●
Acquire commercially or near-commercially ready products and build out the current market for such.
In addition to acquiring pre-clinical products, in assembling a diversified portfolio of healthcare assets, we plan on acquiring assets that are either FDA approved or are reasonably expected to be FDA approved within 12 months of our acquiring them. We anticipate hiring a contract sales organization to assume the bulk of the sales and distribution efforts related to any such product.

General Information

We were incorporated in the State of Nevada on November 22, 2013 under the name ISMO Technology Solutions and attempted to establish a base of operation in the information technology sector and provide IT hardware, software and support solutions to businesses and households. However, we did not pursue our business plan to any great extent due to the deteriorating health of the major shareholder and CEO, Mr. Enrique Navas.

On August 5, 2015, we recorded a stock split effectuated in the form a stock dividend. The stock dividend was paid at a rate of 1.5 “new” shares for every one issued and outstanding share held. All common share amounts and per share amounts as referred throughout this prospectus have been adjusted to reflect the stock split.

On April 21, 2015, we issued 2,500,000 shares of our common stock to Mr. Denis Corin pursuant to a consulting agreement and Mr. Corin also agreed to join the Board of Directors. On July 15, 2016, we issued to Mr. Corin five-year warrants to purchase 150,000 shares of common stock at a price of $1.45 per share.

On June 1, 2015, our shareholders elected Mr. William Rosenstadt to the Board of Directors and appointed him as Chief Legal Officer.  In exchange for such services for a one-year term, we agreed to pay Mr. Rosenstadt 375,000 shares of our common stock. We engaged the law firm at which Mr. Rosenstadt is a partner to provide us with legal services. We have paid for these services through the issuance to such law firm of 500,000 shares of our common stock on June 1, 2015, five-year warrants to purchase 250,000 shares of common stock at a price of $4.15 per share on January 15, 2016 and five-year warrants to purchase 50,000 shares of common stock at a price of $1.45 per share on July 16, 2016. On July 15, 2016, we issued Mr. Rosenstadt five-year warrants to purchase 150,000 shares of common stock at a price of $1.45 per share for his services as a director.

Also on June 1, 2015, our Board of Directors determined it was in the best interest of the Company to establish a base of operations in the biomedical industry. As a result, the Board of Directors approved a change in the Company’s name from “ISMO Tech Solutions, Inc.” to “Q BioMed Inc.”  Q BioMed Inc. established its business as a biomedical acceleration and development company focused on licensing, acquiring and providing strategic resources to life sciences and healthcare companies.

On July 23, 2015, our founder and CEO, Mr. Enrique Navas, resigned from his position a director of our company and any positions that he held as an officer of the Company. This resignation did not result from any dispute or disagreement with us, our independent accountants, our counsel or our operations, policies and practices. Mr. Navas agreed to return 3,750,000 shares of common stock owned by him to the treasury.

On October 27, 2015, we filed a Certificate of Amendment to our Articles of Incorporation with the Secretary of State of Nevada to increase the number of shares of common stock that we are authorized to issue from 100,000,000 shares to 250,000,000 shares. The Certificate of Amendment affected no provisions of our Articles of Incorporation other than the number of common stock that were are authorized to issue, and we are still authorized to issue 100,000,000 shares of preferred stock.

Our Drug Discovery Approach

We aim to acquire or license and have assembled a pipeline of multiple therapeutics in development stages ranging from early pre-clinical to commercial ready. Our model seeks to diversify risk by broadening the therapeutic areas we work in as well as providing multiple catalysts as we advance assets through the clinical and regulatory process.

Our mission is to:

(i)
license and acquire pre-commercial innovative life sciences assets in different stages of development and therapeutic areas from academia or small private companies;

(ii)
license and acquire FDA approved drugs and medical devices with limited current and commercial activity;

(iii)
accelerate and advance our assets to the next value inflection point by providing: (A) strategic capital, (B) business development and financial advice and (C) experienced sector specific advisors.

Our Research and Development Activities

In the fiscal years ended November 30, 2016 and 2015, we have incurred approximately $1.3 million and $598,000, respectively, on research and development activities, including the issuance of 50,000 and 200,000 shares of common stock issued to Bio-Nucleonics Inc. and Mannin Research Inc. in the corresponding year, valued at approximately $160,000 and $548,000, respectively. In the nine months ended August 31, 2017, we have incurred approximately $2.3 million on research and development activities, including the issuance of 125,000 shares of common stock issued to ASDERA, valued at approximately $487,500.

Mannin Intellectual Property

On October 29, 2015, we entered into a Patent and Technology License and Purchase Option Agreement with Mannin whereby we were granted a worldwide, exclusive license on, and option to acquire, certain Mannin intellectual property, or IP, within the four-year term.

The Mannin IP is initially focused on developing a first-in-class eye drop treatment for glaucoma. The technology platform may be expanded in scope beyond ophthalmological uses and may include cystic kidney disease and others. The initial cost to acquire the exclusive license from Mannin was $50,000 and the issuance of 200,000 shares of our common stock, valued at $548,000, subject to an 18-month restriction from trading and subsequent leak-out conditions. Upon Mannin completing a successful phase 1 proof of concept trial in glaucoma, we will be obligated to issue an additional 1,000,000 shares of our common stock to Mannin, also subject to leak-out conditions. We believe this milestone could occur in the first half of 2019.

Pursuant to the exclusive license from Mannin, we may purchase the Mannin IP within the next four years in exchange for: (i) investing a minimum of $4,000,000 into the development of the Mannin IP and (ii) possibly issuing Mannin additional shares of our common stock based on meeting pre-determined valuation and market conditions.  During the year ended November 30, 2016, we incurred approximately $1.1 million in research and development expenses to fund the costs of development of the eye drop treatment for glaucoma pursuant to the exclusive license, of which an aggregate of $654,000 was already paid as of November 30, 2016.  Through November 30, 2016, we funded an aggregate of $704,000 to Mannin under the exclusive license.

In the event that: (i) we do not exercise the option to purchase the Mannin IP; (ii) we fail to invest the $4,000,000 within four years from the date of the exclusive license; or (iii) we fail to make a diligent, good faith and commercially reasonable effort to progress the Mannin IP, all Mannin IP shall revert back to Mannin and we shall be granted the right to collect twice the monies invested through that date of reversion by way of a royalty along with other consideration which may be perpetual.

MAN 01 – New Vascular Therapeutics including Primary Open Angle Glaucoma

Mannin is utilizing a proprietary research platform technology to address the need for a new class of drugs to treat various vascular diseases. Our lead indication is for a first-in-class therapeutic eye-drop for the treatment of Primary Open Angle Glaucoma.

We are developing a first-in-class drug targeting the Schlemm's canal and its role in regulating interocular eye pressure, one of the leading causes of glaucoma. No other glaucoma company is targeting the Schlemm's canal, the main drainage pathway in the eye. This unique vessel is responsible for 70-90% of the fluid drainage in the eye. The MAN 01 drug is currently in the lead optimization stage of its pre-clinical testing. We aim to initiate IND enabling studies is 2018 and file an IND in 2019.

We believe that a deep pipeline of novel therapeutics can be developed from this research platform, which would treat a spectrum of vascular diseases including Cystic Kidney Disease, Pediatric Glaucoma and Inflammation.

Recently, a number of significant deals and announcements have been made in the ophthalmology space. Aerie Pharmaceuticals, Inc. announced successful efficacy data from its first phase III registration study, Mercury 1, on Roclatan. Roclatan (once daily) is being evaluated for its ability of lowering intraocular pressure, or IOP, in patients with glaucoma or ocular hypertension. The success of this Aerie trial is an indication of the importance of this market, and the acute need for novel drugs to treat the over 60 million sufferers of this disease. In addition, in October 2015, Allergan plc, a leading global pharmaceutical company, acquired AqueSys, Inc. a private clinical stage medical device company focused on developing ocular implants that reduce IOP associated with glaucoma, in an all-cash transaction for a $300 million upfront payment and regulatory approval and commercialization milestone payments related to AqueSys' lead development programs.

BioNucleonics Intellectual Property

On May 30, 2016, we entered into a Patent and Technology License and Purchase Option Agreement with BNI, which agreement was amended on September 6, 2016, whereby we were granted a worldwide, exclusive license on certain BNI intellectual property and the option to acquire the BNI IP within three years of the BNI.

The BNI IP consists of generic Strontium Chloride SR89 (Generic Metastron®) and all of BNI’s intellectual property relating to it. Currently, SR89 is a radiopharmaceutical therapeutic for cancer bone pain therapy. We plan on exploring options to broaden the technology platform in scope to uses beyond metastatic cancer bone pain. In exchange for the consideration, we agreed, upon reaching various milestones, to issue to BNI an aggregate of 110,000 shares of common stock that are subject to restriction from trading until commercialization of the product (which anticipate will occur in October 2017) and subsequent leak-out conditions, and provide funding to BNI for an aggregate of $850,000 in cash, of which we had paid $351,700 as of August 31, 2017.  Once we have funded up to $850,000 in cash, we may exercise the option to acquire the BNI IP at no additional charge.  In September 2016, we issued 50,000 shares of common stock, with a fair value of $160,500, to BNI pursuant to the exclusive license from BNI.

We were obligated to provide further funding to BNI up to a total of $163,500 to settle certain long-term debt on behalf of BioNucleonics.  To this end, we had provided an aggregate of approximately $77,000 through August 25, 2017 to BNI to help fully settle its obligations, which we recognized as research and development expenses in the accompanying Statements of Operations.

In the event that: (i) we do not exercise the option to purchase the BNI IP; (ii) we fail to invest the $850,000 within three years from the date of the exclusive license; or (iii) we fail to make a diligent, good faith and commercially reasonable effort to progress the BNI IP, all BNI IP shall revert back to BNI and we shall be granted the right to collect twenty percent of the monies invested through that date of reversion by way of a royalty until such time that the aggregate of royalties paid exceeds twice the aggregate of all total cash investment paid by Q Bio along with other consideration which may be perpetual.

Generic Strontium89 Chloride SR89 Injection USP

Strontium89 is an FDA approved drug for pain palliation in bone metastases, primarily from breast, prostate and lung cancers. It is Medicare and Healthcare insurance reimbursable. Strontium-89 is a pure beta emitting radiopharmaceutical. It is a chemical analog of calcium and for this reason, localizes in bone. There is a significant concentration of both calcium and strontium analogs at the site of active osteoblastic activity. This is the biochemical basis for its use in treating metastatic bone disease.

Strontium 89 shows prolonged retention in metastatic bone lesions with a biological half-life of over 50 days, remaining up to 100 days after injection of the radiopharmaceutical, whereas the half-life in normal bone tissue is approximately 14 days. Strontium-89 has been shown to decrease pain in patients with osteoblastic metastases resulting from prostate cancer. When Strontium-89 Chloride is used, pain palliation occurs in up to 80% of patients within 2 to 3 weeks after administration and lasts from 3 to 12 months with an average of about 6 months.

In the United States, of the estimated 450,000 individuals newly diagnosed with either breast or prostate cancer, one in three will develop bone metastases, a common cause of pain in cancer patients. These figures are expected to increase as the potential patient population ages.

Strontium 89 is a non-opioid drug for the treatment of debilitating metastatic cancer pain in the bone. We believe there is a significant opportunity to market this effective drug as practitioners and caregivers are being encouraged to reexamine their use of opiates for treating patients in pain. We estimate the palliation market to be approximately $300 million annually. Additional therapeutic indications for Strontium 89 are possible, and we intend to pursue those in 2018, hopefully resulting in entry into a multi-billion dollar therapeutic area.

ASDERA Intellectual Property

On April 21, 2017, we entered into a License Agreement on Patent & Know-How Technology with ASDERA whereby we were granted a worldwide, exclusive, license on certain ASDERA intellectual property.

Among the more than 60,000 US children who develop autism spectrum disorders, or ASD, every year, approximately 20,000 become nonverbal and will have to rely on assisted living for the rest of their lives. The ASDERA IP is intended to treat the rare pediatric condition (nonverbal disorder) during the second year of life, when children learn to speak. Many of the children who miss this treatment window will become non-verbal for all of their lives. Currently, there is no treatment for this nonverbal disorder. The ASDERA IP is not intended to treat other aspects of ASD or to be used beyond the estimated treatment window. The ASDERA IP consists of patent-rights and know-how relating to a product candidate named ASD-002 (now identified as QBM001).

The initial cost to acquire the exclusive license from ASDERA was $50,000 and the issuance of 125,000 shares of our unregistered common stock subject to a leak-out conditions after the Rule 144 period has ended. In addition to royalties based upon net sales of the product candidate, if any, we are required to make additional payments upon the following milestones:

●
the filing of an investigational new drug application, or IND, with the US Food and Drug Administration;

●
successful interim results of Phase II/III clinical trial of the product candidate;

●
FDA acceptance of a new drug application;

●
FDA approval of the product candidate; and

●
achieving certain worldwide net sales.

Subject to the terms of the Agreement, we will be in control of the development and commercialization of the product candidate and are responsible for the costs of such development and commercialization.  We have undertaken a good-faith commitment to (i) initiate a Phase II/III clinical trial at the earlier of the two-year anniversary of the Agreement or one year from the FDA’s approval of the IND and (ii) to make our first commercial sale by the fifth-anniversary of the Agreement.  Failure to show a good-faith effort to meet those goals would mean that the ASDERA IP would revert to ASDERA.  Upon such reversion, ASDERA would be obligated to pay us royalties on any sales of products derived from the ASDERA IP until such time that ASDERA has paid us twice the sum that we had provided ASDERA prior to the reversion.

QBM-001 - Addressing Rare Pediatric Non-verbal Spectrum Disorder

Causes of non-verbal learning disorder have been linked to several complications that range from a specific mutated gene as with Fragile X Syndrome and Dravet Syndrome or autoimmunity, where the body’s immune system is attacking parts of the brain. Trauma, microbial infections and environmental factors have also been linked to non-verbal learning disorder. Ongoing research is helping to further explain the root cause of why children become non-verbal or minimally verbal.

Children born into families where there is a genetic history of autism or epileptic spectrum disorders or that have a sibling that has been diagnosed with an autistic or epileptic spectrum disorder have a much higher chance of becoming non-verbal.

More than 60,000 US children develop Autism Spectrum Disorders (“ASD”) every year, of whom 20,000 become non-verbal. A similar number of children with ASD symptoms in Europe develop pediatric non-verbal disorder each year. No drugs are currently available to ameliorate this condition. In the United States, of the estimated 20,000 who become non- or minimally verbal and will require assisted living for the rest of their life. The lifetime cost of that care is estimated at $10 million per person.

Cognitive intervention is the only form for treatment that has shown to help improve speech capability and social interaction, however, it has not been able to alleviate the lifetime burden of $10 million per person for cost of care. This is compounded by an additional $10 million during the lifespan of the person due to loss in productivity in addition to severe emotional strain for the child and the parents.

QBM-001 is proposed to be given to high-risk genetically identified children during the second year of life to regulate faulty membrane channels that are known to cause migraines and/or seizures. This drug acts as an allosteric regulator of these faulty channels in the brain to potentially alleviate the condition and allow toddlers to actively develop language and speech and avoid life-long speech and intellectual disability of being non-verbal

As there are no treatment option for these patients, we believe there is a significant economic opportunity to bring a drug to market in this indication. The active ingredient in our compound is well known and has been approved by worldwide regulators for many years. Using a novel delivery and formulation for the active ingredient, we intend to advance this drug through the 505(b)2 pathway in a single phase 2/3 clinical trial expected to commence in 2018.

RGCB and OMRF Intellectual Property

On June 15, 2017, we entered into a Technology License Agreement RGCB and OMRF whereby they granted us a worldwide, exclusive, license on intellectual property related to Uttroside-B.  Uttroside-B is a chemical compound derived from the plant Solanum nigrum Linn, also known as Black Nightshade or Makoi.  We seek to use the Uttroside-B IP to create a chemotherapeutic agent against liver cancer.

The initial cost to acquire the exclusive license for Uttroside is $10,000. In addition to royalties based upon net sales of the product candidate, if any, we are required to make additional payments upon the following milestones:

●
the completion of certain preclinical studies;

●
the filing of an investigational new drug application with the US Food and Drug Administration or the filing of the equivalent application with an equivalent governmental agency;

●
successful completion of each of Phase I, Phase II and Phase III clinical trials;

●
FDA approval of the product candidate;

●
approval by the foreign equivalent of the FDA of the product candidate;

●
achieving certain worldwide net sales; and

●
a change of control of our Company.

Subject to the terms of the exclusive license for Uttroside, we will be in control of the development and commercialization of the product candidate and are responsible for the costs of such development and commercialization.  We have undertaken a good-faith commitment to (i) fund the pre-clinical trials and (ii) to initiate a Phase II clinical trial within six years of the date of the Agreement.  Failure to show a good-faith effort to meet those goals would mean that the exclusive license for Uttroside would revert to the licensors.

UTTROSIDE-B - A Novel Chemotherapeutic for Liver Cancer

The liver is the football-sized organ in the upper right area of the belly. Symptoms of liver cancer are uncommon in the early stages. Liver cancer treatments vary, but may include removal of part of the liver, liver transplant, chemotherapy, and in some cases radiation. Primary liver cancer (hepatocellular carcinoma) tends to occur in livers damaged by birth defects, alcohol abuse, or chronic infection with diseases such as hepatitis B and C, hemochromatosis (a hereditary disease associated with too much iron in the liver), and cirrhosis. In the United States, the average age at onset of liver cancer is 63 years. Men are more likely to develop liver cancer than women, by a ratio of 2 to 1.

The only currently marketed drug is a tryosine kinase inhibitor antineoplastic agent, sorafinib. Current sales of sorafinib are estimated at $1 billion per year.

Uttroside-B appears to affect phosphorylated JNK (pro survival signaling) and capcase activity (apoptosis in liver cancer). It is a natural compound fractionated Saponin derived from the Solarim Nigrum plant. It is a small molecule that showed in early investigation to increase the cytotoxicity of a variety of liver cancer cell types and importantly to be up to ten times more potent than Sorafenib in pre-clinical studies. This potency motivates us to work with our partners to synthesize the molecule and move into a clinical program. We plan to initiate clinical work in late 2018.

Patents and Intellectual Property Rights

If products we acquired do not have adequate intellectual protection, we will take the necessary steps to protect our proprietary therapeutic product candidate assets and associated technologies that are important to our business consisting of seeking and maintaining domestic and international patents. These may cover our products and compositions, their methods of use and processes for their manufacture and any other inventions that may be commercially important to the development of our business. We also rely on trade secrets to protect aspects of our business. Our competitive position depends on our ability to obtain patents on our technologies and our potential products, to defend our patents, to protect our trade secrets and to operate without infringing valid and enforceable patents or trade secrets of others. We seek licenses from others as appropriate to enhance or maintain our competitive position.

We hold a license to all intellectual property related to each of (i) MAN 01, the drug candidate for the treatment of Primary Open Angle Glaucoma, (ii) ASD-002 (QBM001), the drug candidate related to a nonverbal disorder associated with autism, (iii) SR89, our generic Strontium 89 Chloride product candidate for metastatic cancer bone pain therapy, and (iv) the Uttroside platform. A U.S. patent was filed in 2015 as it related to MAN 01, and we plan to file international patent applications as required.

We do not hold, and have not applied for, any patents.

Competition

We operate in highly competitive segments of the biotechnology and biopharmaceutical markets. We face competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies, and private and public research institutions. Our product candidates, if successfully developed and approved, will compete with established therapies, as well as new treatments that may be introduced by our competitors. Many of our competitors have significantly greater financial, product development, manufacturing and marketing resources than us. Large pharmaceutical companies have extensive experience in clinical testing and obtaining regulatory approval for drugs. In addition, many universities and private and public research institutes are active in the fields in which we research, some in direct competition with us. We also may compete with these organizations to recruit management, scientists and clinical development personnel. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. New developments, including the development of other biological and pharmaceutical technologies and methods of treating disease, occur in the pharmaceutical and life sciences industries at a rapid pace. Developments by competitors may render our product candidates obsolete or noncompetitive. We will also face competition from these third parties in recruiting and retaining qualified personnel, establishing clinical trial sites and patient registration for clinical trials and in identifying and in-licensing new product candidates.

Our generic SR89 product candidate will compete directly with Metastron® which is produced by a subsidiary of General Electric Company, a company with a market capitalization of over $150 billion. Metastron is currently the sole SR89 product for the treatment of cancer related bone pain, and we may not be able to penetrate this market sufficiently. General Electric Company may choose to significantly reduce the cost of Metastron, and we may face further price competition if other companies choose to produce a generic SR89 product. Such price competition may cause us to reduce our price and in turn, decrease any revenues we may generate.

Government Regulation

The clinical development, manufacturing, labeling, storage, record-keeping, advertising, promotion, import, export, marketing and distribution of our product candidates are subject to extensive regulation by the FDA in the United States and by comparable health authorities in foreign markets. In the United States, we are not permitted to market our product candidates until we receive approval of a BLA from the FDA. The process of obtaining BLA approval is expensive, often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved. In addition to the significant clinical testing requirements, our ability to obtain marketing approval for these products depends on obtaining the final results of required non-clinical testing, including characterization of the manufactured components of our product candidates and validation of our manufacturing processes. The FDA may determine that our product manufacturing processes, testing procedures or facilities (or those of third parties upon which we rely) are insufficient to justify approval. Approval policies or regulations may change and the FDA has substantial discretion in the pharmaceutical approval process, including the ability to delay, limit or deny approval of a product candidate for many reasons. Despite the time and expense invested in clinical development of product candidates, regulatory approval is never guaranteed.

The FDA or another regulatory agency can delay, limit or deny approval of a product candidate for many reasons, including, but not limited to:

●	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;
●	we may be unable to demonstrate to the satisfaction of the FDA that a product candidate is safe and effective for any indication;
●	the FDA may not accept clinical data from trials which are conducted by individual investigators or in countries where the standard of care is potentially different from the United States;
●	the results of clinical trials may not meet the level of statistical significance required by the FDA for approval;
●	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;
●	the FDA may disagree with our interpretation of data from preclinical studies or clinical trials;
●	the FDA may fail to approve our manufacturing processes or facilities or those of third-party manufacturers with which we or our collaborators contract for clinical and commercial supplies; or
●	the approval policies or regulations of the FDA may significantly change in a manner rendering our clinical data insufficient for approval.

With respect to foreign markets, approval procedures vary among countries and, in addition to the aforementioned risks, can involve additional product testing, administrative review periods and agreements with pricing authorities. In addition, recent events raising questions about the safety of certain marketed pharmaceuticals may result in increased cautiousness by the FDA and comparable foreign regulatory authorities in reviewing new pharmaceuticals based on safety, efficacy or other regulatory considerations and may result in significant delays in obtaining regulatory approvals. Any delay in obtaining, or inability to obtain, applicable regulatory approvals would prevent us from commercializing our product candidates.

Costs and Effects of Compliance with Environmental Laws

Federal, state, and international environmental laws may impose certain costs and restrictions on our business. We do not believe that we have yet spent or lost money due to these laws and regulations.

Product Liability and Insurance

We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and the eventual sale and use of any product candidates, and claims could be brought against us if use or misuse of one of our product candidates causes, or merely appears to have caused, personal injury or death. While we have and intend to maintain product liability insurance relating to our clinical trials, our coverage may not be sufficient to cover claims that may be made against us and we may be unable to maintain such insurance. Any claims against us, regardless of their merit, could severely harm our financial condition, strain our management and other resources or destroy the prospects for commercialization of the product which is the subject of any such claim. We are unable to predict if we will be able to obtain or maintain product liability insurance for any products that may be approved for marketing. Additionally, we have entered into various agreements where we indemnify third parties for certain claims relating to our product candidates. These indemnification obligations may require us to pay significant sums of money for claims that are covered by these indemnifications. We currently do not maintain product liability insurance.

Employees

As of December 1, 2017, we had 2 employees and 6 management consultants.

Properties

We do not own any properties. We have leased office space in the Cayman Islands.

Legal Proceedings

We are not a party to any material pending legal proceeding, arbitration or governmental investigation, and to the best of our knowledge, no such proceedings have been initiated against us.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Our common stock is listed on the Over the Counter QB, or OTCQB, under the symbol “QBIO”. The market for our common stock is limited, volatile and sporadic. The following table sets forth, for the periods indicated, the high and low bid prices of our common stock on the OTCQB as reported by Google Finance. The following quotations reflect inter-dealer prices, without retail mark-up, markdown, or commissions, and may not reflect actual transactions. Those fiscal quarters during which there were no sales of our common stock have been labeled as “n/a”.

	High Bid	Low Bid
Fiscal Year 2017
November 30, 2017	$5.90	$3.48
August 31, 2017	$4.09	$3.92
May 31, 2017	$7.90	$3.35
February 28, 2017	$12.61	$3.20
Fiscal Year 2016
November 30, 2016	$6.00	$2.39
August 31, 2016	$4.14	$1.26
May 31, 2016	$4.10	$2.00
February 29, 2016	$4.69	$2.35

Fiscal Year 2015
November 30, 2015	$3.56	$1.95
August 31, 2015	$4.40	$1.30
May 31, 2015	$n/a	$n/a
February 28, 2015	$n/a	$n/a

The last reported sales price for our shares on the OTCQB as of December 21, 2017, was $4.05 per share. As of November 30, 2017, we had approximately 94 shareholders of record at our Transfer Agent.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business and do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of the Board of Directors and will depend upon then existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects and other factors that the board of directors considers relevant.

Securities Authorized For Issuance under Compensation Plans

None.

Stock Incentive Plan

None.

Warrants and Convertible Securities

As of December 1, 2017, we had granted warrants exercisable into shares of common stock, granted options (not all of which had vested) exercisable into shares of common stock. The issuance of any shares of common stock pursuant to exercise of such options and warrants could be at per share price below the offering price of shares being acquired in this offering.

Recent Sales of Unregistered Securities

None.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Q BioMed Inc. was incorporated in the State of Nevada on November 22, 2013 and is a biomedical acceleration and development company focused on licensing, acquiring and providing strategic resources to life sciences and healthcare companies. We intend to mitigate risk by acquiring multiple assets over time and across a broad spectrum of healthcare related products, companies and sectors.  We intend to develop these assets to provide returns via organic growth, revenue production, out-licensing, sale or spin out.

Recent Developments

Acquisition of BNI license right

On September 6, 2016, we entered into the Patent and Technology License and Purchase Option Agreement with BioNucleonics Inc. whereby we were granted a worldwide, exclusive, perpetual, license on, and option to, acquire all of BNI’s assets related to an FDA approved generic drug for the treatment of pain associated with metastatic bone cancer, Strontium Chloride, within the three-year term of the exclusive license.

This licensed radiopharmaceutical agent is indicated for the treatment of bone pain associated with metastatic cancer. SR89 provides long lasting relief for patients suffering from bone pain due to metastatic cancer, typically caused by advanced-stage breast, prostate or lung cancer. The drug is preferentially absorbed in bone metastases, it has been proven to provide a long-term effect resulting in non-narcotic cancer pain relief and enhanced quality of life.

In exchange for the consideration, we agreed to, upon reaching various milestones, issue to BNI an aggregate of 110,000 shares of common stock that are subject to restriction from trading until commercialization of the product (approximately 12 months) and subsequent leak-out conditions and provide funding to BNI for an aggregate of $850,000 in cash, of which we had paid $20,000 as of November 30, 2016.  Once we have funded up to $850,000 in cash, we may exercise its option to acquire the BNI IP at no additional charge.  In September 2016, we issued 50,000 shares of common stock, with a fair value of $160,500, to BNI pursuant to the exclusive license.

In the event that: (i) we do not exercise the option to purchase the BNI IP; (ii) we fail to make the aggregate cash payment within three years from the date of the exclusive license; or (iii) we fail to make a diligent, good faith and commercially reasonable effort to progress the BNI IP, all BNI IP shall revert to BNI and we shall be granted the right to collect twice the monies invested through that date of reversion by way of a royalty along with other consideration which may be perpetual.

Acquisition of ASDERA license right

On April 21, 2017, we entered into a License Agreement on Patent & Know-How Technology with ASDERA whereby ASDERA granted us the exclusive license on the ASDERA IP.

Among the more than 60,000 US children who develop autism spectrum disorders, or ASD, every year, approximately 20,000 become nonverbal and will have to rely on assisted living for the rest of their lives.  The ASDERA IP is intended to treat the rare pediatric condition (nonverbal disorder) during the second year of life, when children learn to speak.

The initial cost to acquire the exclusive license from ASDERA was $50,000 and the issuance of 125,000 shares of our unregistered common stock subject to a leak-out conditions after the Rule 144 period has ended. In addition to royalties based upon net sales of the product candidate, if any, we are required to make additional payments upon the following milestones:

●
the filing of an investigational new drug application, or IND, with the US Food and Drug Administration;

●
successful interim results of Phase II/III clinical trial of the product candidate;

●
FDA acceptance of a new drug application;

●
FDA approval of the product candidate; and

●
achieving certain worldwide net sales.

Subject to the terms of the Agreement, we will be in control of the development and commercialization of the product candidate and are responsible for the costs of such development and commercialization.  We have undertaken a good-faith commitment to (i) initiate a Phase II/III clinical trial at the earlier of the two-year anniversary of the Agreement or one year from the FDA’s approval of the IND and (ii) to make our first commercial sale by the fifth-anniversary of the Agreement.  Failure to show a good-faith effort to meet those goals would mean that the ASDERA IP would revert to ASDERA.  Upon such reversion, ASDERA would be obligated to pay us royalties on any sales of products derived from the ASDERA IP until such time that ASDERA has paid us twice the sum that we had provided ASDERA prior to the reversion.

Acquisition of Uttroside license right

On June 15, 2017, we entered into a Technology License Agreement with RGCB and OMRF whereby they granted us the exclusive license for Uttroside on intellectual property related to Uttroside-B.  Uttroside-B is a chemical compound that we seek to use to create a chemotherapeutic agent against liver cancer.

The initial cost to acquire the Uttroside exclusive license is $10,000. In addition to royalties based upon net sales of the product candidate, if any, we are required to make additional payments upon the following milestones:

●
the completion of certain preclinical studies;

●
the filing of an investigational new drug application with the US Food and Drug Administration or the filing of the equivalent application with an equivalent governmental agency;

●
successful completion of each of Phase I, Phase II and Phase III clinical trials;

●
FDA approval of the product candidate;

●
approval by the foreign equivalent of the FDA of the product candidate;

●
achieving certain worldwide net sales; and

●
a change of control of our Company.

Subject to the terms of the Uttroside exclusive license, we will be in control of the development and commercialization of the product candidate and are responsible for the costs of such development and commercialization.  We have undertaken a good-faith commitment to (i) fund the pre-clinical trials and (ii) to initiate a Phase II clinical trial within six years of the date of the Agreement.  Failure to show a good-faith effort to meet those goals would mean that the Uttroside exclusive license would revert to the licensors.

Mannin License Update
Additionally, Mannin Research Inc. our technology partner company focused on drug candidate MAN 01 for treatment of Primary Open Angle Glaucoma (POAG), has initiated pre-clinical lead candidate optimization of a small molecule for topical application. Lead candidate selection is progressing on-time and on-budget. The topical application in the form of an easy to administer eye drop is a key differentiator for Mannin and aims to solve the compliance problems and invasive procedures currently available to patients suffering from glaucoma.

Mannin is continuing its focus on research and discovery on the biology of Tie2/TEK signaling and its relationship with Schlemm’s Canal function and regulation of intra-ocular pressure. Additional data sets and IP have been developed around this novel mechanism of action.  Mannin is evaluating strategic partnerships opportunities to grow its intellectual property portfolio within the Tie2/TEK signaling market, and is seeking complementary technologies to strengthen its product pipeline. We are pleased with the progress Mannin research teams have achieved over the past three months. Recent work in the lab underscores the essential role of the Mannin platform in the development of the anterior chamber of the eye – which contain the structures needed to maintain safe levels of intraocular pressure.

In February 2017, Mannin Research, was accepted into Johnson & Johnson Innovation, JLABS @ Toronto. JLABS @ Toronto is a 40,000 square-foot life science innovation center. The labs provide a flexible environment for start-up companies pursuing new technologies and research platforms to advance medical care. Through a "no strings attached" model, Johnson & Johnson Innovation does not take an equity stake in the companies occupying JLABS and the companies are free to develop products - either on their own, or by initiating a separate external partnership with Johnson & Johnson Innovation or any other company.

Mannin will utilize JLABS @ Toronto as complementary lab space to conduct commercial research and development as it relates to its MAN 01 program for Glaucoma and to the greater Tie2 platform technology. As a resident, Mannin will have access to the development and commercialization expertise provided by JLABS @ Toronto.

On November 14, 2017 Mannin received funding for a proof of concept study of a new biologic therapeutic for glaucoma. The R&D funding from the National Research Council of Canada Industrial Research Assistance Program (NRC IRAP) will be used to initiate work on a Tie2-activating biologic for the treatment of glaucoma

Financial Overview

Critical Accounting Policies and Estimates

Our management's discussion and analysis of our financial condition and results of operations is based on our audited financial statements, which have been prepared in accordance with United States generally accepted accounting principles, or U.S. GAAP. The preparation of the financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenue generated and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management's judgments and estimates.

Fair value of financial instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of November 30, 2016 and 2015.  The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and accounts payable because they are short term in nature.

FASB Accounting Standards Codification (ASC) 820 “Fair Value Measurements and Disclosures” (ASC 820) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

●
Level 1: The preferred inputs to valuation efforts are “quoted prices in active markets for identical assets or liabilities,” with the caveat that the reporting entity must have access to that market.  Information at this level is based on direct observations of transactions involving the same assets and liabilities, not assumptions, and thus offers superior reliability. However, relatively few items, especially physical assets, actually trade in active markets.

●
Level 2: FASB acknowledged that active markets for identical assets and liabilities are relatively uncommon and, even when they do exist, they may be too thin to provide reliable information. To deal with this shortage of direct data, the board provided a second level of inputs that can be applied in three situations.

●
Level 3: If inputs from levels 1 and 2 are not available, FASB acknowledges that fair value measures of many assets and liabilities are less precise. The board describes Level 3 inputs as “unobservable,” and limits their use by saying they “shall be used to measure fair value to the extent that observable inputs are not available.” This category allows “for situations in which there is little, if any, market activity for the asset or liability at the measurement date”. Earlier in the standard, FASB explains that “observable inputs” are gathered from sources other than the reporting company and that they are expected to reflect assumptions made by market participants.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the years ended November 30, 2016 and 2015. The respective carrying value of cash and accounts payable approximated their fair values as they are short term in nature.

As of November 30, 2016, the estimated aggregate fair value of all outstanding convertible notes payable is approximately $3.3 million. The fair value estimate is based on the estimated option value of the conversion terms, since the strike price of each note series is deep in-the-money at November 30, 2016. The estimated fair value represents a Level 3 measurement.

Embedded Conversion Features

We evaluate embedded conversion features within convertible debt to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in the Statement of Operations.  If the conversion feature does not require recognition of a bifurcated derivative, the convertible debt instrument is evaluated for consideration of any beneficial conversion feature (“BCF”) requiring separate recognition. When we record a BCF, the intrinsic value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument (offset to additional paid-in capital) and amortized to interest expense over the life of the debt.

Derivative Financial Instruments

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the Statement of Operations. Depending on the features of the derivative financial instrument, we use either the Black-Scholes option-pricing model or a binomial model to value the derivative instruments at inception and subsequent valuation dates.  The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Stock Based Compensation Issued to Nonemployees

Common stock issued to non-employees for acquiring goods or providing services is recognized at fair value when the goods are obtained or over the service period. If the award contains performance conditions, the measurement date of the award is the earlier of the date at which a commitment for performance by the non-employee is reached or the date at which performance is reached. A performance commitment is reached when performance by the non-employee is probable because of sufficiently large disincentives for nonperformance.

Research and Development

We expense the cost of research and development as incurred.  Research and development expenses comprise costs incurred in funding research and development activities, license fees, and other external costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity is performed or when the goods have been received, rather than when payment is made, in accordance with ASC 730, Research and Development.

Income Taxes

Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled.  Deferred income tax expenses or benefits are based on the changes in the asset or liability each period.  If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized.  Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods.  Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate.  Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

We apply a more-likely-than-not recognition threshold for all tax uncertainties, which only allows the recognition of those tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by the taxing authorities. As of November 30, 2016, we reviewed our tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore this standard has not had a material effect on us.

Our policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest during the years ended November 30, 2016. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Recent accounting pronouncements

In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern that will require management to evaluate whether there are conditions and events that raise substantial doubt about our ability to continue as a going concern within one year after the financial statements are issued on both an interim and annual basis. Management will be required to provide certain footnote disclosures if it concludes that substantial doubt exists or when its plans alleviate substantial doubt about our ability to continue as a going concern. We adopted ASU No. 2014-15 in the fourth quarter of 2016, and its adoption did not have a material impact on our financial statements.

In March 2016, the FASB issued ASU No. 2016-06, Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments. This new standard simplifies the embedded derivative analysis for debt instruments containing contingent call or put options by removing the requirement to assess whether a contingent event is related to interest rates or credit risks. This new standard will be effective for us on January 1, 2017. The adoption of this standard is not expected to have a material impact on our financial position, results of operations, or cash flows.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This new standard clarifies certain aspects of the statement of cash flows, including the classification of debt prepayment or debt extinguishment costs or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies, distributions received from equity method investees and beneficial interests in securitization transactions. This new standard also clarifies that an entity should determine each separately identifiable source of use within the cash receipts and payments on the basis of the nature of the underlying cash flows. In situations in which cash receipts and payments have aspects of more than one class of cash flows and cannot be separated by source or use, the appropriate classification should depend on the activity that is likely to be the predominant source or use of cash flows for the item. This new standard will be effective for us on January 1, 2018. We are currently evaluating the impact of this new standard and does not expect it to have a material impact on our consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. This new standard clarifies the definition of a business and provides a screen to determine when an integrated set of assets and activities is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This new standard will be effective for us on January 1, 2018, but may be adopted early. Adoption is prospectively applied to any business development transaction. The adoption of this standard is not expected to have a material impact on our financial position, results of operations, or cash flows.

In July 2017, the FASB issued ASU 2017-11, “Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815). Part I of this Update addresses the complexity of accounting for certain financial instruments with down-round features. The amendments in Part I of this update change the classification analysis of certain equity-lined financial instruments (or embedded features) with down-round features. When determining whether certain financial instruments should be classified as liability or equity instruments, a down-round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. For public business entities, the amendments in Part I for this update are effective for fiscal years and interim periods with those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes the interim period. The Company is evaluating the impact of the revised guidance and believes that this will have a significant impact on its consolidated financial statements.

Unaudited Results of Operations for the Three Months Ended August 31, 2017 and 2016:

Q BioMed Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	For the three months ended August 31,
	2017	2016
Operating expenses:
General and administrative expenses	$3,038,018	$1,150,964
Research and development expenses	697,966	443,222
Total operating expenses	3,735,984	1,594,186

Other income (expenses):
Interest expense	(202,160)	(114,847)
Interest income	15	-
Loss on conversion of debt	-	(29,032)
Loss on extinguishment of debt	(76,251)	-
Loss on issuance of convertible notes	-	(28,000)
Change in fair value of embedded conversion option	32,983	50,000
Change in fair value of warrant liability	-	-
Total other expenses	(245,413)	(121,879)

Net loss	$(3,981,397)	$(1,716,065)

Operating expenses

We incur various costs and expenses in the execution of our business. The increase in operating expenses was mainly due to more professional fees incurred in connection with the license agreements with Mannin, BNI and Asdera as well as the issuance and conversion of convertible notes.

Other expenses

During the three months ended August 31, 2017, other expenses included approximately $202,000 in interest expense, a gain of $33,000 for the change in fair value of embedded conversion options, approximately $76,000 in loss on the extinguishment of debt. During the three months ended August 31, 2016, other expenses included approximately $115,000 in interest expense, a gain of $50,000 for the change in fair value of embedded conversion options, $28,000 in loss on the issuance of convertible debt, and $29,000 in loss on conversion of debt.

The increase in other expenses were mainly due to the loss in extinguishment of debt and less gain in change in fair value of embedded conversion option.

Net loss

In the three months ended August 31, 2017 and 2016, we incurred net losses of approximately $4 million and $1.7 million, respectively. Our management expects to continue to incur net losses for the foreseeable future, due to our need to continue to establish a broader pipeline of assets, expenditure on R&D and implement other aspects of our business plan.

Unaudited Results of Operations for the nine months ended August 31, 2017 and 2016:

	For the nine months ended August 31,
	2017	2016
Operating expenses:
General and administrative expenses	$6,122,565	$3,637,868
Research and development expenses	2,296,324	663,500
Total operating expenses	8,418,889	4,301,368

Other income (expenses):
Interest expense	(635,267)	(304,596)
Interest income	123	-
Loss on conversion of debt	(365,373)	(89,210)
Loss on extinguishment of debt	(76,251)	-
Loss on issuance of convertible notes	-	(481,000)
Change in fair value of embedded conversion option	(812,017)	362,000
Change in fair value of warrant liability	(59,870)	-
Total other expenses	(1,948,655)	(512,806)

Net loss	$(10,367,544)	$(4,814,174)

Operating expenses

We incur various costs and expenses in the execution of our business. The increase in operating expenses was mainly due to more professional fees incurred in connection with the license agreements with Mannin, BNI and Asdera as well as the issuance and conversion of convertible notes.

Other expenses

During the nine months ended August 31, 2017, other expenses included approximately $635,000 in interest expense, $812,000 for the change in fair value of embedded conversion options, approximately $60,000 for the change in fair value of warrant liability, $76,000 in loss on extinguishment of debt, and approximately $365,000 in loss on conversion of debt.  During the nine months ended August 31, 2016, other expenses included approximately $305,000 in interest expense, a gain of $362,000 for the change in fair value of embedded conversion options, $481,000 in loss on the issuance of convertible debt, and approximately $89,000 in loss on conversion of debt.

The increase in other expenses were mainly due to interest expense and the change in fair value of embedded conversion option.

Net loss

In the nine months ended August 31, 2017 and 2016, we incurred net losses of approximately $10.4 million and $4.8 million, respectively.  Our management expects to continue to incur net losses for the foreseeable future, due to our need to continue to establish a base of operations and implement other aspects of our business plan.

Results of Operation for the Fiscal Years Ended November 30, 2016 and 2015

	For the years ended November 30,
	2016	2015
Operating expenses:
General and administrative expenses	$5,032,257	$354,138
Research and development expenses	1,314,250	598,000
Total operating expenses	6,346,507	952,138

Other (income) expense:
Interest expense	480,285	14,511
Gain on extinguishment of convertible note	(134,085)	-
Loss on conversion of debt	85,123	20,968
Loss on issuance of convertible notes	481,000	-
Change in fair value of embedded conversion option	(121,000)	99,000
Change in fair value of warrant liability	(7,587)	-
Loss on modification of Private Placement Units	41,268	-
Total other expenses	825,004	134,479

Net Loss:	$(7,171,511)	$(1,086,617)

Revenues

Q BioMed Inc. was incorporated, in the State of Nevada on November 22, 2013, focusing on licensing, acquiring and providing strategic resources to life sciences and healthcare companies.  Revenue will only be possible when we have acquired licenses for commercially ready assets that can be sold. During the years ended November 30, 2016 and 2015, we did not generate any revenues.

Operating expenses

We incur various costs and expenses in the execution of our business. During the year ended November 30, 2016, we incurred approximately $6.3 million in total expenses, including approximately $5 million in general and administrative expenses and approximately $1.3 million in research and development expenses.  During the year ended November 30, 2015, we incurred approximately $1 million in total expenses, including approximately $0.4 million in general and administrative expenses and $0.6 million in research and development expenses.  The increase in general and administrative expenses was mainly due to an increase in business development and marketing activities in fiscal year 2016 as compared to the prior year.  The increase in research and development was mainly due to the investment to BNI and Mannin, pursuant to the agreements, in fiscal 2016.

Other (income) expenses

Our total other expenses increased to $825,000 during the year ended November 30, 2016 from $134,000 during the prior year, primarily as the result of increases in interest expense, losses on the issuance of convertible notes, and losses on the conversion of debt, partially offset by gains on extinguishments of convertible notes and the change in fair value of bifurcated conversion options of certain convertible notes.

During the year ended November 30, 2016, interest expense increased to $480,000 from $15,000 in the prior year, resulting from the increase in debt year-over-year. We raised $2,645,000 in debt during the year ended November 30, 2016. Interest expense in the year ended November 30, 2016 is comprised of approximately $414,000 accretion of debt discount and approximately $66,000 of accrued interest expense based on the coupon interest rate of the debt.

During the year ended November 30, 2016, we recognized losses upon the issuance of convertible notes of $481,000 and had no such losses in the prior year. In connection with the issuance of our Series A, B, C Notes, and the original issuance of our Series D Notes, during the year ended November 30, 2016, the embedded conversion feature in each note was separately measured at fair value. The initial recognition resulted in an aggregate debt discount of approximately $750,000, and an aggregate loss of $481,000, which represented the excess of the fair value of the embedded conversion at initial issuance of $1.2 million over the aggregate principal amount of convertible debt issued.

During the year ended November 30, 2016, losses on conversion of debt increased to approximately $85,000 from approximately $21,000 in the prior year. The recognized losses result for the conversion of notes where the conversion option has been bifurcated for accounting purposes. As a result, conversions are recognized as an extinguishment of the bifurcated conversion option and of the loan host, which results in a gain or loss based on the difference between the carrying value of the conversion option and loan host compared to the fair value of the common stock issued to convert the note.

During the year ended November 30, 2016, we recognized a gain of approximately $134,000 resulting from a modification of outstanding Series D convertible notes that was recognized as an extinguishment. No such gain was recognized in the prior year.

During the year ended November 30, 2016, we recognized a gain of $121,000 for the aggregate decrease in fair value of conversion options embedded in convertible notes. We recognized a loss of $99,000 in the year ended November 30, 2015 for the aggregate increase in fair value of conversion options. In connection with the issuance of our Series A, B, C Notes, and the original issuance of our Series D Notes, in the years ended November 30, 2016 and 2016, the embedded conversion feature in each note was separately measured at fair value with subsequent changes in fair value recognized in current operations. We use a binomial valuation model, with fourteen steps of the binomial tree, to estimate the fair value of the embedded conversion options.

Net loss

In the years ended November 30, 2016 and 2015, we incurred net losses of approximately $7.2 million and $1.1 million, respectively. Our management expects to continue to incur net losses for the foreseeable future, due to our need to continue to open a new head office, improve our website and implement other aspects of our business plan.

Liquidity and Capital Resources

We have not yet established an ongoing source of revenues sufficient to cover our operating costs and allow us to continue as a going concern. We had a working capital deficit of approximately $1.8 million as of November 30, 2016 and of approximately $10,000 in working capital as of August 31, 2017.  We prepared the accompanying financial statements assuming that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. We had a net loss of approximately $7.2 million and $1.1 million during the years ended November 30, 2016 and 2015, respectively, and a net loss of approximately $10.4 million for the nine months ended August 31, 2017.  We had net cash used in operating activities of approximately $1.5 million and $91,000 during years ended November 30, 2016 and 2015, respectively, and had net cash used in operating activities of approximately $3.9 million for the nine months ended August 31, 2017.  These matters, among others, raise substantial doubts about our ability to continue as a going concern.

Our ability to continue as a going concern depends on the ability to obtain adequate capital to fund operating losses until we generate adequate cash flows from operations to fund its operating costs and obligations. If we are unable to obtain adequate capital, we could be forced to cease operations.

We depend upon our ability, and will continue to attempt, to secure equity and/or debt financing.  We might not be successful, and without sufficient financing it would be unlikely for us to continue as a going concern.  The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Cash Flows

The following table sets forth the significant sources and uses of cash for the periods addressed in this report:

	For the years ended November 30,		For the nine months ended August 31,
	2016	2015	2017	2016

Net cash provided by (used in):
Operating activities	$(1,545,259)	$(91,392)	$(3,923,455)	$(868,497)
Financing activities	2,882,575	210,151	4,953,900	875,075
Net increase (decrease) in cash	$1,337,316	$118,759	1,030,445	6,578

Net cash used in operating activities was approximately $1.5 million for the year ended November 30, 2016 as compared to approximately $91,000 for the year ended November 30, 2015.  The increase in net cash used in operating activities results from the net loss of approximately $7.2 million for the year ended November 30, 2016, partially offset by aggregate non-cash expenses of approximately $5 million.  The net cash used in operating activities for the year ended November 30, 2015 results primarily from to the net loss of approximately $1.1 million, partially offset by a non-cash expense of $905,000.

Net cash used in operating activities was approximately $4 million for the nine months ended August 31, 2017 as compared to approximately $869,000 for the nine months ended August 31, 2016.  The increase in net cash used in operating activities relates to the net loss of approximately $10.4 million for the nine months ended August 31, 2017, partially offset by aggregate non-cash expenses of approximately $6.4 million.  The net cash used in operating activities for the nine months ended August 31, 2016 relates to the net loss of approximately $4.8 million for the nine months ended August 31, 2016, partially offset by aggregate non-cash expenses of approximately $3.5 million.

Net cash provided by financing activities was approximately $2.9 million for the year ended November 30, 2016, resulting mainly from proceeds received from the issuance of convertible notes payable and note payable and issuance of common stock and warrants through the private placement.  Net cash provided by financing activities was approximately $210,000 for the year ended November 30, 2015, resulting from proceeds received from the issuance of convertible notes payable.

Net cash provided by financing activities was approximately $5 million for the nine months ended August 31, 2017, resulting mainly from proceeds received from the issuance of convertible notes payable and private placement.  Net cash provided by financing activities was $875,000 for the nine months ended August 31, 2016, resulting mainly from proceeds received from the issuance of convertible notes payable.

Obligations and Commitments

License Agreements

Mannin

Pursuant to the license agreement with Mannin as disclosed in our Annual Form 10-K, filed with the SEC on February 28, 2017, during the three and nine months ended August 31, 2017, we incurred approximately $525,000 and $1.4 million, respectively, in research and development expenses to fund the costs of development of the eye drop treatment for glaucoma pursuant to the Patent and Technology License and Purchase Option Agreement.  Through August 31, 2017, we have funded an aggregate of $2.15 million to Mannin under the exclusive license.

Bio-Nucleonics

On September 6, 2016, we entered into the Patent and Technology License and Purchase Option Agreement with Bio-Nucleonics Inc. whereby we were granted a worldwide, exclusive, perpetual, license on, and option to, acquire certain BNI intellectual property within the three-year term of the exclusive license.

During the three and nine months ended August 31, 2017, we incurred approximately $144,000 and $352,500, respectively, in research and development expenses pursuant to the exclusive license with BNI.  As of August 31, 2017, we had paid approximately $351,700 to BNI out of the $850,000 cash funding requirement. We are not obligated to provide further funding to BNI until BNI satisfies all of its pre-existing obligations totaling $163,500.  To this end, we had provided an aggregate of approximately $59,000 through August 31, 2017 to BNI to help settle its obligations, which we recognized as research and development expenses in the accompanying Statements of Operations.

Asdera

On April 21, 2017, we entered into a License Agreement on Patent & Know-How Technology with Asdera LLC whereby we were granted a worldwide, exclusive, license on certain Asdera intellectual property. The initial cost to acquire the Asdera License is $50,000 and the issuance of 125,000 shares of our common stock, with a fair value of $487,500, of which we had fully paid and issued as of August 31, 2017. In addition to royalties based upon net sales of the product candidate, if any, we are required to make certain additional payments upon the following milestones:

●
the filing of an investigational new drug application with the US Food and Drug Administration;

●
successful interim results of Phase II/III clinical trial of the product candidate;

●
FDA acceptance of a new drug application;

●
FDA approval of the product candidate; and

●
achieving certain worldwide net sales.

Subject to the terms of the Agreement, we will be in control of the development and commercialization of the product candidate and are responsible for the costs of such development and commercialization.  We have undertaken a good-faith commitment to (i) initiate a Phase II/III clinical trial at the earlier of the two-year anniversary of the agreement or one year from the FDA’s approval of the IND and (ii) to make the first commercial sale by the fifth-anniversary of the agreement.  Failure to show a good-faith effort to meet those goals would mean that the Asdera IP would revert to Asdera.  Upon such reversion, Asdera would be obligated to pay us royalties on any sales of products derived from the Asdera IP until such time that Asdera has paid us twice the sum that we had provided Asdera prior to the reversion.

OMRF

OMRF License Agreement

On June 15, 2017, we entered into a Technology License Agreement with the Rajiv Gandhi Centre for Biotechnology, an autonomous research institute under the Government of India, and the Oklahoma Medical Research Foundation, (“OMRF” and together with RGCB, the “Licensors”), whereby the OMRF and RGCB granted us a worldwide, exclusive, license on intellectual property related to Uttroside-B (the “Uttroside-B IP”).  Uttroside-B is a chemical compound derived from the plant Solanum nigrum Linn, also known as Black Nightshade or Makoi.  We seek to use the Uttroside-B IP to create a chemotherapeutic agent against liver cancer.

The initial cost to acquire the OMRF License Agreement is $10,000. In addition to royalties based upon net sales of the product candidate, if any, we are required to make additional payments upon the following milestones:

●
the completion of certain preclinical studies (the “Pre-Clinical Trials”);

●
the filing of an investigational new drug application (the “IND”) with the US Food and Drug Administration (“FDA”) or the filing of the equivalent of an IND with the foreign equivalent of the FDA;

●
successful completion of each of Phase I, Phase II and Phase III clinical trials;

●
FDA approval of the product candidate;

●
approval by the foreign equivalent of the FDA of the product candidate;

●
achieving certain worldwide net sales; and

●
a change of control of QBIO.

Subject to the terms of the Agreement, we will be in control of the development and commercialization of the product candidate and are responsible for the costs of such development and commercialization.  We have undertaken a good-faith commitment to (i) fund the Pre-Clinical Trials and (ii) to initiate a Phase II clinical trial within six years of the date of the Agreement.  Failure to show a good-faith effort to meet those goals would mean that the OMRF License Agreement would revert to the OMRF and RGCB.

Milestones

No milestones have been reached to date on these license agreements.

Legal

We are not currently involved in any legal matters arising in the normal course of business.  From time to time, we could become involved in disputes and various litigation matters that arise in the normal course of business.  These may include disputes and lawsuits related to intellectual property, licensing, contract law and employee relations matters.  Periodically, we review the status of significant matters, if any exist, and assesses its potential financial exposure. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, we accrue a liability for the estimated loss.  Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict.  Because of such uncertainties, accruals are based on the best information available at the time.  As additional information becomes available, we reassess the potential liability related to pending claims and litigation.

Finder’s Agreement

In October 2016, we entered into two agreements to engage two financial advisors to assist us in our search for potential investors, vendors or partners to engage in a license, merger, joint venture or other business arrangement.

As a compensation for their efforts, we agreed to pay the financial advisors a fee equal to 7% and 8% in cash, and to pay one of the financial advisors an additional fee equal to 7% in warrants of all consideration received by us.  We have not incurred any finders’ fees pursuant to the agreements to-date.

Related Party Transactions

We entered into consulting agreements with certain management personnel and stockholders for consulting and legal services.  Consulting and legal expenses resulting from such agreements were approximately $102,500 and $104,000 for the three months ended August 31, 2017 and 2016, respectively, and were approximately $322,500 and $207,875 for the nine months ended August 31, 2017 and 2016, respectively, included within general and administrative expenses in the accompanying Condensed Consolidated Statements of Operations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers and their respective ages as of the date of this prospectus are as follows:

Name	Age	Position with the Company
Denis Corin	45	Chief Executive Officer, President, Director
William Rosenstadt	49	Chief Legal Officer, Director

The following describes the business experience of each of our directors and executive officers, including other directorships held in reporting companies:

Denis Corin

Mr. Corin is a management consultant. He has worked for large pharmaceutical (Novartis) and diagnostic instrumentation companies (Beckman Coulter) in their sales organizations responsible for sales in multi-product disciplines including pharmaceuticals and diagnostics and diagnostic automation equipment. After Novartis and Beckman Coulter, he served as Director of Investor Relations at MIV Therapeutics Inc, a company specializing in next generation drug delivery and drug eluting cardiovascular stents. Mr. Corin served as an executive and on the board of directors of TapImmune Inc. from July 2009 to May 2012. Mr. Corin is an executive director of Soloro Metals Corp, a private mining exploration company and NPX Metals, a private mining exploration company. He holds a Bachelor’s degree in Economics and Marketing, from the University of Natal, South Africa. Mr. Corin dedicates over 40 hours per week fulfilling his duties to us.

William S. Rosenstadt

From 2006 to the present, Mr. William S. Rosenstadt, has been a Founding Partner at the law firm of Ortoli Rosenstadt LLP, a successor to Sanders Ortoli Vaughn-Flam Rosenstadt LLP. Mr. Rosenstadt has been a practicing international corporate and securities attorney since 1996, representing issuers, bankers and high-net worth individuals. Mr. Rosenstadt received his B.A. from Syracuse University in 1990 and a J.D. from the Benjamin N. Cardozo School of Law in 1995. Mr. Rosenstadt dedicates approximately 15 hours per week to fulfilling his duties to us.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until they resign or are removed from the board in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until they resign or are removed from office by the Board of Directors.

Management Consultants

In addition to our executive officers, we have assembled a team of consultants to assist in the managerial, financial and scientific development of our company. These consultants include:

David Laskow-Pooley

Mr. Laskow-Pooley has 30 years of experience in all aspects of the discovery, development and commercialization of pharmaceutical products, diagnostics and devices. He is an industry veteran and has a distinguished career working for numerous pharmaceutical and life sciences companies. He has held director, executive officer and general management posts in both small and major multinational companies including GSK, Abbott, Amersham plc, Life technologies, OSI, Bilcare and Surface Therapeutics.

Christopher Manuele

Mr. Manuele has 35 years of comprehensive US and International expertise in nuclear medicine and medical isotope production. A long-time veteran of Amersham Health and GE Healthcare, he has launched core products; expanded products internationally; led the design, construction and FDA-approval of two brand new U.S. manufacturing facilities; and held responsibility for several full-GMP radiopharmaceutical manufacturing sites across the US and Europe. Before his retirement in 2008, Mr. Manuele served as General Manager – Global Nuclear Medicine Supply Chain for GE Healthcare, and General Manager – Oncura, GE’s global I-125 brachytherapy seeds business.

Ari Jatwes

Mr. Ari Jatwes is an analyst and a banker, with over twenty years of experience. He began his career in a large accounting firm, progressing to a reputable investment bank, where he gained his experience in mergers and acquisitions. Over the last decade Mr. Jatwes interest and focus has been in the biotech and pharma sector, which included trading biotech stocks from start up to late stage biotech companies, advising management and raising capital for their needs. He has played a role in several successful contracts and transactions in the healthcare space – with emphasis on the life sciences and immunotherapy. Mr. Jatwes holds two Master degrees and a Bachelor Degree from the University of South Africa and the University of Natal.

Robert Derham

Robert Derham has focused the majority of his career working with rare diseases and orphan products. For the past seven years he has focused on driving corporate change within medium and large pharmaceutical companies to transition their corporate strategy to an orphan drug development approach. In addition to driving corporate change, he conducted business development for companies looking for partnering, licensing or acquisition opportunities in the orphan drug space. Prior to that, he worked for Mondobiotech, Novartis, Syngenta Biopharma and Alexis Biopharma, always focused on orphan indications and corporate development. Robert is also the founder of CheckOrphan, a comprehensive media and information source for all news, videos, clinical trials, research, treatments and more about rare diseases and orphan products. He also has degrees in medical immunology and biochemistry and thoroughly enjoys diving into the science and research of the rare diseases, with which he is working.

Amy Ripka

Dr. Amy Ripka is Executive Director of Medicinal Chemistry at WuXi AppTec. She started her career at Bristol Myers Squibb and over 17 years has worked in various capacities in medicinal chemistry with many small companies, including EnVivo (FORUM) Pharmaceuticals as Head of Chemistry, Infinity, Daiamed, HydraBiosciences and FoldRx. Her current responsibilities include strategic planning in medicinal chemistry, early library drug design utilizing multiple in silico methods, hit optimization and overall screening architectures to advance early stage compounds through Phase I-II clinical development. Dr. Ripka’s therapeutic specialties include Neuroscience, Oncology, Thrombosis and Anti-Infective Disease areas. She has led multiple early stage programs resulting in four clinical candidates, two of which are marketed drugs. Her career has spanned big pharma, biotech and CROs where she has made significant contributions to each of these. Dr. Ripka, was elected by her peers to Chair the prestigious Medicinal Chemistry Gordon Research Conference and is currently serving a second elected term as the Industrial Councilor for the MEDI Division of the American Chemical Society. Dr. Ripka, received her Ph.D. in Chemistry from the University of Wisconsin-Madison with a double concentration in organic and medicinal chemistry, and did her post-doctoral studies with Nobel Laureate K. Barry Sharpless from The Scripps Research Institute. Dr. Ripka will advise Mannin’s scientific development and growth.

Dr. Rick Panicucci

Dr. Rick Panicucci is the Vice President of Pharmaceutical Development at WuXi AppTec. He is responsible for providing scientific leadership in the areas of Developability, Formulation Development and GMP Manufacturing. Dr. Panicucci plays an important role in the early stages of drug discovery for various companies. His responsibilities include solid state chemistry and formulation development of all small molecule therapeutics in early development, and developing novel drug delivery technologies for small molecules and large molecules including siRNA. Prior to WuXi he held the position of Global Head of Chemical and Pharmaceutical Profiling (CPP) at Novartis from 2004 to 2015, where he led the development and implementation of innovative dosage form designs and continuous manufacturing paradigms. He has also held positions as the Director of Formulation Development at Vertex Pharmaceuticals and Senior Scientist at Biogen. Dr. Panicucci received his Ph.D. in Physical Organic Chemistry at the University of Toronto, and has two post-doctoral fellowships at University of California at Santa Barbara and the Ontario Cancer Institute. Dr. Panicucci will advise our technology partner, Mannin Research Inc.’s development both scientifically and commercially.

Significant Employees

None.

Audit Committee

We do not currently have an audit committee.

Compensation Committee

We do not currently have compensation committee.

Involvement in Certain Legal Proceedings

None of our directors, executive officers or control persons has been involved in any of the following events during the past five years: (i) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences); (iii) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or (iv) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Code of Ethics

We have not adopted a code of corporate conduct.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors and officers, and the persons who beneficially own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Copies of all filed reports are required to be furnished to us pursuant to Rule 16a-3 promulgated under the Exchange Act. Based solely on the reports received by us and on the representations of the reporting persons, we believe that these persons have complied with all applicable filing requirements during the year ended November 30, 2017.

TRANSACTIONS WITH RELATED PERSONS

In January 2016, we issued a five-year warrant to a director and Chief Legal Officer of the Company to purchase 250,000 shares of common stock at a price of $4.15 per share, valued at $795,000 based on management’s estimate using the Black-Scholes option-valuation model, to the director for services and settlement of $30,000 in accounts payable.  The warrant is fully vested and is also exercisable on a cashless basis. On July 15, 2016, we issued this same person and our CEO, each, 150,000 five-year warrants to purchase 150,000 shares of our Common share at $1.45 per share.

On June 5, 2017, we issued warrants to purchase up to 350,000 shares of our common stock to each of Denis Corin, our President and Chief Executive Officer, and William Rosenstadt, our Chief Legal Officer. The warrants were issued as a bonus for their business development services to the Company over the last 12 months. The warrants are exercisable for five years at a per share price of $4.00. The warrants may not be exercised within the first six months of their issuance.

On June 5, 2017, we issued options to purchase up to 150,000 shares of our common stock to each of Denis Corin, our President and Chief Executive Officer, and William Rosenstadt, our Chief Legal Officer. 50,000 of the options were issued as compensation for their continue services on our board of directors through June 1, 2018 and 100,000 of the options were issued as compensation as officers through June 1, 2018. 37,500 of the options vest on September 1, 2017, 37,500 of the options vest on December 1, 2017, 37,500 of the options vest on March 1, 2018 and 37,500 of the options vest on June 1, 2018. The options are exercisable for five years at a per share price of $4.00. The options may not be exercised within the first six months of vesting.

EXECUTIVE COMPENSATION

Our directors do not receive any stated salary for their services as directors or members of committees of the board of directors, but by resolution of the board, a fixed fee may be allowed for attendance at each meeting. Directors may also serve the Company in other capacities as an officer, agent or otherwise, and may receive compensation for their services in such other capacity. No such fees have been paid to any director since incorporation.  Reasonable travel expenses are reimbursed.

Summary Compensation Table

The following table sets forth information concerning all cash compensation awarded to, earned by or paid to all individuals serving as the Company’s principal executive officers during the last two completed fiscal years ended November 30, 2016 and 2017, respectively and all non-cash compensation awarded to those same individuals in those time periods.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (4)(5)	Non- Equity Incentive Plan Compen- sation ($)	Non- qualified Deferred Compen- sation Earnings ($)	All Other Compen -sation ($) (1)	Total ($)

Denis Corin (2)	2016	-	-	-	$195,000	-	-	$63,655	$258,655
Chief Executive Officer	2017	-	-	$-	1,545,000	-	-	$175,000	$1,720,000

William Rosenstadt (3)	2016	-	-	-	$1,055,000	-	-	$112,147	$1,167,147
Chief Legal Officer	2017	-	-	$-	1,545,000	-	-	$280,248	$1,825,248

(1)
The amounts represent fees paid or accrued by us to the executive officers during the past year pursuant to various employment and consulting services agreements, as between us and the executive officers, which are described below. Our executive officers are also reimbursed for any out-of-pocket expenses incurred in connection with corporate duties. We presently have no pension, health, annuity, insurance, profit sharing or similar benefit plans.

(2)
Mr. Denis Corin was appointed as Chief Executive Officer and Director on April 21, 2015.

(3)
Mr. William Rosenstadt was appointed as Chief Legal Officer and Director on June 5, 2015.

(4)
Represents the aggregate grant date fair value of warrants to purchase 50,000 common stock issued on July 15, 2016 to Mr. Corin and warrants to purchase 250,000 and 200,000 common stock issued on January 4, 2016 and July 15, 2016 to Mr. Rosenstadt, respectively, in accordance with FASB ASC.

(5)
Represents the aggregate grant date fair value of warrants to purchase 350,000 common stock issued on June 5, 2017 and options to purchase 150,000 common stock issued on June 5, 2017 to each Mr. Corin and Mr. Rosenstadt, respectively, in accordance with FASB ASC. 50,000 of the option to purchase common stock issued on June 5, 2017 to each of Mr. Corin and Mr. Rosenstadt was compensation for their continuted services on our board of directors through June 1, 2018.

Except for 50,000 of the options to purchase common stock issued on June 5, 2017 to each Mr. Corin and Mr. Rosenstadt as compensation for their continued services on our board of directors through June 1, 2018, we have not paid any compensation to our directors for their services as directors in the fiscal year ended November 30, 2016.  As set out above, we have paid compensation to our directors for their services as executive officers.

Compensation Agreements

On June 5, 2017, our subsidiary entered into an Executive Services Agreement with Denis Corin to provide services as our President and Chief Executive Officer. In exchange for the services, Mr. Corin receives $15,000 per month and received options granted on June 5, 2017 to acquire 100,000 shares of our common stock at $4.00 per share, of which option 25,00 options vest on each of September 1, 2017, December 1, 2017, March 1, 2018 and June 1, 2018. The agreement has a term of two years and may be terminated by either party with 90 days’ notice. If we terminate the Executive Services Agreement without cause, we will owe the monthly fee for each remaining month during the term of the agreement.

Outstanding Equity Awards at Year End Table

The following table sets forth information as of November 30, 2016 relating to outstanding equity awards for each Named Executive Officer:

Name	Number of Securities Underlying Unexercised Options (exercisable)	Number of Securities Underlying Unexercised Options (unexercisable)	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Denis Corin	150,000	-	-	$1.45	July 15, 2021
	350,000	-	-	4.00	June 9, 2022
	-	75,000	75,000	4.00	June 9, 2022

William Rosenstadt	200,000	-	-	$1.45	July 15, 2021
	250,000	-	-	4.15	January 1, 2021
	350,000	-	-	4.00	June 9, 2022
		75,000	75,000	4.00	June 9, 2022

We did not award stock in our fiscal year ended November 30, 2017, and as of November 30, 2017, there were no plans or arrangements for the issuance of stock awards.

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of November 30, 2017, certain information regarding the ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (ii) each of our directors, (iii) our Principal Executive Officer and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, the address of each person shown is c/o Ortoli Rosenstadt LLP, 501 Madison Avenue 14th Floor, New York, New York 10022. Beneficial ownership, for purposes of this table, includes warrants and options to purchase common stock that are either currently exercisable or will be exercisable within 60 days of the date of this annual report.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner (1)	Percent of Class (2)
Directors and Officers:
Denis Corin (3)	3,000,000	23.6%
William Rosenstadt (4)	1,335,049	10.3%

Directors and Officers as a Group (3)(4)	4,335,049	32.1%

Major Stockholders:
Ari Jatwes (5)	860,000	7.0%
Alan Lindsay	1,136,000	9.3%

(1)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (1) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares. In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon the exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding as of November 30, 2017.

(2)
This percentage is based upon 12,206,409 shares of common stock outstanding as of November 30, 2017 and any warrants exercisable by such person within 60 days of the date as of which the information is provided.

(3)
Includes 150,000 five-year warrants exercisable at $1.45 which expire on July 15, 2021 for director fees through June 1, 2017 and 350,000 five-year warrants exercisable at $4.00 which expire on June 5, 2022 for officer fees through June 1, 2018, all of which are exercisable within 60 days of the date as of which the information is provided. This amount excludes those options that have been granted but that have not vested and do not vest within the next 60 days.

(4)
Includes 250,000 five-year warrants exercisable at $4.15 which expire on January 1, 2021 which were issued to the law firm at Mr. Rosenstadt is a partner, 50,000 five-year warrants exercisable at $1.45 which expire on July 15, 2021 which were issued to the law firm at Mr. Rosenstadt is a partner, 150,000 five-year warrants exercisable at $1.45 which expire on July 15, 2021 for director fees through June 1, 2017 and 350,000 five-year warrants exercisable at $4.00 which expire on June 5, 2022 for officer fees through June 1, 2018.  An aggregate of 800,000 warrants are exercisable within 60 days of the date as of which the information is provided. On November 22, 2017, the collective 300,000 warrants issued to Mr. Rosenstadt’s law firm were assigned to Mr. Rosenstadt personally. This amount excludes those options that have been granted but that have not vested and do not vest within the next 60 days.

(5)
Includes 85,000 five-year warrants exercisable at $4.00 which expire on June 5, 2022. This amount excludes those options that have been granted but that have not vested and do not vest within the next 60 days.

There are no arrangements or understanding among the parties set out above or their respective associates or affiliates concerning election of directors or any other matters which may require shareholder approval.

Changes in Control

We are unaware of any contract, or other arrangement or provision, the operation of which may at a subsequent date result in a change of control of our Company.

LEGAL MATTERS

The legality and validity of the securities offered from time to time under this prospectus will be passed upon by Ortoli Rosenstadt LLP. William Rosenstadt, our Chief Legal Officer and one of our directors, is a partner of Ortoli Rosenstadt LLP. Sichenzia Ross Ference Kesner LLP is representing the placement agents in this offering.

EXPERTS

Our financial statements as of and for the years ended November 30, 2016 and 2015 have been included in the registration statement in reliance upon the report of Marcum LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement, as amended, on Form S-1 under the Securities Act with respect to the securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, where our SEC filings are also available. The address of the SEC’s web site is http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our by-laws require us to indemnify any of our officers or directors, and certain other persons, under certain circumstances against all expenses and liabilities incurred or suffered by such persons because of a lawsuit or similar proceeding to which the person is made a party by reason of a his being a director or officer of the Company or our subsidiaries, unless that indemnification is prohibited by law. We may also purchase and maintain insurance for the benefit of any officer which may cover claims for which we could not indemnify a director or officer. We have been advised that in the opinion of the Securities and Exchange Commission, indemnification of our officers, directors and controlling persons under these provisions, or otherwise, is against public policy and is unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Q BIOMED INC.

Unaudited Condensed Financial Statements:

Condensed Balance Sheets as of August 31, 2017 (Unaudited) and November 30, 2016	F-19
Unaudited Condensed Statements of Operations – For the Three Months and Nine Months Ended August 31, 2017 and 2016	F-20
Unaudited Condensed Statements of Cash Flows – For the Nine Months Ended August 31, 2017 and 2016	F-21
Notes to Unaudited Condensed Financial Statements	F-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
of Q BioMed Inc.

We have audited the accompanying balance sheets of Q BioMed Inc. (the “Company”) as of November 30, 2016 and 2015, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Q BioMed Inc., as of November 30, 2016 and 2015, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has suffered losses from operations and has negative working capital.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans concerning these matters are also discussed in Note 2 to the financial statements.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

Marcum LLP
New York, NY
February 28, 2017

Q BIOMED INC.
Balance Sheets
	As of November 30,
	2016	2015
ASSETS
Current assets:
Cash	$1,468,724	$131,408
Total current assets	1,468,724	131,408
Total Assets	$1,468,724	$131,408

LIABILITIES AND STOCKHOLDERS' EQUITY DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$497,936	$58,802
Accrued expenses - related party	70,502	30,000
Accrued interest payable	48,813	2,511
Convertible notes payable (See Note 5)	2,394,849	-
Note payable	100,152	-
Warrant liability	168,070	-
Total current liabilities	3,280,322	91,313

Long-term Liabilities:
Convertible notes payable (See Note 5)	231,517	296,000
Total long term liabilities	231,517	296,000
Total Liabilities	3,511,839	387,313

Commitments and Contingencies (Note 6)

Stockholders' Equity Deficit:
Preferred stock, $0.001 par value; 100,000,000 shares authorized; no shares issued and outstanding as of November 30, 2016 and 2015	-	-
Common stock, $0.001 par value; 250,000,000 shares authorized; 9,231,560 and 8,597,131 shares issued and outstanding as of November 30, 2016 and 2015, respectively	9,231	8,597
Additional paid-in capital	6,249,357	865,690
Accumulated deficit	(8,301,703)	(1,130,192)
Total Stockholders' Equity Deficit	(2,043,115)	(255,905)
Total Liabilities and Stockholders' Equity Deficit	$1,468,724	$131,408

 The accompanying notes are an integral part of these financial statements.

Q BIOMED INC.
Statements of Operations
	For the years ended November 30,
	2016	2015
Operating expenses:
General and administrative expenses	$5,032,257	$354,138
Research and development expenses	1,314,250	598,000
Total operating expenses	6,346,507	952,138

Other (income) expense:
Interest expense	480,285	14,511
Gain on extinguishment of convertible note	(134,085)	-
Loss on conversion of debt	85,123	20,968
Loss on issuance of convertible notes	481,000	-
Change in fair value of embedded conversion option	(121,000)	99,000
Change in fair value of warrant liability	(7,587)	-
Loss on modification of Private Placement Units	41,268	-
Total other expenses	825,004	134,479

Net Loss:	$(7,171,511)	$(1,086,617)

Net loss per share - basic and diluted	$(0.81)	$(0.12)

Weighted average shares outstanding, basic and diluted	8,861,212	9,067,839

The accompanying notes are an integral part of these financial statements.

Q BIOMED INC.
Statement of Changes in Shareholders’ Equity (Deficit)
	Preferred Stock		Common Stock			Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Additional Paid in Capital	Deficit	Equity (Deficit)
Balance as of November 30, 2014	-	$-	8,125,000	$8,125	$46,750	$(43,425)	$11,450
Issuance of common stock and warrants for services	-	-	631,000	631	197,887	(375)	198,143
Issuance of common stock for acquired in-process research and development	-	-	200,000	200	547,800	-	548,000
Issuance of common stock for services to related parties	-	-	3,375,000	3,375	25,650	(2,025)	27,000
Acquisition and retirement of common stock	-	-	(3,750,000)	(3,750)	1,500	2,250	-
Issuance of common stock upon conversion of convertible notes payable	-	-	16,131	16	46,103	-	46,119
Net loss	-	-	-	-	-	(1,086,617)	(1,086,617)
Balance as of November 30, 2015	-	-	8,597,131	8,597	865,690	(1,130,192)	(255,905)
Issuance of common stock and warrants for services	-	-	341,543	342	3,300,772	-	3,301,114
Issuance of common stock for acquired in-process research and development	-	-	50,000	50	160,450	-	160,500
Issuance of common stock and warrants in connection with Private Placement, net of warrant liabilities	-	-	102,256	102	80,578	-	80,680
Modification of Private Placement Units			7,502	7	22,499		22,506
Issuance of warrants for services to related party	-	-	-	-	830,000	-	830,000
Issuance of warrants to settle accounts payable to related party:	-	-	-	-	30,000	-	30,000
Issuance of common stock upon conversion of convertible notes payable	-	-	118,128	118	380,768	-	380,886
Beneficial conversion feature in connection with issuance of convertible notes	-	-	-	-	526,400	-	526,400
Issuance of common stock in connection with OID Note	-	-	15,000	15	52,200	-	52,215
Net loss	-	-	-	-	-	(7,171,511)	(7,171,511)
Balance as of November 30, 2016	-	$-	9,231,560	$9,231	$6,249,357	$(8,301,703)	$(2,043,115)

The accompanying notes are an integral part of these financial statements.

Q BIOMED INC.
Statement of Cash Flows
	For the years ended November 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(7,171,511)	$(1,086,617)
Adjustments to reconcile net loss to net cash used in operating activities
Issuance of common stock and warrants for services	4,131,114	198,143
Issuance of common stock for acquired in-process research and development	160,500	548,000
Issuance of common stock for services to related parties	-	27,000
Change in fair value of embedded conversion option	(121,000)	99,000
Change in fair value of warrant liability	(7,587)	-
Loss on modification of Private Placement Units	41,268	-
Accretion of debt discount	413,894	12,000
Gain on extinguishment of convertible note	(134,085)	-
Loss on conversion of debt	85,123	20,968
Loss on issuance of convertible debt	481,000	-
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	439,134	90,114
Accrued expenses - related party	70,502	-
Accrued interest payable:	66,389	-
Net cash used in operating activities	(1,545,259)	(91,392)

Cash flows from financing activities:
Proceeds received from issuance of convertible notes	2,495,000	210,151
Proceeds received from issuance of common stock and warrants	237,575	-
Proceeds received from issuance of note payable	150,000	-
Net cash provided by financing activities	2,882,575	210,151

Net increase in cash	1,337,316	118,759

Cash at beginning of period	131,408	12,649
Cash at end of period	$1,468,724	$131,408

Non-cash financing activities:
Issuance of common stock upon conversion of convertible notes payable	$295,764	$25,000
Issuance of warrants to settle accounts payable to related party	$30,000	$-
Modification of Series D convertible note recognized as extinguishment	$294,085	$-

Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

Q BIOMED INC.
Notes to Financial Statements

Note 1 - Organization of the Company and Description of the Business

Q BioMed Inc. (“Q BioMed” or “the Company”), incorporated in the State of Nevada on November 22, 2013, is a biomedical acceleration and development company focused on licensing, acquiring and providing strategic resources to life sciences and healthcare companies. Q BioMed intends to mitigate risk by acquiring multiple assets over time and across a broad spectrum of healthcare related products, companies and sectors.  The Company intends to develop these assets to provide returns via organic growth, revenue production, out-licensing, sale or spinoff new public companies.

Note 2 - Basis of Presentation and Going Concern

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

The Company currently operates in one business segment focusing on licensing, acquiring and providing strategic resources to life sciences and healthcare companies. The Company is not organized by market and is managed and operated as one business. A single management team reports to the chief operating decision maker, the Chief Executive Officer, who comprehensively manages the entire business. The Company does not currently operate any separate lines of business or separate business entities.

Going Concern

The Company had a working capital deficit of approximately $1.8 million as of November 30, 2016. The accompanying financial statements are prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company had a net loss of approximately $7.2 million and $1.1 million during the years ended November 30, 2016 and 2015, respectively, and had net cash used in operating activities of approximately $1.5 million and $91,000 during years ended November 30, 2016 and 2015, respectively.

The ability of the Company to continue as a going concern depends on the Company obtaining adequate capital to fund operating losses until it generates adequate cash flows from operations to fund its operating costs and obligations. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

The Company depends upon its ability, and will continue to attempt, to secure equity and/or debt financing.  The Company might not be successful, and without sufficient financing it would be unlikely for the Company to continue as a going concern. Management has determined that there is substantial doubt about the Company's ability to continue as a going concern within one year after the financial statements are issued. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Note 3 – Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results may differ from those estimates, and such differences may be material to the financial statements. The more significant estimates and assumptions by management include among others: the valuation allowance of deferred tax assets resulting from net operating losses, the valuation of warrants on the Company’s stock and the valuation of embedded conversion options within the Company’s convertible notes payable.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal depository insurance coverage ("FDIC") of $250,000. At November 30, 2016, the Company had a cash balance on deposit that exceeded the balance insured by the FDIC limit by approximately $1.2 million with one bank and was exposed to credit risk for amounts held in excess of the FDIC limit. The Company does not anticipate nonperformance by these institutions. The Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date.  U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  These tiers include:

●
Level 1: The preferred inputs to valuation efforts are “quoted prices in active markets for identical assets or liabilities,” with the caveat that the reporting entity must have access to that market. Information at this level is based on direct observations of transactions involving the same assets and liabilities, not assumptions, and thus offers superior reliability. However, relatively few items, especially physical assets, actually trade in active markets.
●
Level 2: FASB acknowledged that active markets for identical assets and liabilities are relatively uncommon and, even when they do exist, they may be too thin to provide reliable information. To deal with this shortage of direct data, the board provided a second level of inputs that can be applied in three situations.
●
Level 3: defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the years ended November 30, 2016 and 2015.  The respective carrying value of cash and accounts payable approximated their fair values as they are short term in nature.

As of November 30, 2016, the estimated aggregate fair value of all outstanding convertible notes payable is approximately $3.3 million. The fair value estimate is based on the estimated option value of the conversion terms, since the strike price of each note series is deep in-the-money at November 30, 2016. The estimated fair value represents a Level 3 measurement.

Embedded Conversion Features

The Company evaluates embedded conversion features within convertible debt to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in the Statement of Operations.  If the conversion feature does not require recognition of a bifurcated derivative, the convertible debt instrument is evaluated for consideration of any beneficial conversion feature (“BCF”) requiring separate recognition. When the Company records a BCF, the intrinsic value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument (offset to additional paid-in capital) and amortized to interest expense over the life of the debt.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the Statement of Operations.  Depending on the features of the derivative financial instrument, the Company uses either the Black-Scholes option-pricing model or a binomial model to value the derivative instruments at inception and subsequent valuation dates.  The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Stock Based Compensation Issued to Nonemployees

Common stock issued to non-employees for acquiring goods or providing services is recognized at fair value when the goods are obtained or over the service period. If the award contains performance conditions, the measurement date of the award is the earlier of the date at which a commitment for performance by the non-employee is reached or the date at which performance is reached. A performance commitment is reached when performance by the non-employee is probable because of sufficiently large disincentives for nonperformance.

General and administrative expenses

The significant components of general and administrative expenses consist of interest expense, bank fees, printing, filing fees, other office expenses, and business license and permit fees.

Research and development

The Company expenses the cost of research and development as incurred.  Research and development expenses include costs incurred in funding research and development activities, license fees, and other external costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity is performed or when the goods have been received, rather than when payment is made.

Income Taxes

Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled.  Deferred income tax expenses or benefits are based on the changes in the asset or liability each period.  If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized.  Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods.  Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate.  Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties, which only allows the recognition of those tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by the taxing authorities. As of November 30, 2016, the Company reviewed its tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore this standard has not had a material effect on the Company.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest during the years ended November 30, 2016. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Recent accounting pronouncements

In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern that will require management to evaluate whether there are conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the financial statements are issued on both an interim and annual basis. Management will be required to provide certain footnote disclosures if it concludes that substantial doubt exists or when its plans alleviate substantial doubt about the Company’s ability to continue as a going concern. The Company adopted ASU No. 2014-15 in the fourth quarter of 2016, and its adoption did not have a material impact on the Company’s financial statements.

In March 2016, the FASB issued ASU No. 2016-06, Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments. This new standard simplifies the embedded derivative analysis for debt instruments containing contingent call or put options by removing the requirement to assess whether a contingent event is related to interest rates or credit risks. This new standard will be effective for the Company on January 1, 2017. The adoption of this standard is not expected to have a material impact on the Company's financial position, results of operations, or cash flows.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This new standard clarifies certain aspects of the statement of cash flows, including the classification of debt prepayment or debt extinguishment costs or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies, distributions received from equity method investees and beneficial interests in securitization transactions. This new standard also clarifies that an entity should determine each separately identifiable source of use within the cash receipts and payments on the basis of the nature of the underlying cash flows. In situations in which cash receipts and payments have aspects of more than one class of cash flows and cannot be separated by source or use, the appropriate classification should depend on the activity that is likely to be the predominant source or use of cash flows for the item. This new standard will be effective for the Company on January 1, 2018. The Company is currently evaluating the impact of the new standard on its consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. This new standard clarifies the definition of a business and provides a screen to determine when an integrated set of assets and activities is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This new standard will be effective for the Company on January 1, 2018, but may be adopted early. Adoption is prospectively applied to any business development transaction. The adoption of this standard is not expected to have a material impact on the Company's financial position, results of operations, or cash flows.

Note 4 – Loss per share

Basic net loss per share was calculated by dividing net loss by the weighted-average common shares outstanding during the period.  Diluted net loss per share was calculated by dividing net loss by the weighted-average common shares outstanding during the period using the treasury stock method or the two-class method, whichever is more dilutive. The table below summarizes potentially dilutive securities that were not considered in the computation of diluted net loss per share because they would be anti-dilutive.

Potentially dilutive securities	November 30, 2016	November 30, 2015
Warrants (Note 10)	1,047,500	100,000
Convertible debt (Note 5)	1,067,105	106,920

Note 5 – Convertible Notes
	November 30, 2016	November 30, 2015
Series A Notes:
Principal value of 10%, convertible at $2.00 and $1.92 at November 30, 2016 and November 30, 2015, respectively.	$12,500	$50,000
Fair value of bifurcated embedded conversion option of Series A Notes	12,000	64,000
Debt discount	(2,194)	(28,832)
Carrying value of Series A Notes	22,306	85,168

Series B Notes:
Principal value of 10%, convertible at $2.00 and $1.92 at November 30, 2016 and November 30, 2015, respectively.	55,000	50,000
Fair value of bifurcated embedded conversion option of Series B Notes	55,000	64,000
Debt discount	(19,229)	(34,744)
Carrying value of Series B Notes	90,771	79,256

Series C Notes:
Principal value of 10%, convertible at $1.55 at November 30, 2016 and November 30, 2015.	576,383	85,000
Fair value of bifurcated embedded conversion option of Series C Notes	838,000	101,000
Long-term Liabilities:	(250,969)	(54,424)
Carrying value of Series C Notes	1,163,414	131,576

Series D Notes:
Principal value of 10%, convertible at $1.85 at November 30, 2016.	160,000	-
Debt discount	(140,961)	-
Carrying value of Series D Notes	19,039	-

Series E Notes:
Principal value of 10%, convertible at $2.50 at November 30, 2016.	180,000	-
Debt discount	(124,164)	-
Carrying value of Series E Notes	55,836	-

Secured Convertible Debenture:
Principal value of 5%, convertible at $2.98 at November 30, 2016.	1,500,000	-
Fair value of bifurcated contingent put option of Secured Convertible Debenture	72,000	-
Debt discount	(297,000)	-
Carrying value of Secured Convertible Debenture Note	1,275,000	-
Total short-term carrying value of convertible notes	$2,394,849	$-
Total long-term carrying value of convertible notes	$231,517	$296,000

During the year ended November 30, 2016, the Company recognized interest expense of approximately $414,000 resulting from amortization of the debt discount for Series A, B, C, D and E Notes. All long term notes are due in fiscal year 2018.

Series A Notes

The Series A convertible notes payable (the “Series A Notes”) are due and payable 18 months after issuance and bear interest at 10% per annum.  At the election of the holder, outstanding principal and accrued but unpaid interest under the Series A Notes is convertible into shares of the Company’s common stock at any time prior to maturity at a conversion price per share equal to the higher of: (i) forty percent (40%) discount to the average closing price for the ten (10) consecutive trading days immediately preceding the notice of conversion or (ii) $1.25 per share.  At maturity, any remaining outstanding principal and accrued but unpaid interest outstanding under the Series A Notes will automatically convert into shares of the Company’s common stock under the same terms.

Series B Notes

The Series B convertible notes payable (the “Series B Notes”) have the same terms as the Series A Notes.  During the year ended November 30, 2016, the Company issued an additional of $105,000 in principal of Series B notes to third party investors.

Series C Notes

The Series C convertible notes payable (the “Series C Notes”) are due and payable 18 months after issuance and bear interest at 10% per annum.  At the election of the holder, outstanding principal and accrued but unpaid interest under the Series C Notes is convertible into shares of the Company’s common stock at a conversion price per share equal to the lesser of a 40% discount to the average closing price for the 10 consecutive trading days immediately preceding the notice of conversion or $1.55, but in no event shall the conversion price be lower than $1.25 per share.  If the average VWAP, as defined in the agreement, for the ten trading days immediately preceding the maturity date $5.00 or more, any remaining outstanding principal and accrued but unpaid interest outstanding under the Series C Notes will automatically convert into shares of the Company’s common stock under the same terms.

The terms of the Series C Notes also provided that up until maturity date, the Company cannot enter into any additional, or modify any existing, agreements with any existing or future investors that are more favorable to such investor in relation to the Series D Note holders, unless, the Series C Note holders are provided with such rights and benefits (“Most Favored Nations Clause”).

During the year ended November 30, 2016, the Company issued an additional of $550,000 in principal of Series C notes to third party investors.

Series D Notes

The Series D convertible notes payable (the “Series D Notes”) are due and payable 18 months after issuance and bear interest at 10% per annum.  At the election of the holder, outstanding principal and accrued but unpaid interest under the Series D Notes is convertible into shares of the Company’s common stock at a fixed conversion price per share equal to $1.85.  The Series D Notes automatically convert upon maturity at $1.85 per share if the ten trading days VWAP immediately preceding maturity is $5.00 or greater.  Additionally, if the Company’s common shares are up-listed to a senior exchange such as the AMEX or NASDAQ, all monies due under the Series D Notes will automatically convert at $1.85 per share.  During the year ended November 30, 2016, the Company issued $160,000 in principal of Series D notes to third party investors.

The terms of the Series D Notes also included the Most Favored Nations Clause. The Most Favored Nations Clause was viewed as providing the Series D Note holder with down-round price protection.  As such, the embedded conversion option in the Series D Note was separately measured at fair value upon issuance, with subsequent changes in fair value recognized in current earnings.

On September 30, 2016, the Company amended the Most Favored Nations Clause of the Series D Notes to restrict the Company from taking dilutive action without the Series D note holders’ consent, effectively removing the down-round price protection. The amendment of the Series D Notes was recognized as an extinguishment of the originally issued Series D Notes, resulting in a gain on extinguishment of approximately $134,000.

At the amendment date, the conversion price of the amended Series D Notes was below the quoted market price of the Company’s common stock. As such, the Company recognized a beneficial conversion feature equal to the intrinsic value of the conversion price on the amendment date, resulting in a discount to the amended Series D Notes of $160,000 with a corresponding credit to additional paid-in capital. The resulting debt discount is presented net of the related convertible note balance in the accompanying Balance Sheets and is amortized to interest expense over the note’s term.

Series E Notes

The Series E convertible notes payable (the “Series E Notes”) are due and payable 18 months after issuance and bear interest at 10% per annum.  At the election of the holder, outstanding principal and accrued but unpaid interest under the Series E Notes is convertible into shares of the Company’s common stock at a fixed conversion price per share equal to $2.50.  The Series E Notes automatically convert upon maturity at $2.50 per share if the ten trading days VWAP immediately preceding maturity is $5.00 or greater.  Additionally, if the Company’s common shares are up-listed to a senior exchange such as the AMEX or NASDAQ, all monies due under the Series E Notes will automatically convert at $2.50 per share.  During the year ended November 30, 2016, the Company issued $180,000 in principal of Series E Notes to third party investors.

At the issuance date, the conversion price of the Series E Notes was below the quoted market price of the Company’s common stock. As such, the Company recognized a beneficial conversion feature equal to the intrinsic value of the conversion price on the amendment date, resulting in a discount to the Series E Notes of approximately $141,000 with a corresponding credit to additional paid-in capital. The resulting debt discount is presented net of the related convertible note balance in the accompanying Balance Sheets and is amortized to interest expense over the note’s term.

Embedded Conversion Options

In connection with the issuance of the Series A, B, C and the original issuance of the Series D Notes during the year ended November 30, 2016, the Company recognized a debt discount of approximately $750,000, and a loss on issuance of $481,000, which represents the excess of the fair value of the embedded conversion at initial issuance of $1.2 million over the principal amount of convertible debt issued.  The embedded conversion feature is separately measured at fair value, with changes in fair value recognized in current operations.  Management used a binomial valuation model, with fourteen steps of the binomial tree, to estimate the fair value of the embedded conversion option at issuance of the Series A, B, C and the original issuance of the Series D Notes issued during the year ended November 30, 2016, with the following key inputs:

Embedded derivatives at inception
	For the years ended November 30,
	2016	2015
Stock price	$2.60 - $3.26	$2.02 - $4.30
Terms (years)	1.5	1.25 - 1.5
Volatility	116.77%	108.40% - 162.89%
Risk-free rate	0.51% - 0.76%	0.66% - 0.85%
Dividend yield	0.00%	0.00%

Embedded derivatives at period end

	As of November 30,
	2016	2015
Stock price	$3.43	$3.55
Term (years)	0.25 - 1.05	1.26 - 1.49
Volatility	156.74% - 163.49%	108.4% - 121.62%
Risk-free rate	0.48% - 0.80%	0.94%
Dividend yield	0.00%	0.00%

As of November 30, 2016, the embedded conversion options have an aggregate fair value of approximately $977,000 and are presented on a combined basis with the related loan host in the Company’s Balance Sheets.  The table below presents changes in fair value for the embedded conversion options, which is a Level 3 fair value measurement:

Rollforward of Level 3 Fair Value Measurement for the Year Ended November 30, 2016

Balance at November 30, 2015	Issuance	Net unrealized gain/(loss)	Settlements	Balance at November 30, 2016
$229,000	1,303,000	(121,000)	(434,000)	$977,000

Conversions of debt

The following conversions of the convertible notes occurred during the year ended November 30, 2016:
	Principal	Shares
Series A conversions	$37,500	22,148
Series B conversions	100,000	51,111
Series C conversions	58,617	44,869
Total	$196,117	118,128

As the embedded conversion option in each note Series had been separately measured at fair value, the conversion of each note was recognized as an extinguishment of debt.  The Company recognized a loss on conversion of debt of approximately $85,000 as the difference between the fair value of common stock issued to the holders of approximately $381,000 and the aggregate net carrying value of the convertible notes, including the bifurcated conversion options, of approximately $296,000.

Events of default

The Company will be in default of the Series A,B,C D and E Notes, and all amounts outstanding will become immediately due and payable upon: (i) maturity, (ii) any bankruptcy, insolvency, reorganization, cessation of operation, or liquidation events, (iii) if any money judgment, writ or similar process filed against the Company for more than $150,000 remains unvacated, unbonded or unstayed for a period of twenty (20) days, (iv) the Company fails to maintain the listing of the common stock on at least one of the OTC markets or the equivalent replacement exchange, (v) the Company’s failure to maintain any material intellectual property rights, personal, real property or other assets that are necessary to conduct its business, (vi) the restatement of any financial statements filed with the U.S. Securities and Exchange Commission (“SEC”) for any period from two years prior to the notes issuance date and until the notes are no longer outstanding, if the restatement would have constituted a material adverse effect of the rights of the holders of the notes, (vii) the Company effectuates a reverse stock split of its common stock without twenty (20) days prior written notice to the notes’ holders, (viii) in the event that the Company replaces its transfer agent but fails to provide, prior to the effective date, a fully executed irrevocable transfer agent instructions signed by the successor transfer agent and the Company, (ix)  in the event that the Company depletes the share reserve and fails to increase the number of shares within three (3) business days, (x) if the Company fails to remain current in its filings with the SEC for more than 30 days after the filing deadline, (xi) after 12 months following the date the Company no longer deems itself a shell company as reflected in a ’34 Act filing, the Lenders are unable to convert the notes into free trading shares, and (xii) upon fundamental change of management.

The Company is currently not in default for any convertible notes issued.

Secured Convertible Debentures

On November 29, 2016, the Company entered into a securities purchase agreement with an accredited investor to place Convertible Debentures (the “Debentures”) with a one-year term in the aggregate principal amount of up to $4,000,000. The initial closing occurred on November 30, 2016 when the Company issued a Debenture for $1,500,000.  The second closing is scheduled for within three days of the date on which the Company registers for resale all of the shares of common stock into which the Debentures may be converted (the “Conversion Shares”). The Debentures bear interest at the rate of 5% per annum.  In addition, the Company must pay to an affiliate of the holder a fee equal to 5% of the amount of the Debenture at each closing.

The Debenture may be converted at any time on or prior to maturity at the lower of $4.00 or 93% of the average of the four lowest daily VWAP of the Company’s common stock during the ten consecutive trading days immediately preceding the conversion date, provided that as long as the Company is not in default under the Debenture, the conversion price may never be less than $2.00.  The Company may not convert any portion of the Debenture if such conversion would result in the holder beneficially owning more than 4.99% of the Company’s then issued common stock, provided that such limitation may be waived by the holder.

Any time after the six-month anniversary of the issuance of the Debenture, if the daily VWAP of the Company’s common stock is less than $2.00 for a period of twenty consecutive trading days (the “Triggering Date”) and only for so long as such conditions exist after a Triggering Date, the Company shall make monthly payments beginning on the last calendar day of the month when the Triggering Date occurred.  Each monthly payment shall be in an amount equal to the sum of (i) the principal amount outstanding as of the Triggering Date divided by the number of such monthly payments until maturity, (ii) a redemption premium of 20% in respect of such principal amount being paid (up to a maximum of $300,000 in redemption premium) and (iii) accrued and unpaid interest as of each payment date.  The Company may, no more than twice, obtain a thirty-day deferral of a monthly payment due as a result of a Triggering Date through the payment of a deferral fee in the amount equal to 10% of the total amount of such monthly payment.  Each deferral payment may be paid by the issuance of such number of shares as is equal to the applicable deferral payment divided by a price per share equal to 93% of the average of the four lowest daily VWAP of the Company’s common stock during the ten consecutive Trading Days immediately preceding the due date in respect of such monthly payment begin deferred, provided that such shares issued will be immediately freely tradable shares in the hands of the holder.

The Company also executed a Registration Rights Agreement pursuant to which it is required to file a registration statement for the resale of the shares of common stock into which the Debenture may be converted within 30 days of the initial closing. The Company is required to use its best efforts to cause such registration statement to be declared effective within 90 days of the initial closing.

The Company also entered into a Security Agreement to secure payment and performance of its obligations under the Debenture and related agreements pursuant to which the Company granted the investor a security interest in all of its assets.  The security interest granted pursuant to the Security Agreement terminates on (i) the effectiveness of the Registration Statement if the Company’s common stock closing price is greater than $2.00 for the twenty consecutive trading days prior to effectiveness or (ii) any time after the effectiveness of the registration statement that the Company’s common stock closing price is greater than $2.00 for the twenty consecutive trading days.

Upon issuance of the Debentures, the Company recognized a debt discount of approximately $297,000, resulting from the recognition of a beneficial conversion feature of $225,000 and a bifurcated embedded derivative of $72,000.  The beneficial conversion feature was recognized as the intrinsic value of the conversion option on issuance of the Debentures.  The monthly payment provision within the Debentures is a contingent put option that is required to be separately measured at fair value, with subsequent changes in fair value recognized in the Statement of Operations. The Company estimated the fair value of the monthly payment provision, as of November 30, 2016, using probability analysis of the occurrence of a Triggering Date applied to the discounted maximum redemption premium for any given payment. The probability analysis utilized an expected volatility for the Company's common stock of 139% and a risk free rate of 0.80%. The maximum redemption was discounted at 22%, the calculated effective rate of the Debenture before measurement of the contingent put option. The fair value estimate is a Level 3 measurement.

Note 6 – Note Payable

On November 10, 2016, the Company issued a promissory note with a principal amount of $150,000 and issued 15,000 restricted shares of the Company’s common stock for cash proceeds of $150,000 (the “OID Note”).  The OID Note does not pay interest and matures on November 3, 2017.  The OID Note is not convertible.

The fair value of the 15,000 common stock issued with the OID Note of approximately $52,000 was recognized as a debt discount, which will be amortized to interest expense over the term of the OID Note.

Note 7 – Commitments and Contingencies

Advisory Agreements

The Company entered into customary consulting arrangements with various counterparties to provide consulting services, business development and investor relations services, pursuant to which the Company agreed to issue shares of common stock as services are received.   The Company expects to issue an aggregate of approximately 198,000 shares of common stock subsequent to November 30, 2016 through the end term of arrangements, June 2017.

License Agreement

Mannin

On October 29, 2015, the Company entered into a Patent and Technology License and Purchase Option Agreement (“Exclusive License”) with a vendor whereby the Company was granted a worldwide, exclusive, license on, and option to, acquire certain intellectual property (“Mannin IP”) which initially focused on developing a first-in-class eye drop treatment for glaucoma within the four-year term of the Exclusive License.  The technology platform may be expanded in scope beyond ophthalmological uses and may include cystic kidney disease and others.  Pursuant to the Executive License, the Company has an option to purchase the Mannin IP within the next four years upon: (i) investing a minimum of $4,000,000 into the development of the intellectual property and (ii) possibly issuing additional shares of the Company’s common stock based on meeting pre-determined valuation and market conditions. The purchase price for the IP is $30,000,000 less the amount of cash paid by the Company for development and the value of the common stock issued to the vendor.

During the year ended November 30, 2016, the Company incurred approximately $1.1 million in research and development expenses to fund the costs of development of the eye drop treatment for glaucoma pursuant to the Exclusive License, of which an aggregate of $654,000 was already paid as of November 30, 2016.  Through November 30, 2016, the Company has funded an aggregate of $704,000 to Mannin under the Exclusive License.

In the event that: (i) the Company does not exercise the option to purchase the Mannin IP; (ii) the Company fails to invest the $4,000,000 within four years from the date of the Exclusive License; or (iii) the Company fails to make a diligent, good faith and commercially reasonable effort to progress the Mannin IP, all Mannin IP shall revert to the vendor and the Company will be granted the right to collect twice the monies invested through that date of reversion by way of a royalty along with other consideration which may be perpetual.

Bio-Nucleonics

On September 6, 2016, the Company entered into the Patent and Technology License and Purchase Option Agreement (the “BNI Exclusive License”). with Bio-Nucleonics Inc. (“BNI”) whereby the Company was granted a worldwide, exclusive, perpetual, license on, and option to, acquire certain BNI intellectual property (“BNI IP”) within the three-year term of the BNI Exclusive License.

In exchange for the consideration, the Company agreed to, upon reaching various milestones, issue to BNI an aggregate of 110,000 shares of common stock that are subject to restriction from trading until commercialization of the product (approximately 12 months) and subsequent leak-out conditions, and provide funding to BNI for an aggregate of $850,000 in cash, of which the Company had paid $20,000 as of November 30, 2016.  Once the Company has funded up to $850,000 in cash, the Company may exercise its option to acquire the BNI IP at no additional charge.  In September 2016, the Company issued 50,000 shares of common stock, with a fair value of $160,500, to BNI pursuant to the BNI Exclusive License.

In the event that: (i) the Company does not exercise the option to purchase the BNI IP; (ii) the Company fails to make the aggregate cash payment within three years from the date of the Exclusive License; or (iii) the Company fails to make a diligent, good faith and commercially reasonable effort to progress the BNI IP, all BNI IP shall revert to BNI and the Company shall be granted the right to collect twice the monies invested through that date of reversion by way of a royalty along with other consideration which may be perpetual.

Legal

The Company is not currently involved in any legal matters arising in the normal course of business.  From time to time, the Company could become involved in disputes and various litigation matters that arise in the normal course of business.  These may include disputes and lawsuits related to intellectual property, licensing, contract law and employee relations matters.  Periodically, the Company reviews the status of significant matters, if any exist, and assesses its potential financial exposure. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss.  Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict.  Because of such uncertainties, accruals are based on the best information available at the time.  As additional information becomes available, the Company reassesses the potential liability related to pending claims and litigation.

Finder’s Agreement

In October 2016, the Company entered into two agreements to engage two financial advisors to assist the Company in its search for potential investors, vendors or partners to engage in a license, merger, joint venture or other business arrangement. As a compensation for their efforts, the Company agreed to pay the financial advisors a fee equal to 7% and 8% in cash, and to pay one of the financial advisors an additional fee equal to 7% in warrants of all consideration received by the Company.  The Company has not incurred any finders’ fees pursuant to the agreements to-date.

Note 8 - Related Party Transactions

The Company entered into consulting agreements with certain management personnel and stockholders for consulting and legal services.  Consulting and legal expenses resulting from such agreements were approximately $300,000 and $58,000 for the year ended November 30, 2016 and 2015, respectively, and were included within general and administrative expenses in the accompanying Statements of Operations.

Note 9 - Stockholders’ Equity (Deficit)

As of November 30, 2016, the Company is authorized to issue up to 250,000,000 shares of its $0.001 par value common stock and up to 100,000,000 shares of its $0.001 par value preferred stock.

Issued for services

2015 activity

During the year ended November 30, 2015, the Company issued an aggregate of 831,000 shares of the Company’s common stock to three vendors, valued at approximately $569,000 based on the estimated fair market value of the stock on the date of grant, of which $548,000 was recognized within research and development expenses and approximately $21,000 was recognized within general and administrative expenses in the accompanying Statements of Operations.

Also in September 2015, the Company issued a warrant to purchase an aggregate of 100,000 shares of common stock with an exercise price of $2.18 per share to a vendor in exchange for services performed. The warrant has a five-year term, may be exercised on a cashless basis and vests in increments of 25,000 shares per 90-day period following the grant date.

In addition, the Company issued an aggregate of 3,375,000 shares of the Company’s common stock to related parties in connection with the aforementioned agreements in Note 6, valued at approximately $27,000 based on the estimated fair market value of the stock on the date of grant and was recognized within general and administrative expenses in the accompanying Statement of Operations.

2016 activity

During the year ended November 30, 2016, the Company issued an aggregate of 341,543 shares of common stock, valued at approximately $1.6 million, and five-year warrants to purchase 175,000 shares of common stock at exercise prices ranging from of $1.45 to $3.00 per share for advisory services. The warrants vest 25% per quarter over the next year and were valued at $377,500 using inputs described in Note 9.  The Company recognized the value of the warrants over the vesting period.

In addition, the Company issued fully-vested five-year warrants to a stockholder, a director and Chief Legal Officer of the Company to purchase an aggregate of 375,000 shares of common stock at strike prices ranging from $1.45 to $4.15 per share.  The warrants were valued at $957,500 using inputs described in Note 9.  The warrants were issued for services and settlement of a $30,000 in accounts payable.

In July 2016, the Company issued five-year warrants to purchase an aggregate of 300,000 shares of the Company’s common stock at $1.45 to two members of the Company’s Board of Director for their compensation for their board services. The warrants vest 25% per quarter starting on grant date and were valued at $390,000 using inputs described in Note 9.  The Company recognized the value of the warrants over the vesting period.

The Company recognized general and administrative expenses of approximately $4.1 million, as a result of these transactions during the year ended November 30, 2016.

The estimated unrecognized stock-based compensation associated with these agreements is approximately $399,000 and will be recognized over the next 0.2 year.

Private Placement

In May 2016, the Company entered into a subscription agreement with an investor in connection with the Company’s private placement (“May Private Placement”), generating gross proceeds of $50,000 by selling 20,000 units (each, Unit A”) at a price per Unit A of $2.50, with each Unit A consisting of two shares of common stock and a two-year warrant to purchase two shares of the Company’s common stock at an exercise price of $3.50 per share.

The subscription agreement requires the Company to issue the May Private Placement investor additional common shares if the Company were to issue common stock or issue securities convertible or exercisable into shares of common stock at a price below $2.50 per share within 90 days from the closing of the May Private Placement.  The additional shares are calculated as the difference between the common stock that would have been issued in the May Private Placement using the new price per unit less shares of common stock already issued pursuant to the May Private Placement.

In August 2016, the Company consummated another private placement, for gross proceeds of approximately $10,000 by selling 6,500 units at a purchase price of $1.55 per unit.  As a result, the Company issued the May Private Placement investor an additional 12,258 shares of common stock according to the agreement.

In September 2016, the Company entered into a subscription agreement (the “Subscription Agreement”) with certain investors in connection with the Company’s private placement (“September Private Placement”), generating gross proceeds of $112,500 by selling 37,498 units (each, “Unit B”) at a price per Unit B of $3.00, with each Unit B consisting of two shares of common stock and a two-year warrant to purchase two shares of the Company’s common stock at an exercise price of $5.00 per share.

In November 2016, the Company entered into additional Subscription Agreements with certain investors, generating gross proceeds of $65,000 by selling 26,000 units (each, “Unit C”) at a price per Unit C of $2.50, with each Unit C consisting of two shares of common stock and a two-year warrant to purchase two shares of the Company’s common stock at an exercise price of $4.00 per share.

The Subscription Agreement requires the Company to issue the investor additional units if the Company were to issue common stock or issue securities convertible or exercisable into shares of common stock at a price below a specified price per share within 90 days from the closing of the private placement.  The additional units are calculated as the difference between the common stock that would have been issued using the new price per unit less shares of common stock already issued pursuant to the private placement.

Pursuant to the Subscription Agreement, the Company issued an additional of 7,502 units to the September Private Placement investors or no additional consideration.  In addition, the Company also modified the exercise price of the warrants issued in the Unit B to $4.00 per share, which in effect, made the Unit B equivalent to Unit C (together as “Private Placement Unit”).  The Company recorded approximately $41,000 as loss in connection with the issuance of additional units and modification of the warrants in the accompanying Statements of Operations, resulted from the value of the additional shares issued of approximately $23,000 and the change in warrant liability of approximately $19,000.

Note 10 - Warrants

Freestanding warrants are classified and measured in accordance with ASC 480, Distinguishing Liabilities from Equity, and ASC 815-40, Derivatives and Hedging: Contracts in Own Equity. Under this guidance, the warrants issued as part of the Private Placement Units were classified as liabilities because the exercise price may be adjusted downward, in certain circumstances, for a ninety-day period following their initial issuance.  The warrants will cease being liability classified at the conclusion of the ninetieth day from issuance.  Warrant liabilities are measured at fair value, with changes in fair value recognized each reporting period in the Statement of Operations. All other warrants are equity classified.

The following represents a summary of all outstanding warrants to purchase the Company’s common stock at November 30, 2016 and changes during the period then ended:

				Weighted Average
		Weighted Average		Remaining Contractual
	Warrants	Exercise Price	Intrinsic Value	Life (years)
Outstanding at November 30, 2015	100,000	$2.18	$1.37	4.80
Issued	984,998	2.67	1.05	3.97
Expired	(37,498)	5.00	-	-
Outstanding at November 30, 2016	1,047,500	$2.54	$1.11	4.10
Exercisable at November 30, 2016	797,500	$2.83	$0.88	3.95

Fair value of all outstanding warrants was calculated with the following key inputs:
For the year ended November 30, 2016
Stock price	$1.60 - $4.15
Term (years)	2 - 5
Volatility	101.13% - 138.69%
Risk-free rate	0.76% - 1.83%
Dividend yield	0.00%

The warrant liability is a Level 3 fair value measurement, recognized on a recurring basis. Both observable and unobservable inputs may be used to determine the fair value of positions that the Company has classified within the Level 3 category. As a result, the unrealized gains and losses for liabilities within the Level 3 category may include changes in fair value that were attributable to both observable inputs (e.g., changes in market interest rates) and unobservable inputs (e.g., probabilities of the occurrence of an early termination event).

Fair value of warrant liability at November 30, 2015	$-
Issuance of new warrant liability	156,895
Change in fair value of warrant liability	(7,587)
Modification of warrant liability	18,762
Fair value of warrant liability at November 30, 2016	$168,070

Note 11 - Income Taxes

At November 30, 2016, the Company has a net operating loss (“NOL”) carryforward for Federal and state income tax purposes totaling approximately $2.3 million available to reduce future taxable income which, if not utilized, will begin to expire in the year 2033. The NOL carry forward is subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Under the Internal Revenue Code (“IRC”) Sections 382 and 383, annual use of the Company’s net operating loss carryforwards to offset taxable income may be limited based on cumulative changes in ownership. The Company has not completed an analysis to determine whether any such limitations have been triggered as of November 30, 2016. The amount of the annual limitation, if any, will be determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years.

The Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. Based on the Company’s history of operating losses since inception, the Company has concluded that it is more likely than not that the benefit of its deferred tax assets will not be realized. Accordingly, the Company has provided a full valuation allowance for deferred tax assets as of November 30, 2016 and 2015. The valuation allowance increased by approximately $2.48 million and $369,000 for the fiscal years ended November 30, 2016 and 2015.

The tax effects of the temporary differences and carry forwards that give rise to deferred tax assets consist of the following:

	As of November 30,
	2016	2015
Deferred tax assets:
Net-operating loss carryforward	$885,120	$66,000
Stock-based compensation	1,685,262	87,000
License agreement	293,433	231,000
Total Deferred Tax Assets	2,863,815	384,000
Valuation allowance	(2,863,815)	(384,000)
Deferred Tax Asset, Net of Allowance	$-	$-

A reconciliation of the statutory income tax rates and the Company’s effective tax rate is as follows:
	For the year ended November 30,
	2016	2015
Statutory Federal Income Tax Rate	(34.0)%	(34.0)%
State and Local Taxes, Net of Federal Tax Benefit	(4.7)%	(4.7)%
Loss on conversion of debt	0.5%	0.0%
Gain/ loss on extinguishment of convertible note	(0.7)%	0.0%
Change in fair value of embedded conversion option and related accretion of interest expense	1.6%	4.0%
Change in fair value of warrant liability	0.0%	0.0%
Loss on modification of Private Placement Units	0.2%	0.0%
Loss on issuance of convertible debt	2.6%	0.0%
Other	0.0%	0.7%
Change in Valuation Allowance	34.5%	34.0%

Income Taxes Provision (Benefit)	0.0%	0.0%

The Company's major tax jurisdictions are the United States and New York. All of the Company's tax years will remain open starting 2013 for examination by the Federal and state tax authorities from the date of utilization of the net operating loss. The Company does not have any tax audits pending.

Note 12 - Subsequent Events

Issuance of shares for services

In December 2016, the Company issued an aggregate of 22,000 shares of the Company common stock to two vendors for advisory services.

Conversion of debt

Subsequent to November 30, 2016, upon the lender’s request, the Company converted an aggregate of $25,000 and $576,383 in Series B and Series C Notes outstanding principal into an aggregate of 12,928 and 407,484 shares of the Company’s common stock, respectively.

Exercise of warrant

In January 2017, the Company issued 20,000 shares of the Company’s common stock upon receiving the notice to exercise warrant at an exercise price of $3.50 included in Unit A sold in the May Private Placement, for an aggregate purchase price of $70,000.

Formation of Cayman Islands Subsidiary

On December 7, 2016, the Company formed its wholly-owned subsidiary in Cayman Islands, “Q BioMed Cayman SEZC”.

Q BIOMED INC.
Condensed Consolidated Balance Sheets as of August 31, 2017 and November 30, 2016

	August 31, 2017	November 30, 2016
	(Unaudited)
ASSETS
Current assets:
Cash	$2,499,169	$1,468,724
Prepaid expenses	5,000	-
Total current assets	2,504,169	1,468,724
Total Assets	$2,504,169	$1,468,724

LIABILITIES AND STOCKHOLDERS' EQUITY DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$382,055	$497,936
Accrued expenses - related party	17,500	70,502
Accrued interest payable	33,299	48,813
Convertible notes payable (See Note 5)	1,922,474	2,394,849
Note payable	138,856	100,152
Warrant liability	-	168,070
Total current liabilities	2,494,184	3,280,322

Long-term liabilities:
Convertible notes payable (See Note 5)	-	231,517
Total long term liabilities	-	231,517
Total Liabilities	2,494,184	3,511,839

Commitments and Contingencies (Note 6)

Stockholders' Equity Deficit:
Preferred stock, $0.001 par value; 100,000,000 shares authorized; no shares issued and outstanding as of August 31, 2017 and November 30, 2016	-	-
Common stock, $0.001 par value; 250,000,000 shares authorized; 11,496,169 and 9,231,560 shares issued and outstanding as of August 31, 2017 and November 30, 2016, respectively	11,496	9,231
Additional paid-in capital	18,667,736	6,249,357
Accumulated deficit	(18,669,247)	(8,301,703)
Total Stockholders' Equity Deficit	9,985	(2,043,115)
Total Liabilities and Stockholders' Equity Deficit	$2,504,169	$1,468,724
The accompanying notes are an integral part of these condensed consolidated financial statements

Q BioMed Inc.
Condensed Consolidated Statements of Operations for the
Three Months and Nine Months Ended August 31, 2017
(Unaudited)

	For the three months ended August 31,		For the nine months ended August 31,
	2017	2016	2017	2016
Operating expenses:
General and administrative expenses	$3,038,018	$1,150,964	$6,122,565	$3,637,868
Research and development expenses	697,966	443,222	2,296,324	663,500
Total operating expenses	3,735,984	1,594,186	8,418,889	4,301,368

Other income (expenses):
Interest expense	(202,160)	(114,847)	(635,267)	(304,596)
Interest income	15	-	123	-
Loss on conversion of debt	-	(29,032)	(365,373)	(89,210)
Loss on extinguishment of debt	(76,251)	-	(76,251)	-
Loss on issuance of convertible notes	-	(28,000)	-	(481,000)
Change in fair value of embedded conversion option	32,983	50,000	(812,017)	362,000
Change in fair value of warrant liability	-	-	(59,870)	-
Total other expenses	(245,413)	(121,879)	(1,948,655)	(512,806)

Net loss	$(3,981,397)	$(1,716,065)	$(10,367,544)	$(4,814,174)

Net loss per share - basic and diluted	$(0.37)	$(0.19)	$(1.03)	$(0.55)

Weighted average shares outstanding, basic and diluted	10,816,282	8,909,414	10,074,766	8,784,373

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Q BIOMED INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the nine months ended August 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(10,367,544)	$(4,814,174)
Adjustments to reconcile net loss to net cash used in operating activities
Issuance of common stock, warrants and options for services	4,181,693	3,039,277
Issuance of common stock for acquired in-process research and development	487,500	-
Change in fair value of embedded conversion option	812,017	(362,000)
Change in fair value of warrant liability	59,870	-
Accretion of debt discount	525,864	261,672
Loss on conversion of debt	365,373	89,210
Loss on extinguishment of debt	76,251	-
Loss on issuance of convertible debt	-	481,000
Changes in operating assets and liabilities:
Prepaid expenses	(5,000)	(10,000)
Accounts payable and accrued expenses	(115,881)	363,593
Accrued expenses - related party	(53,002)	40,000
Accrued interest payable	109,404	42,925
Net cash used in operating activities	(3,923,455)	(868,497)

Cash flows from financing activities:
Proceeds received from issuance of convertible notes	2,500,000	815,000
Proceeds received from exercise of warrants	70,000	-
Proceeds received for issuance of common stock and warrants , net of offering costs	2,383,900	60,075
Net cash provided by financing activities	4,953,900	875,075

Net increase in cash	1,030,445	6,578

Cash at beginning of period	1,468,724	131,408
Cash at end of period	$2,499,169	$137,986

Non-cash financing activities:
Issuance of common stock upon conversion of convertible notes payable	$3,540,838	$244,897
Issuance of common stock and warrants in exchange for extinguishment of convertible notes payable	$442,149	$-
Issuance of warrants to settle accounts payable to related party	$-	$30,000
Reclassification of warrant liability to equity	$227,940	$-

Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

Q BIOMED INC.
Notes to Unaudited Condensed Financial Statements

Note 1 - Organization of the Company and Description of the Business

Q BioMed Inc. (“Q BioMed” or “the Company”), incorporated in the State of Nevada on November 22, 2013, is a biomedical acceleration and development company focused on licensing, acquiring and providing strategic resources to life sciences and healthcare companies. Q BioMed intends to mitigate risk by acquiring multiple assets over time and across a broad spectrum of healthcare related products, companies and sectors.  The Company intends to develop these assets to provide returns via organic growth, revenue production, out-licensing, sale or spinoff new public companies.

On December 7, 2016, the Company formed its wholly-owned subsidiary in Cayman Islands, “Q BioMed Cayman SEZC” (the “Subsidiary”). The accompanying condensed consolidated financial statements include the accounts of the Company’s wholly-owned subsidiary.  All intercompany balances and transactions have been eliminated in consolidation.

Note 2 - Basis of Presentation

The accompanying interim period unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission ("SEC") regarding interim financial reporting. The Condensed Consolidated Balance Sheet as of August 31, 2017, the Condensed Consolidated Statements of Operations for the three and nine months ended August 31, 2017 and 2016, and the Condensed Consolidated Statements of Cash Flows for the nine months ended August 31, 2017 and 2016, are unaudited, but include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of its financial position, operating results and cash flows for the periods presented. The Condensed Consolidated Balance Sheet at November 30, 2016 has been derived from audited financial statements included in the Company's Form 10-K, most recently filed with the SEC on February 28, 2017. The results for the three and nine months ended August 31, 2017 and 2016 are not necessarily indicative of the results expected for the full fiscal year or any other period.

The accompanying interim period unaudited condensed consolidated financial statements and related financial information included in this Quarterly Report on Form 10-Q should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Form 10-K.

The Company currently operates in one business segment focusing on licensing, acquiring and providing strategic resources to life sciences and healthcare companies. The Company is not organized by market and is managed and operated as one business. A single management team reports to the chief operating decision maker, the Chief Executive Officer, who comprehensively manages the entire business. The Company does not currently operate any separate lines of business.

Going Concern

The accompanying condensed consolidated financial statements are prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

The Company is pre-revenue, had approximately $2.5 million in cash as of August 31, 2017.  The ability of the Company to continue as a going concern depends on the Company obtaining adequate capital to fund operating losses until it generates adequate cash flows from operations to fund its operating costs and obligations. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

The Company depends upon its ability, and will continue to attempt, to secure equity and/or debt financing.  The Company might not be successful, and without sufficient financing it would be unlikely for the Company to continue as a going concern. The Company cannot be certain that additional funding will be available on acceptable terms, or at all. Management has determined that there is substantial doubt about the Company's ability to continue as a going concern within one year after the condensed consolidated financial statements are issued.

The accompanying condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Note 3 – Summary of Significant Accounting Policies

The Company’s significant accounting policies are disclosed in the audited financial statements for the year ended November 30, 2016 included in the Company’s Form 10-K. Since the date of such financial statements, there have been no changes to the Company’s significant accounting policies.

Fair value of financial instruments

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of August 31, 2017 and November 30, 2016.  The respective carrying value of cash and accounts payable approximated their fair values as they are short term in nature.

As of August 31, 2017, the estimated aggregate fair value of all outstanding convertible notes payable is approximately $2.3 million. The fair value estimate is based on the estimated option value of the conversion terms, since the strike price of each note series is in-the-money at August 31, 2017. The estimated fair value represents a Level 3 measurement.

Recent accounting pronouncements

In March 2016, the FASB issued ASU No. 2016-06, Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments. This new standard simplifies the embedded derivative analysis for debt instruments containing contingent call or put options by removing the requirement to assess whether a contingent event is related to interest rates or credit risks. This new standard will be effective for the Company on January 1, 2017. The Company adopted the provisions. Adoption did not have a material impact on the Company's financial position, results of operations, or cash flows.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This new standard clarifies certain aspects of the statement of cash flows, including the classification of debt prepayment or debt extinguishment costs or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies, distributions received from equity method investees and beneficial interests in securitization transactions. This new standard also clarifies that an entity should determine each separately identifiable source of use within the cash receipts and payments on the basis of the nature of the underlying cash flows. In situations in which cash receipts and payments have aspects of more than one class of cash flows and cannot be separated by source or use, the appropriate classification should depend on the activity that is likely to be the predominant source or use of cash flows for the item. This new standard will be effective for the Company on January 1, 2018. The Company is currently evaluating the impact of the new standard on its condensed consolidated financial statements.

In January 2017, the FASB issued an ASU 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. The amendments in this Update is to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for annual periods beginning after December 15, 2017, including interim periods within those periods. The Update may be adopted early. The Company adopted the provisions of ASC 2017-01 effective December 1, 2016. Adoption did not have a material impact on the Company's financial position, results of operations, or cash flows.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815). The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share (EPS) in accordance with Topic 260 to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features are now subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). The amendments in Part II of this Update recharacterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. Those amendments do not have an accounting effect. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. Management is currently assessing the impact the adoption of ASU 2017-11 will have on the Company’s Condensed Consolidated Financial Statements.

Note 4 – Loss per share

Basic net loss per share was calculated by dividing net loss by the weighted-average common shares outstanding during the period.  Diluted net loss per share was calculated by dividing net loss by the weighted-average common shares outstanding during the period using the treasury stock method or the two-class method, whichever is more dilutive. The table below summarizes potentially dilutive securities that were not considered in the computation of diluted net loss per share because they would be anti-dilutive.

Potentially dilutive securities	August 31, 2017	August 31, 2016
Warrants (Note 10)	3,033,995	976,500
Convertible debt (Note 5)	567,407	506,757

Note 5 – Convertible Notes

	August 31, 2017	November 30, 2016
Series A Notes:
Principal value of 10%, convertible at $2.00 at November 30, 2016.	$-	$12,500
Fair value of bifurcated embedded conversion option of Series A Notes	-	12,000
Debt discount	-	(2,194)
Carrying value of Series A Notes	-	22,306

Series B Notes:
Principal value of 10%, convertible at $2.00 at November 30, 2016.	-	55,000
Fair value of bifurcated embedded conversion option of Series B Notes	-	55,000
Debt discount	-	(19,229)
Carrying value of Series B Notes	-	90,771

Series C Notes:
Principal value of 10%, convertible at $1.55 at November 30, 2016.	-	576,383
Fair value of bifurcated embedded conversion option of Series C Notes	-	838,000
Debt discount	-	(250,969)
Carrying value of Series C Notes	-	1,163,414

Series D Notes:
Principal value of 10%, convertible at $1.85 at November 30, 2016.	-	160,000
Debt discount	-	(140,961)
Carrying value of Series D Notes	-	19,039

Series E Notes:
Principal value of 10%, convertible at $2.50 at August 31, 2017 and November 30, 2016.	30,000	180,000
Debt discount	(4,062)	(124,164)
Carrying value of Series E Notes	25,938	55,836

Convertible Debenture:
Principal value of 5%, convertible at $3.60 and $2.98 at August 31, 2017 and November 30, 2016, respectively.	2,000,000	1,500,000
Fair value of bifurcated contingent put option of Secured Convertible Debenture	2,000	72,000
Debt discount	(105,464)	(297,000)
Carrying value of Secured Convertible Debenture Note	1,896,536	1,275,000
Total short-term carrying value of convertible notes	$1,922,474	$2,394,849
Total long-term carrying value of convertible notes	$-	$231,517

F-24

Series A Notes

The Series A convertible notes payable (the “Series A Notes”) are due and payable 18 months after issuance and bear interest at 10% per annum.  At the election of the holder, outstanding principal and accrued but unpaid interest under the Series A Notes is convertible into shares of the Company’s common stock at any time prior to maturity at a conversion price per share equal to the higher of: (i) forty percent (40%) discount to the average closing price for the ten (10) consecutive trading days immediately preceding the notice of conversion or (ii) $1.25 per share.  At maturity, any remaining outstanding principal and accrued but unpaid interest outstanding under the Series A Notes will automatically convert into shares of the Company’s common stock under the same terms. As of August 31, 2017, the Company has no Series A Notes outstanding.

Series B Notes

The Series B convertible notes payable (the “Series B Notes”) have the same terms as the Series A Notes. As of August 31, 2017, the Company has no Series B Notes outstanding.

Series C Notes

The Series C convertible notes payable (the “Series C Notes”) are due and payable 18 months after issuance and bear interest at 10% per annum.  At the election of the holder, outstanding principal and accrued but unpaid interest under the Series C Notes is convertible into shares of the Company’s common stock at a conversion price per share equal to the lesser of a 40% discount to the average closing price for the 10 consecutive trading days immediately preceding the notice of conversion or $1.55, but in no event shall the conversion price be lower than $1.25 per share.  If the average VWAP, as defined in the agreement, for the ten trading days immediately preceding the maturity date $5.00 or more, any remaining outstanding principal and accrued but unpaid interest outstanding under the Series C Notes will automatically convert into shares of the Company’s common stock under the same terms.

The terms of the Series C Notes also provided that up until maturity date, the Company cannot enter into any additional, or modify any existing, agreements with any existing or future investors that are more favorable to such investor in relation to the Series D Note holders, unless, the Series C Note holders are provided with such rights and benefits (“Most Favored Nations Clause”). As of August 31, 2017, the Company has no Series C Notes outstanding.

Series D Notes

The Series D convertible notes payable (the “Series D Notes”) are due and payable 18 months after issuance and bear interest at 10% per annum.  At the election of the holder, outstanding principal and accrued but unpaid interest under the Series D Notes is convertible into shares of the Company’s common stock at a fixed conversion price per share equal to $1.85.  The Series D Notes automatically convert upon maturity at $1.85 per share if the ten trading days VWAP immediately preceding maturity is $5.00 or greater.  Additionally, if the Company’s common shares are up-listed to a senior exchange such as the AMEX or NASDAQ, all monies due under the Series D Notes will automatically convert at $1.85 per share.

The terms of the Series D Notes also included the Most Favored Nations Clause. The Most Favored Nations Clause was viewed as providing the Series D Note holder with down-round price protection.  As such, the embedded conversion option in the Series D Note was separately measured at fair value upon issuance, with subsequent changes in fair value recognized in current earnings.

On September 30, 2016, the Company amended the Most Favored Nations Clause of the Series D Notes to restrict the Company from taking dilutive action without the Series D note holders’ consent, effectively removing the down-round price protection.

At the amendment date, the conversion price of the amended Series D Notes was below the quoted market price of the Company’s common stock. As such, the Company recognized a beneficial conversion feature equal to the intrinsic value of the conversion price on the amendment date, resulting in a discount to the amended Series D Notes of $160,000 with a corresponding credit to additional paid-in capital. The resulting debt discount is presented net of the related convertible note balance in the accompanying Condensed Consolidated Balance Sheets and is amortized to interest expense over the note’s term. As of August 31, 2017, the Company has no Series D Notes outstanding.

Series E Notes

The Series E convertible notes payable (the “Series E Notes”) are due and payable 18 months after issuance and bear interest at 10% per annum.  At the election of the holder, outstanding principal and accrued but unpaid interest under the Series E Notes is convertible into shares of the Company’s common stock at a fixed conversion price per share equal to $2.50.  The Series E Notes automatically convert upon maturity at $2.50 per share if the ten trading days VWAP immediately preceding maturity is $5.00 or greater.  Additionally, if the Company’s common shares are up-listed to a senior exchange such as the AMEX or NASDAQ, all monies due under the Series E Notes will automatically convert at $2.50 per share.

At the issuance date, the conversion price of the Series E Notes was below the quoted market price of the Company’s common stock. As such, the Company recognized a beneficial conversion feature equal to the intrinsic value of the conversion price on the amendment date, resulting in a discount to the Series E Notes of approximately $141,000 with a corresponding credit to additional paid-in capital. The resulting debt discount is presented net of the related convertible note balance in the accompanying Condensed Consolidated Balance Sheets and is amortized to interest expense over the note’s term.

Secured Convertible Debentures

On November 29, 2016, the Company entered into a securities purchase agreement with an accredited investor to place Convertible Debentures (the “Debentures”), which was later amended on March 7, 2017, with a one-year term in the aggregate principal amount of up to $4,000,000. On October 3, 2017, the Company amended the Debentures to extend the maturity date from November 30, 2017 to November 30, 2018 (see Note 11).  The initial closing occurred on November 30, 2016 when the Company issued a Debenture for $1,500,000 (“Initial Debenture Note”).  The second closing of $1 million was on March 10, 2017 (“Second Debenture Note”), when the registration statement to register for resale all of the shares of common stock into which the Debentures may be converted (the “Conversion Shares”) was filed with the SEC.  The remaining balance of $1.5 million was received on April 6, 2017 (“Third Debenture Note”), the date the registration statement was declared effective by the SEC.  The Debentures bear interest at the rate of 5% per annum.  In addition, the Company must pay to an affiliate of the holder a fee equal to 5% of the amount of the Debenture at each closing.

The Debenture may be converted at any time on or prior to maturity at the lower of $4.00 or 93% of the average of the four lowest daily VWAP of the Company’s common stock during the ten consecutive trading days immediately preceding the conversion date, provided that as long as the Company is not in default under the Debenture, the conversion price may never be less than $2.00.  The Company may not convert any portion of the Debenture if such conversion would result in the holder beneficially owning more than 4.99% of the Company’s then issued common stock, provided that such limitation may be waived by the holder.

Any time after the six-month anniversary of the issuance of the Debenture, if the daily VWAP of the Company’s common stock is less than $2.00 for a period of twenty consecutive trading days (the “Triggering Date”) and only for so long as such conditions exist after a Triggering Date, the Company shall make monthly payments beginning on the last calendar day of the month when the Triggering Date occurred.  Each monthly payment shall be in an amount equal to the sum of (i) the principal amount outstanding as of the Triggering Date divided by the number of such monthly payments until maturity, (ii) a redemption premium of 20% in respect of such principal amount being paid (up to a maximum of $300,000 in redemption premium) and (iii) accrued and unpaid interest as of each payment date.  The Company may, no more than twice, obtain a thirty-day deferral of a monthly payment due as a result of a Triggering Date through the payment of a deferral fee in the amount equal to 10% of the total amount of such monthly payment.  Each deferral payment may be paid by the issuance of such number of shares as is equal to the applicable deferral payment divided by a price per share equal to 93% of the average of the four lowest daily VWAP of the Company’s common stock during the ten consecutive Trading Days immediately preceding the due date in respect of such monthly payment begin deferred, provided that such shares issued will be immediately freely tradable shares in the hands of the holder.

The Company also entered into a Security Agreement to secure payment and performance of its obligations under the Debenture and related agreements pursuant to which the Company granted the investor a security interest in all of its assets.  The security interest granted pursuant to the Security Agreement terminated on the effectiveness of the Registration Statement on April 6, 2017.

Upon issuance of the Second and Third Debenture Notes, the Company recognized a debt discount of $731,000, resulting from the recognition of a beneficial conversion feature of $645,000 and a bifurcated embedded derivative of $86,000.  The beneficial conversion feature was recognized as the intrinsic value of the conversion option on issuance of the Debentures.  The monthly payment provision within the Debentures is a contingent put option that is required to be separately measured at fair value, with subsequent changes in fair value recognized in the Condensed Consolidated Statement of Operations during the nine months ended August 31, 2017. The Company estimated the fair value of the monthly payment provision, as of August 31, 2017 and November 30, 2016, using probability analysis of the occurrence of a Triggering Date applied to the discounted maximum redemption premium for any given payment. The probability analysis utilized the following inputs:

Volatility	101.58% - 146.26%
Risk-free rate	0.53% - 1.08%

The maximum redemption was discounted at 20%, the calculated effective rate of the Debenture before measurement of the contingent put option. The fair value estimate is a Level 3 measurement.

Embedded Conversion Options

The embedded conversion feature is separately measured at fair value, with changes in fair value recognized in current operations.  Management used a binomial valuation model, with fourteen steps of the binomial tree, to estimate the fair value of the embedded conversion option at issuance of the Series A, B, C and D Notes with the following key inputs:

Embedded derivatives at inception and upon conversion
	For the nine months ended August 31,
	2017	2016
Stock price	$4.93 - $7.05	$2.60 - $3.26
Terms (years)	0.11 - 0.85	1.5
Volatility	144.26% - 157.35%	116.77%
Risk-free rate	0.53% - 0.76%	0.51% - 0.76%
Dividend yield	0.00%	0.00%

Embedded derivatives at period end
	August 31, 2017	November 30, 2016
Stock price	-	$3.43
Term (years)	-	0.25 - 1.05
Volatility	-	156.74% - 163.49%
Risk-free rate	-	0.48% - 0.80%
Dividend yield	-	0.00%

During the three months ended August 31, 2017 and 2016, the Company recognized interest expense of approximately $171,000 and $97,000, respectively, resulting from amortization of the debt discount for the outstanding convertible notes.  During the nine months ended August 31, 2017 and 2016, the Company recognized interest expense of approximately $526,000 and $262,000, respectively, resulting from amortization of the debt discount for the outstanding convertible notes.

As of August 31, 2017, the embedded conversion options have an aggregate fair value of $2,000 and are presented on a combined basis with the related loan host in the Company’s Condensed Consolidated Balance Sheets.  The table below presents changes in fair value for the embedded conversion options, which is a Level 3 fair value measurement:

Rollforward of Level 3 Fair Value Measurement for the Nine Months Ended August 31, 2017

Balance at November 30, 2016	Issuance	Net unrealized gain/(loss)	Conversion	Balance at August 31, 2017
$977,000	86,000	812,017	(1,873,017)	$2,000

Conversions of debt

The following conversions of the convertible notes occurred during the nine months ended August 31, 2017:

	Principal	Shares
Series A conversions	12,500	5,936
Series B conversions	55,000	27,995
Series C conversions	576,383	407,484
Series D conversions	160,000	91,782
Series E conversions	150,000	63,255
Secured Debenture conversions	2,000,000	461,203
Total	$2,953,883	1,057,655

As the embedded conversion option in each note series had been separately measured at fair value, the conversion of each note was recognized as an extinguishment of debt.  The Company recognized a loss on conversion of debt of approximately $365,000 as the difference between the fair value of common stock issued to the holders of approximately $2.7 million and the aggregate net carrying value of the convertible notes, including the bifurcated conversion options, of approximately $2.3 million.

Extinguishment of debt

On August 1, 2017, the holder of the Debentures retired an aggregate of $250,000 each in principal of the Second and Third Debenture Notes along with its accrued interest, for a total amount of approximately $0.5 million, to reinvest and purchase an aggregate of 162,000 Units in the August Private Placement (see Note 9).  As the embedded conversion option in the Debentures had been separately measured at fair value, the cancellation of debt was recognized as an extinguishment of debt.  The Company recognized a loss on extinguishment of debt of approximately $76,000 as the difference between the fair value of Units issued to the holders of approximately $0.5 million and the aggregate net carrying value of the convertible notes, including the bifurcated conversion options, of approximately $442,000.

Events of default

The Company will be in default of the Series E Notes, and all amounts outstanding will become immediately due and payable upon: (i) maturity, (ii) any bankruptcy, insolvency, reorganization, cessation of operation, or liquidation events, (iii) if any money judgment, writ or similar process filed against the Company for more than $150,000 remains unvacated, unbonded or unstayed for a period of twenty (20) days, (iv) the Company fails to maintain the listing of the common stock on at least one of the OTC markets or the equivalent replacement exchange, (v) the Company’s failure to maintain any material intellectual property rights, personal, real property or other assets that are necessary to conduct its business, (vi) the restatement of any financial statements filed with the U.S. Securities and Exchange Commission (“SEC”) for any period from two years prior to the notes issuance date and until the notes are no longer outstanding, if the restatement would have constituted a material adverse effect of the rights of the holders of the notes, (vii) the Company effectuates a reverse stock split of its common stock without twenty (20) days prior written notice to the notes’ holders, (viii) in the event that the Company replaces its transfer agent but fails to provide, prior to the effective date, a fully executed irrevocable transfer agent instructions signed by the successor transfer agent and the Company, (ix)  in the event that the Company depletes the share reserve and fails to increase the number of shares within three (3) business days, (x) if the Company fails to remain current in its filings with the SEC for more than 30 days after the filing deadline, (xi) after 12 months following the date the Company no longer deems itself a shell company as reflected in a ’34 Act filing, the Lenders are unable to convert the notes into free trading shares, and (xii) upon fundamental change of management.

The Company is currently not in default for any convertible notes issued.

Note 6 – Note Payable

As of August 31, 2017 and November 30, 2017, the Company had an outstanding promissory note of $150,000 (“OID Note”).  The OID Note does not pay interest and matures on November 3, 2017.

At the issuance date, the $150,000 OID Note was issued together with 15,000 restricted shares of the Company’s common stock for cash proceeds of $150,000. As such, the Company recognized a beneficial conversion feature, resulting in a discount to the OID Note of approximately $52,000 with a corresponding credit to additional paid-in capital. The resulting debt discount is presented net of the related convertible note balance in the accompanying Condensed Consolidated Balance Sheets and is amortized to interest expense over the note’s term.

Note 7 – Commitments and Contingencies

Lease Agreement

In December 2016, the Subsidiary entered into a lease agreement for its office space located in Cayman Islands for $30,000 per annum.  The initial term of the agreement ends in December 2019 and can be renewed for another three years.

Rent expenses was classified within general and administrative expenses and was approximately $7,500 and $18,000 for the three and nine months ended August 31, 2017.

License Agreement

Mannin

On October 29, 2015, the Company entered into a Patent and Technology License and Purchase Option Agreement (“Exclusive License”) with a vendor whereby the Company was granted a worldwide, exclusive, license on, and option to, acquire certain intellectual property (“Mannin IP”) which initially focused on developing a first-in-class eye drop treatment for glaucoma within the four-year term of the Exclusive License.

During the three and nine months ended August 31, 2017, the Company incurred approximately $525,000 and $1.4 million, respectively, in research and development expenses to fund the costs of development of the eye drop treatment for glaucoma pursuant to the Exclusive License.  Through August 31, 2017, the Company had funded an aggregate of $2.15 million to Mannin under the Exclusive License.

Bio-Nucleonics

On September 6, 2016, the Company entered into the Patent and Technology License and Purchase Option Agreement (the “BNI Exclusive License”) with Bio-Nucleonics Inc. (“BNI”) whereby the Company was granted a worldwide, exclusive, perpetual, license on, and option to, acquire certain BNI intellectual property (“BNI IP”) within the three-year term of the BNI Exclusive License.

During the three and nine months ended August 31, 2017, the Company incurred approximately $144,000 and $352,500, respectively, in research and development expenses pursuant to the BNI Exclusive License.  As of August 31, 2017, the Company had paid approximately $351,700 to BNI out of the $850,000 cash funding requirement.

Asdera

On April 21, 2017, the Company entered into a License Agreement on Patent & Know-How Technology (“Asdera License”) with Asdera LLC (“Asdera”) whereby the Company was granted a worldwide, exclusive, license on certain Asdera intellectual property (“Asdera IP”). The initial cost to acquire the Asdera License is $50,000 and the issuance of 125,000 shares of the Company’s common stock, with a fair value of $487,500, of which the Company had fully paid and issued as of August 31, 2017, and recorded in research and development expenses in the accompanying Condensed Consolidated Statements of Operations. In addition to royalties based upon net sales of the product candidate, if any, the Company is required to make certain additional payments upon the following milestones:

● the filing of an investigational new drug application (the “IND”) with the US Food and Drug Administration (“FDA”);
● successful interim results of Phase II/III clinical trial of the product candidate;
● FDA acceptance of a new drug application;
● FDA approval of the product candidate; and
● achieving certain worldwide net sales.

Subject to the terms of the Agreement, the Company will be in control of the development and commercialization of the product candidate and are responsible for the costs of such development and commercialization.  The Company has undertaken a good-faith commitment to (i) initiate a Phase II/III clinical trial at the earlier of the two-year anniversary of the agreement or one year from the FDA’s approval of the IND and (ii) to make the first commercial sale by the fifth-anniversary of the agreement.  Failure to show a good-faith effort to meet those goals would mean that the Asdera IP would revert to Asdera.  Upon such reversion, Asdera would be obligated to pay the Company royalties on any sales of products derived from the Asdera IP until such time that Asdera has paid the Company twice the sum that the Company had provided Asdera prior to the reversion.

OMRF

OMRF License Agreement

On June 15, 2017, the Company entered into a Technology License Agreement (“OMRF License Agreement”) with the Rajiv Gandhi Centre for Biotechnology, an autonomous research institute under the Government of India (“RGCB”), and the Oklahoma Medical Research Foundation (“OMRF” and together with RGCB, the “Licensors”), whereby the Licensors granted the Company a worldwide, exclusive, license on intellectual property related to Uttroside-B (the “Uttroside-B IP”).  Uttroside-B is a chemical compound derived from the plant Solanum nigrum Linn, also known as Black Nightshade or Makoi.  The Company seeks to use the Uttroside-B IP to create a chemotherapeutic agent against liver cancer.

The initial cost to acquire the OMRF License Agreement is $10,000, which will be payable upon reaching certain agreed conditions.  The Company is expecting to pay this initial cost in the next quarter. In addition to royalties based upon net sales of the product candidate, if any, the Company is required to make additional payments upon the following milestones:

● the completion of certain preclinical studies (the “Pre-Clinical Trials”);
● the filing of an investigational new drug application (the “IND”) with the US Food and Drug Administration (“FDA”) or the filing of the equivalent of an IND with the foreign equivalent of the FDA;
● successful completion of each of Phase I, Phase II and Phase III clinical trials;
● FDA approval of the product candidate;
● approval by the foreign equivalent of the FDA of the product candidate;
● achieving certain worldwide net sales; and
● a change of control of QBIO.

Subject to the terms of the Agreement, the Company will be in control of the development and commercialization of the product candidate and are responsible for the costs of such development and commercialization.  The Company has undertaken a good-faith commitment to (i) fund the Pre-Clinical Trials and (ii) to initiate a Phase II clinical trial within six years of the date of the Agreement.  Failure to show a good-faith effort to meet those goals would mean that the RGCB License Agreement would revert to the Licensors.

Milestones

No milestones have been reached to date on these license agreements.

Note 8 - Related Party Transactions

The Company entered into consulting agreements with certain management personnel and stockholders for consulting and legal services.  Consulting and legal expenses associated with related parties were incurred as follow, and were included within general and administrative expenses in the accompanying Condensed Consolidated Statements of Operations.

	For the three months ended August 31,		For the nine months ended August 31,
	2017	2016	2017	2016
Related parties	$102,500	$104,632	$322,500	$207,875

Note 9 - Stockholders’ Equity Deficit

As of August 31, 2017, the Company is authorized to issue up to 250,000,000 shares of its $0.001 par value common stock and up to 100,000,000 shares of its $0.001 par value preferred stock.

Private Placement

On August 1, 2017, the Company closed its private placement (“August Private Placement”), selling an aggregate of 953,249 units (“Units”) at a price of $3.20 per Unit, for an aggregate cash proceeds of approximately $2.4 million, net of offering costs, and the retirement of $0.5 million in principal and accrued interest of the Debentures.  A Unit consists of one common stock and one warrant exercisable for five years from the date of issuance into a share of the Company’s common stock at an exercise price of $4.50.

In connection with the August Private Placement, the Company issued an aggregate of 39,246 warrants to the placement agents as consideration.  These warrants have the same terms with the warrants issued in the August Private Placement.

In January 2017, the Company issued 20,000 shares of the Company’s common stock upon receiving the notice to exercise the warrants at an exercise price of $3.50 included in Unit A sold in the private placement held in May 2017, for an aggregate purchase price of $70,000.

Issuance of Shares for Services

The Company entered into customary consulting arrangements with various counterparties to provide consulting services, business development and investor relations services.  During the nine months ended August 31, 2017, the Company issued an aggregate of 108,705 shares of the Company common stock to various vendors for investor relation and introductory services, valued at approximately $0.5 million based on the estimated fair market value of the stock on the date of grant and was recognized within general and administrative expenses in the accompanying Condensed Consolidated Statements of Operations for the three and nine months ended August 31, 2017.

Note 10 – Warrants and Options

Warrant Liability

As of November 30, 2016, the Company had outstanding warrants issued as part of the private placement units initially classified as liabilities because the exercise price may be adjusted downward, in certain circumstances, for a ninety-day period following their initial issuance. Warrant liabilities are measured at fair value, with changes in fair value recognized each reporting period in the Statement of Operations. The warrants ceased being liability classified at the conclusion of the ninetieth day from issuance.  As a result, an aggregate of approximately $228,000 in warrant liability was reclassified to equity during the nine months ended August 31, 2017.  All other warrants are equity classified.

The warrant liability is a Level 3 fair value measurement, recognized on a recurring basis. Both observable and unobservable inputs may be used to determine the fair value of positions that the Company has classified within the Level 3 category. As a result, the unrealized gains and losses for liabilities within the Level 3 category may include changes in fair value that were attributable to both observable inputs (e.g., changes in market interest rates) and unobservable inputs (e.g., probabilities of the occurrence of an early termination event).

Fair value of warrant liability at November 30, 2016	$168,070
Issuance of new warrant liability	-
Change in fair value of warrant liability	59,870
Reclassification of warrant liability to equity	(227,940)
Fair value of warrant liability at August 31, 2017	$-

Summary of warrants

The following represents a summary of all outstanding warrants to purchase the Company’s common stock, including warrants issued to vendors for services and warrants issued as part of the units sold in the private placements, at August 31, 2017 and changes during the period then ended:
				Weighted Average
		Weighted Average		Remaining Contractual
	Warrants	Exercise Price	Intrinsic Value	Life (years)
Outstanding at November 30, 2016	1,047,500	$2.54	$1,158,000	4.10
Issued	2,006,495	-	-	-
Exercised	(20,000)	3.50	-	-
Outstanding at August 31, 2017	3,033,995	$3.66	$1,659,285	4.29
Exercisable at August 31, 2017	2,245,995	$3.54	$1,617,235	4.19

Fair value of all outstanding warrants was calculated with the following key inputs:

For the nine months ended August 31, 2017
Stock price	$3.50 - $7.87
Term (years)	1.75 – 5.0
Volatility	129.81% - 142.93%
Risk-free rate	1.17% - 1.74%
Dividend yield	0.00%

Options issued for services

The following represents a summary of all outstanding options to purchase the Company’s common stock at August 31, 2017 and changes during the period then ended:

Weighted Average
		Weighted Average		Remaining Contractual
	Options	Exercise Price	Intrinsic Value	Life (years)
Outstanding at November 30, 2016	-	$-	$-	-
Issued	450,000	4.00	26,100	4.76
Exercised	-	-	-	-
Outstanding at August 31, 2017	450,000	$4.00	$26,100	4.76
Exercisable at August 31, 2017	-	$-	$-	-

Stock-based Compensation

The Company recognized general and administrative expenses of approximately $4.2 million and $3.0 million, as a result of the shares, outstanding warrants and options issued to consultants and employees during the nine months ended August 31, 2017 and 2016, respectively.

As of August 31, 2017, the estimated unrecognized stock-based compensation associated with these agreements is approximately $3.5 million and will be recognized over the next 0.32 year.

Note 11 – Subsequent Events

Research Agreement #1

On September 1, 2017, the Company entered into the research agreement (“Research Agreement #1) with OMRF to have OMRF perform the research program for a maximum period of six months.  The Company agreed to pay OMRF a total cost of approximately $100,000 for the performance of the research program.

Conversion of debt

On October 16, 2017, the Company received the conversion notice from the holder of the Debentures to convert an aggregate of $500,000 in principal of the Second Debenture Note, along with its accrued interest, into an aggregate of 142,662 shares of the Company’s common stock.  The Company has not issued these shares yet.

Issuance of securities

On October 3, 2017, the Company amended the Debentures to extend the maturity date from November 30, 2017 to November 30, 2018, and issued 25,641 restricted shares of its common stock to the holder of the Debentures as consideration.

In September 2017, the Company issued warrants to purchase up to 50,000 shares of the Company’s common stock to two vendors for services. The warrants are exercisable for three years at a per share price of $4.00.

Subsequent to August 31, 2017, the Company issued an aggregate of 31,000 shares of its common stock to its vendors for services.

On November 2, 2017, the Company issued 46,875 shares of its common stock in full settlement of $150,000 in principal and interest due to CMGT as a result of promissory notes issued by it in November 2016.

On November 22, 2017, the Company issued 166,592 shares of its common stock to Yorkville Advisors in exchange for conversion of promissory notes totaling $551,771.

On November 29, 2017, the Company issued 270,270 shares of its common stock to Yorkville Advisors in exchange for conversion of promissory notes totaling $1,000,000.

PROSPECTUS

Shares of Common Stock
Warrants to Purchase       Shares of Common Stock

Lead Placement Agent Roth Capital Partners	Co-Lead Placement Agent Brookline Capital Markets

                   , 2017

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The table below itemizes the expenses payable by the registrant in connection with the registration and issuance of the securities being registered hereunder, other than underwriting discounts and commissions. All amounts except the Securities and Exchange Commission registration fee are estimated.

Securities and Exchange Commission Registration Fee	$1,000
Legal Fees and Expenses	$25,000
Placement agents’ Fees and Expenses	$50,000
Accountants’ Fees and Expenses	$50,000
Total	$126,200

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our officers and directors are indemnified under Nevada law. Our Amended and Restated Articles of Incorporation and our Bylaws are silent as to director and officer indemnification other than to allow such indemnification to the greatest extent permitted by Nevada law.

Nevada Revised Statute. The registrant is a Nevada corporation.

Section 78.138 of the Nevada Revised Statutes provides that a director or officer will not be personally liable to the corporation and its stockholders unless it is proven that (i) the director's or officer's acts or omissions constituted a breach of his fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law. The provisions of the Nevada Revised Statutes with respect to limiting personal liability for directors and officers are self-executing and, to the extent the provisions of our Amended and Restated Articles of Incorporation and By-laws would be deemed to be inconsistent therewith, the provisions of the Nevada Revised Statutes will control.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify a present or former director, officer, employee or agent of the corporation, or of another entity or enterprise for which such person is or was serving in such capacity at the request of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of such person’s service in such capacity if such person (i) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, however, no indemnification may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the Nevada Revised Statutes permits any discretionary indemnification under Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the Nevada Revised Statutes, to be made by a corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

ITEM 15.	SALES OF UNREGISTERED SECURITIES IN PAST THREE YEARS.

On April 21, 2015, we issued 2,500,000 shares of our common stock to a director for prepaid services valued at $20,000, pursuant to an Advisory Agreement.  This sale of stock did not involve any public offering, general advertising or solicitation.  At the time of the issuance, the purchaser had fair access to and was in possession of all available material information about our company.  Additionally, the purchaser represented his intent to acquire securities for his own account and not with a view to further distribute the shares.  The shares bear a restrictive transfer legend.

On June 1, 2015, we elected Mr. William Rosenstadt to our board and appointed him as Chief Legal Officer. In exchange for such services for a one-year term, the Company agreed to pay Mr. Rosenstadt 375,000 shares of our common stock. In June 2015, we also engaged the law firm at which Mr. Rosenstadt is a partner to provide us with legal services. We are paying for these services for the first six months through the issuance to such law firm of 500,000 shares of our common stock.

On June 1, 2015, we entered into an advisory agreement with a business analyst. In exchange for services, we issued 250,000 restricted shares of common stock.

On July 15, 2016, we issued to two of our executive officer five-year warrants to purchase 150,000 shares of common stock at a price of $1.45 per share.

From October 30, 2015 through December 19, 2015, we sold $240,000 in convertible promissory notes to 8 purchasers for a total of $240,000 (collectively, the “Notes”). The Notes: (i) have terms of eighteen-months; (ii) an interest rate of 10%; (iii) are convertible at any time into shares of our common stock at a 40% discount to the average closing price for the previous ten days, but in no event lower than $1.25; and (iv) can be converted by the Company when upon the listing of the Company’s securities on a senior exchange, such as the NASDAQ.

On November 12 and December 15, 2015, respectively, we issued convertible promissory notes to two institutional investors for a total of $385,000 (“Institutional Notes”). Those notes: (i)  have terms of eighteen-months; (ii) an interest rate of 10%; (iii) are convertible at any time into shares of our common stock at a 40% discount to the average closing price for the previous ten days, but not higher than $1.55; (iv) can be called by the lender of such Note if the average volume weighted average price for the ten (10) Trading Days immediately preceding the respective maturity date is less than $1.25 per share; and (v) can be converted by the Company if the Company’s common stock is above $5.00 on the respective maturity date or upon the listing on a senior exchange, such as the NASDAQ.

In November 2015, we issued 6,000 shares of our common stock to a vendor for web development services.

Between November 30, 2015 and March 11, 2016, we issued an aggregate of 106,000 shares of our common stocks to three vendors and committed to issue an additional of 76,000 shares of our common stocks pursuant to the consulting agreements that we entered into.

On January 8, 2016, we entered into a stock purchase agreement with CMGT, whereby the purchaser had the right to purchase up to $415,000 of our common stock on the same terms as the Institutional Notes for a period ending on June 8, 2016. To date, CMGT has purchased $35,000 under this structure.

In January 2016, we issued five-year warrants to purchase 250,000 shares of common stock at a price of $4.15 per share in connection with legal services provided to us.

On April 30, 2016, we issued an aggregate of 68,450 common shares to four vendors for introductory, professional relations services, media and investor relations services

On May 16, 2016, we issued 20,000 units, with each unit consists of a share of common stock and a warrant to purchase a share of common stock at $3.50 in exchange for $50,000.

On June 6, 2016, we issued an aggregate of 31,700 common shares to two vendors for introductory services professional relations services.

In June 2016, we issued an aggregate of 38,710 common shares upon receipt of conversion notices from Series C holders.

In July 2016, we issued five-year warrants to purchase 50,000 shares of common stock at a price of $1.45 per in connection with legal services provided to us.

In August 2016, we issued an aggregate of 53,000 common shares to two vendors for introductory, and media and investor relations services.

On August 9, 2016, we issued 16,300 common shares upon receipt of conversion notices from Series B holders.

On August 10, 2016, we issued (i) 6,500 units, with each unit consisting of a share of common stock and a warrant to purchase a share of common stock at $3.50 for aggregate consideration of approximately $10,000, and (ii) 12,258 common shares to an investor to compensate for the difference in purchase prices pursuant to an anti-dilution right.

On September 7, 2016, we issued 50,000 common shares to BNI pursuant to the Patent and Technology License and Purchase Option Agreement.

In September and October 2016, we issued (i) 37,500 units, with each unit consisting of a share of common stock and a warrant to purchase a share of common stock at $5.00 for aggregate consideration of approximately $112,500.

In November 2016, we issued 16,414 common shares upon receipt of conversion notices from a Series A holder.

In November 2016, we issued an aggregate of 82,391 common shares to three vendors for introductory, and media and investor relations services.

In November 2016, we issued (i) 26,000 units, with each unit consisting of a share of common stock and a warrant to purchase a share of common stock at $4.00 for aggregate consideration of $65,000, and (ii) 7,502 units to an investor to compensate for the difference in purchase prices pursuant to an anti-dilution right.

On November 10, 2016, we issued 15,000 common shares in connection with the OID Note.

On November 29, 2016, we issued Convertible Notes with a maturity date of one year after the issuance thereof in the aggregate principal amount of up to $4,000,000. The Debenture may be converted at any time on or prior to maturity at the lower of $4.00 or 93% of the average of the four lowest daily VWAPs during the 10 consecutive trading days immediately preceding the conversion date, provided that as long as we are not in default under the Debenture, the conversion price may never be less than $2.00.

In December 2016, we issued an aggregate of 22,000 common shares to two vendors for introductory, and media and investor relations services.

In December 2016 and January 2017, we issued an aggregate of 12,928 and 407,484 common shares upon receipt of conversion notices from the Series B and Series C Note holders.

In January 2017, we issued 20,000 common shares upon receiving the notice to exercise warrant at an exercise price of $3.50 included in unit sold in the May Private Placement, for an aggregate purchase price of $70,000.

On June 5, 2017, we issued warrants to purchase up to 350,000 shares of our common stock to each of Denis Corin, our President and Chief Executive Officer, and William Rosenstadt, our Chief Legal Officer. The warrants were issued as a bonus for their business development services to the Company over the last 12 months. The warrants are exercisable for five years at a per share price of $4.00. The warrants may not be exercised within the first six months of their issuance.

On June 5, 2017, we issued warrants to purchase up to 150,000 shares of our common stock to each of Ari Jatwes and David Laskow Pooley as a bonus for their business development services to the Company over the last 12 months. The warrants are exercisable for five years at a per share price of $4.00. The warrants may not be exercised within the first six months of their issuance.

On June 5, 2017, we issued options to purchase up to 150,000 shares of our common stock to each of Denis Corin, our President and Chief Executive Officer, and William Rosenstadt, our Chief Legal Officer. 50,000 of the options were issued as compensation for their continued services on our board of directors through June 1, 2018 and 100,000 of the options were issued as compensation as officers through June 1, 2018. 37,500 of the options vest on September 1, 2017, 37,500 of the options vest on December 1, 2017, 37,500 of the options vest on March 1, 2018 and 37,500 of the options vest on June 1, 2018. The options are exercisable for five years at a per share price of $4.00. The options may not be exercised within the first six months of vesting.

On June 5, 2017, we issued warrants to purchase up to 25,000 shares of our common stock to a consultant as a bonus for their business development services to the Company over the last 12 months. The warrants are exercisable for five years at a per share price of $4.00. The warrants may not be exercised within the first six months of their issuance.

On June 5, 2017, we issued warrants to purchase up to 10,000 shares of our common stock to a consultant as a bonus for accounting services to the Company over the last 12 months. The warrants are exercisable for five years at a per share price of $4.00. The warrants may not be exercised within the first six months of their issuance.

On August 1, 2017, we issued 953,249 units in exchange for $3,050,390, which included payment through the retirement of $518,400 of outstanding debt.  Each unit consisted of two shares of our common stock and a warrant to purchase a share of our common stock at $4.50. We also issued 39,246 warrants to the placement agents in the August 1, 2017 transaction pursuant to the placement agents agreement to which the placement agents and we are parties.

On October 3, 2017, we issued 25,641 restricted shares of our common stock to the holder of the Debentures as consideration for extending the maturity date of the Debentures from November 30, 2017 to November 30, 2018.

In September and October 2017, we issued an aggregate of 31,000 shares of its common stock to our vendors for services.

On October 16, 2017, we issued 146,662 shares of our common stock to the holder of a convertible notes issued on March 10, 2017 upon the conversion of $500,445 of principal and interest of such note.

On November 2, 2017, the Company issued 46,875 shares of its common stock in full settlement of $150,000 in principal and interest due to CMGT as a result of promissory notes issued by it in November 2016.

On November 22, 2017, we issued 166,592 shares of our common stock to the holder of a convertible notes issued on November 29, 2016 and March 10, 2017 upon the conversion of $551,771 of principal and interest of such notes.

On November 23, 2017, we issued 13,200 shares of our common stock to an investor upon its conversion of $30,000 in principal in, and $3,000 in interest on, a convertible note purchased from us on November 22, 2016.

On November 29, 2017, we issued 270,270 shares of our common stock to the holder of a convertible notes issued on November 29, 2016 upon the conversion of $1,000,000 of principal of such note and the waiver and release of any other amounts or obligations, including interest, due under such note, a convertible note issued on March 10, 2017 and a convertible note issued on April 7, 2017.

The issuances of the securities mentioned above qualified for the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

ITEM 16.	EXHIBITS.

Exhibit Number	Description
3.1	Articles of Incorporation filed as Exhibit 3 (a) to Form S-1 filed on January 13, 2014 and incorporated herein by reference
3.2	Amendment to Articles of Incorporation, dated July 20, 2015, filed as Exhibit 3.1 to our periodic report filed on Form 8-K on August 3, 2015 and incorporated herein by reference
3.3	Amendment to Articles of Incorporation, dated October 27, 2015, filed as Exhibit 3.1 to our periodic report filed on Form 8-K on October 29, 2015 and incorporated herein by reference
3.4	Articles of Incorporation filed as Exhibit 3 (b) to Form S-1 filed on January 13, 2014 and incorporated herein by reference
4.1	Form of Warrant in connection with this offering**
4.2	Form of Warrant as filed as Exhibit 4.2 to our current report on Form 8-K filed on June 9, 2017 and incorporated herein by reference
4.3	Form of Warrant as filed as Exhibit 10.3 to our current report on Form 8-K filed on August 2, 2017 and incorporated herein by reference
5.1	Opinion of Ortoli Rosenstadt LLP**
10.1	Form of Non-Institutional Promissory Note filed as Exhibit 10.1 to our current report on Form 8-K filed on January 13, 2016 and incorporated herein by reference
10.2
Stock Purchase Agreement for Institutional Promissory Note, dated January 8, 2016, with CMGT filed as Exhibit 10.2 to our current report on Form 8-K filed on January 13, 2016 and incorporated herein by reference

10.3	Form of Institutional Promissory Note filed as Exhibit 10.4 to our current report on Form 8-K filed on January 13, 2016 and incorporated herein by reference
10.4	Advisory Agreement, dated September 8, 2015, with Wombat Capital Ltd. filed as Exhibit 10.5 to our current report on Form 8-K filed on January 13, 2016 and incorporated herein by reference
10.5	Advisory Agreement, dated June 1, 2015, with Ari Jatwes filed as Exhibit 10.6 to our current report on Form 8-K filed on January 13, 2016 and incorporated herein by reference
10.6	Consulting Agreement, dated November 13, 2015, Pharmafor Ltd. filed as Exhibit 10.7 to our current report on Form 8-K filed on January 13, 2016 and incorporated herein by reference
10.7
Executive Services Agreement, dates June 1, 2017, between Denis Corin and Q BioMed Cayman SEZC filed as Exhibit 10.1 to our current report on Form 8-K filed on June 9, 2017 and incorporated herein by reference

10.9	Form of Non-Qualified Stock Option Agreement filed as Exhibit 4.1 to our current report on Form 8-K filed on June 9, 2017 and incorporated herein by reference
10.10
Patent and Technology License and Purchase Option Agreement, dated October 29, 2015, with Mannin Research Inc. filed as Exhibit 10.1 to our annual report on Form 10-K filed on March 11, 2016 and incorporated herein by reference +

10.11
Patent and Technology License and Purchase Option Agreement, dated May 30, 2016, with Bio-Nucleonics Inc., filed as Exhibit 10.1 to our quarterly report on Form 10-Q filed on October 17, 2016 and incorporated herein by reference +

10.12
First Amendment to Patent and Technology License and Purchase Option Agreement, dated September 6, 2016, with Bio-Nucleonics Inc., filed as Exhibit 10.2 to our quarterly report on Form 10-Q filed on October 17, 2016 and incorporated herein by reference +

10.13
License Agreement on Patent & Know-How Technology, dated April 21, 2017, between Q BioMed Inc. and ASDERA LLC filed as Exhibit 10.1 to our quarterly report on Form 10-Q filed on April 25, 2017 and incorporated herein by reference +

10.14
Executive Services Agreement, dated June 5, 2017, between Q BioMed Cayman SEZC and Denis Corin filed as Exhibit 10.1 to our current report on Form 8-K filed on June 9, 2017 and incorporated herein by reference

10.15
Technology License Agreement, dated June 15, 2017, among Q BioMed Inc., Oklahoma Medical Research Foundation and Rajiv Gandhi Centre for BioTechnology filed as Exhibit 10.1 to our current report on Form 8-K filed on June 15, 2017 and incorporated herein by reference +

10.16	Form of Placement Agent Agreement**
21.1
Q BioMed Inc. has one subsidiary: Q BioMed Cayman SEZC, which was incorporated in the Cayman Islands. Q BioMed Inc. has 100% of the voting and dispositive control over Q BioMed Cayman SEZC capital stock.

23.1	Consent of Marcum LLP*
23.2	Consent of Ortoli Rosenstadt LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (included on the signature page to this Registration Statement)*
* Filed herewith
** To be filed by amendment
+ Portions of this exhibit have been omitted pursuant to a request for confidential treatment, and the SEC has granted confidential treatment pursuant to Rule 406 under the Securities Act. Confidential information has been omitted from the exhibit in places marked “****”and has been filed separately with the SEC.

ITEM 17.	UNDERTAKINGS.

(a)
RULE 415 OFFERING

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to the purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectuses relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(e)  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h)  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 22, 2017.

Q BioMed Inc.

By:	/s/ Denis Corin
Denis Corin
Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person in so signing also makes, constitutes and appoints Denis Corin, his or her true and lawful attorney-in-fact, with full power of substitution, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, any and all amendments and post-effective amendments to this Registration Statement, with exhibits to such registration statements and amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ William Rosenstadt	Director	December 22, 2017
William Rosenstadt

/s/ Denis Corin	Director	December 22, 2017
Denis Corin